UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 2)

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MEDIVATION, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY—SUBJECT TO COMPLETION—DATED JUNE 8, 2016

[          ], 2016

Dear Stockholder:

Sanofi has commenced a process seeking to remove, without cause, members of the Board of Directors (the “Board”) of Medivation, Inc. (“Medivation”) and to replace them with its handpicked nominees. Sanofi has initiated this process because the Board unanimously rejected Sanofi’s proposal to acquire Medivation for $52.50 per share in cash. Sanofi’s consent solicitation is an essential element of its plan to seize control of Medivation by means of an opportunistically-timed proposal that substantially undervalues Medivation, its leading oncology franchise and its wholly owned, innovative late-stage pipeline.

The Board strongly believes that Sanofi’s actions are not in the best interests of Medivation and its stockholders. You should read the following Consent Revocation Statement, including the section entitled “Reasons to Reject the Sanofi Consent Proposals,” because it contains important information about why you should reject Sanofi’s efforts to remove and replace Medivation’s directors. Further information is also available at our website http://investors.medivation.com, including a presentation from May 5, 2016, that discusses certain aspects of Sanofi’s proposal and details why the Board and management believe that Medivation should continue to pursue its current business plan. Based on the reasons described in the Consent Revocation Statement, we strongly urge you to reject Sanofi’s efforts to remove the Board and replace Medivation’s directors with its handpicked nominees.

In considering Sanofi’s proposals, the Board believes it is important to keep in mind that neither Sanofi nor its nominees currently have a duty to act in the best interests of Medivation and its stockholders. You can reject Sanofi’s efforts to remove and replace members of the Board by signing, dating and mailing the enclosed GREEN Consent Revocation Card. Even if you have signed Sanofi’s WHITE consent card, you may revoke that consent by signing, dating and mailing the enclosed GREEN Consent Revocation Card.

Regardless of the number of shares of common stock of Medivation that you own, your revocation of consent is important. Please act at your earliest convenience. Thank you for your support.

Sincerely,

David T. Hung, M.D.

President and Chief Executive Officer

If you have any questions about giving your consent revocation or require assistance, please call:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Call Toll-Free: (800) 322-2885

or

Call Collect: (212) 929-5500

Email: Medivation@mackenziepartners.com

Preliminary Consent Revocation Statement — Subject to Completion, Dated June 8, 2016

CONSENT REVOCATION STATEMENT

MEDIVATION, INC.

[                    ], 2016

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF MEDIVATION, INC.

IN OPPOSITION TO

A CONSENT SOLICITATION BY

SANOFI

AND

AVENTIS INC.

This Consent Revocation Statement and the enclosed GREEN Consent Revocation Card are furnished by the Board of Directors (the “Board”) of Medivation, Inc., a Delaware corporation (the “Company” or “Medivation”), to the holders of outstanding shares of the Company’s common stock, par value $0.01 per share (collectively, the “Common Stock”), in connection with the Board’s opposition to the solicitation of written stockholder consents (the “Sanofi Consent Solicitation”) by Sanofi, a French société anonyme (“Sanofi”) and its wholly owned subsidiary, Aventis Inc. (“Aventis”). This Consent Revocation Statement and the enclosed GREEN Consent Revocation Card are first being mailed to stockholders on or about [                    ], 2016.

On April 15, 2016, the Board received an unsolicited, non-binding proposal from Sanofi (which is subject to, among other contingencies, completion of due diligence by Sanofi, the negotiation and execution of definitive agreements and approval of Sanofi’s board of directors) to acquire all of the outstanding shares of Common Stock of the Company at a price of $52.50 per share in cash (the “Sanofi Non-Binding Proposal”). Before the Board could complete its deliberations with respect to and evaluation of the Sanofi Non-Binding Proposal, Sanofi publicly announced that it had made a non-binding proposal to the Board to acquire Medivation for $52.50 per share in cash.

On April 28, 2016, the Board unanimously concluded that the Sanofi Non-Binding Proposal is substantially inadequate and not in the best interests of the Company and its stockholders. The Board reached its conclusion about Sanofi’s proposal based on a thorough analysis of the commercial momentum and outlook of the company’s marketed product, XTANDI®; the prospects of its pipeline; its track record of successful drug development; and its history of delivering superior returns to stockholders. On April 29, 2016, the Company sent a letter to Sanofi and issued a press release setting forth the Board’s conclusion.

The primary purpose of the Sanofi Consent Solicitation is to replace the directors that you duly elected with a slate of nominees chosen by Sanofi (the “Sanofi Nominees”) to further its proposed acquisition of the Company. Sanofi proposes to do this by soliciting your consent to four (4) proposals, each of which is described in this Consent Revocation Statement. The Board believes that Sanofi’s proposals are intended to circumvent the Board’s business judgment, to divert the Company from the continued execution of its business strategy to create stockholder value, and to seize for Sanofi value that rightly belongs to the Company’s stockholders. In its public filings with the Securities and Exchange Commission (the “SEC”), Sanofi has stated its belief that the Sanofi Nominees will, if elected and subject to their fiduciary duties, take actions to facilitate the sale of the Company.

A consent in favor of the Sanofi Consent Solicitation would be a consent to replace all of your experienced and duly elected directors with the Sanofi Nominees, who would then compose the entire Medivation Board and control the Company. Although the Sanofi Nominees would, if elected, be subject to their fiduciary duties under

Delaware law, they could facilitate Sanofi’s acquisition of the Company at a price and on terms determined by Sanofi and the Sanofi Nominees. Your duly elected Board has determined that the Sanofi Non-Binding Proposal is substantially inadequate and is concerned that the Sanofi Nominees would commit the Company to a similarly inadequate proposal.

In considering the Sanofi Non-Binding Proposal and the Sanofi Consent Solicitation, the Board believes that it is important for the Company’s stockholders to recognize that:

•	Sanofi has no duty to act in the best interests of the Company’s stockholders (including when selecting potential nominees to serve on your Board);

•	it would be in Sanofi’s and its shareholders’ own interest to buy Medivation at the lowest possible price;

•	although Sanofi has stated its belief that the Sanofi Nominees would be independent for purposes of the Company’s standards and the requirements of NASDAQ, all of them have been paid a fee and are entitled to be indemnified, by Sanofi, for serving as a Sanofi Nominee;

•	if the Sanofi Nominees are elected to replace the Board, it is possible that the Sanofi Nominees would commit the Company to a transaction with Sanofi at a price that your Board has determined to be substantially inadequate and not in the best interests of the Company and its stockholders; and

•	although the Sanofi Nominees, if elected, will be subject to the same fiduciary duties under Delaware law as the current directors, there is no guarantee that the Sanofi Nominees will vigorously negotiate with Sanofi (or any other strategic third party) on behalf of the Company’s stockholders.

Each member of your current Board was selected for nomination through a process designed to foster good corporate governance practices. Please see the discussion in this Consent Revocation Statement under the heading “Information Regarding Our Board of Directors and Corporate Governance.”

We believe that your interests will be best served if your Board, acting independently of Sanofi, continues to be responsible for evaluating all of the alternatives and options available to the Company. Your Board is comprised of 8 directors, 6 of whom we believe are independent under the applicable NASDAQ listing standards and 7 of whom we believe would be considered disinterested in a transaction with Sanofi (for more information, see the section entitled, “Information Regarding Our Board of Directors and Corporate Governance—Independence of Our Board of Directors”). We believe that your Board—which is composed predominantly of independent and disinterested directors—is better able to evaluate what action is in the best interests of the Company’s stockholders and to decide on a course of action that will protect and enhance stockholder value than are the Sanofi Nominees. Therefore, we are soliciting the revocation of any consents that may have been given in response to the Sanofi Consent Solicitation.

YOUR BOARD UNANIMOUSLY OPPOSES THE SANOFI CONSENT SOLICITATION. YOUR BOARD, WHICH IS COMPOSED PREDOMINANTLY OF INDEPENDENT AND DISINTERESTED DIRECTORS, IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OF THE COMPANY’S STOCKHOLDERS.

YOUR BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY SANOFI BUT INSTEAD TO SIGN AND RETURN THE GREEN CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

If you have previously signed and returned Sanofi’s WHITE consent card, you have every right to change your decision and revoke your consent. Whether or not you have signed the WHITE consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed GREEN Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a GREEN Consent Revocation Card. Please act today and have your voice heard regarding the future of your Company.

In accordance with the Company’s Bylaws, the Board has set June 1, 2016 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the Sanofi Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Sanofi Consent Solicitation.

If you have any questions about giving your consent revocation or require assistance, please call:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Call Toll-Free: (800) 322-2885

or

Call Collect: (212) 929-5500

Email: Medivation@mackenziepartners.com

FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which may be identified by their use of words like “plans,” “expects,” “will,” “should,” “could,” “anticipates,” “intends,” “projects,” “estimates,” “guidance,” “possible,” “continue” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, potential additional indications, addressable patient populations and market sizes, market position, expenditures, financial results, patent and other intellectual property rights and similar matters, are forward-looking statements. Forward-looking statements are based on certain assumptions and expectations of future events. The Company cannot guarantee that these assumptions and expectations are accurate or will be realized. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully in documents filed with the SEC by the Company, particularly under the heading “Risk Factors” in Part 1, Item 1A of Medivation’s Annual Report on Form 10-K, for the year ended December 31, 2015 and subsequent filings with the SEC, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to:

•	Medivation’s inability to further commercialize XTANDI® (enzalutamide) in the U.S.;

•	Medivation’s dependence on its collaboration relationship with Astellas to support the continued commercialization of XTANDI capsules despite increasing competition;

•	competition from other approved products, including those that operate similarly to XTANDI, and generic products;

•	the timing and unpredictability of regulatory approvals;

•	unanticipated cash requirements to support current operations, expand the Company’s business or incur capital expenditures;

•	a finding that the Company’s patents are invalid or unenforceable or that generic versions of the Company’s marketed products do not infringe the Company’s patents or the “at risk” launch of generic versions of the Company’s products;

•	the failure to attract and retain senior management personnel;

•	the failure to comply with extensive, strictly enforced regulatory requirements to develop, obtain, and maintain marketing approval for any of the Company’s product candidates;

•	healthcare reform initiatives that could result in selling products at lower prices;

•	market conditions generally or in the biopharmaceutical industry that make raising capital or consummating acquisitions difficult, expensive or both;

•	enactment of new government laws, regulations, court decisions, regulatory interpretations or other initiatives that are adverse to the Company’s interests; and

•	pending, threatened or future legal proceedings, including in connection with the Sanofi Non-Binding Proposal and the Sanofi Consent Proposals.

Any forward-looking statement made by us in this Consent Revocation Statement speaks only as of the date on which we make it. Factors or events that could cause Medivation’s actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. Except as required by applicable law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

DESCRIPTION OF THE SANOFI CONSENT SOLICITATION

As set forth in its consent solicitation materials filed with the SEC, Sanofi is soliciting consents in favor of the following proposals:

(1) that any changes to the amended and restated bylaws of the Company filed with the SEC on February 13, 2015 (the “Medivation Bylaws”) be repealed (the “Bylaw Restoration Proposal”);

(2) that Section 17(a) of Article IV of the Medivation Bylaws be amended to expressly provide that any vacancies on the Board may be filled by the stockholders of the Company and those vacancies on the Board resulting from a removal of directors by the stockholders shall be filled exclusively by the stockholders (the “Board Vacancy Proposal”);

(3) that each of the eight (8) directors of the Company, Kim D. Blickenstaff, Kathryn E. Falberg, David T. Hung, Michael L. King, C. Patrick Machado, Dawn Svoronos, W. Anthony Vernon and Wendy L. Yarno and each person, if any, nominated, appointed or elected by the Board prior to the effectiveness of the written consent solicitation to become a member of the Board at any future time or upon any event, be and hereby is removed (the “Removal Proposal”); and

(4) that each of the following eight (8) individuals be elected to serve as a director of the Company: Michael E. Campbell, Barbara Deptula, Wendy E. Lane, Ronald S. Rolfe, Steven J. Shulman, Charles P. Slacik, James L. Tyree and David A. Wilson (the “Election Proposal” and together with the Bylaw Restoration Proposal, the Board Vacancy Proposal and the Removal Proposal, the “Sanofi Consent Proposals”).

Sanofi has conditioned the effectiveness of the Election Proposal upon the effectiveness of the Board Vacancy Proposal and the Removal Proposal. In addition, Sanofi has also stated that if it receives sufficient consents for the Removal Proposal but insufficient consents for the Election Proposal, it would not deliver consents to the Company to avoid a situation where the Company would not have any directors. However, in the event that the Removal Proposal passed but the Election Proposal failed to pass, the Company’s directors would be removed as directors of the Company and the vacancies on the Board resulting therefrom would not have been filled by the stockholders of the Company. Any stockholder or officer of the Company, among others, may consequently apply to the Court of Chancery of the State of Delaware for a decree summarily ordering the election of directors at a meeting of stockholders of the Company in accordance with the provisions of Delaware law.

We believe that the Sanofi Consent Proposals are designed to enable Sanofi to take control of your Board in order to facilitate Sanofi’s acquisition of the Company pursuant to a proposal that your Board has determined is substantially inadequate and not in the best interests of the Company and its stockholders.

The Board believes that the purpose of the Sanofi Consent Proposals and the Sanofi Consent Solicitation, including the imposition by Sanofi of a [●], 2016 deadline (that is not required by law) to deliver written consents, is to unduly pressure the Board and the Company’s stockholders, to limit the Board’s and the Company’s stockholders’ options and flexibility in evaluating and responding to the Sanofi Non-Binding Proposal and to prevent the Board from acting in the best interests of the Company and its stockholders. The Board believes that this pressure is not in your best interests.

A consent in favor of the Sanofi Consent Proposals would be a consent to replace all your experienced and duly elected directors with the Sanofi Nominees, who would then comprise the entire Board and control the Company. Although the Sanofi Nominees would, if elected, be subject to fiduciary duties under Delaware law, they could facilitate Sanofi’s acquisition of the Company at a price and on terms determined by Sanofi and the Sanofi Nominees. Sanofi would like you to believe that the Sanofi Nominees, if elected, would be able to oversee the Company’s business and pursue the best interests of the Company’s stockholders free from conflicts of interest. But the Board believes that the Company’s stockholders should have concerns that the Sanofi Nominees, despite being subject to the same fiduciary duties under Delaware law as the current directors:

•	may have conflicts of interest;

•	lack substantial industry experience to enable them to properly evaluate the potential opportunities for Medivation’s marketed product and late-stage pipeline of assets;

•	will not have an established track record of enhancing value for all of the Company’s stockholders;

•	will not have intimate knowledge of the Company, its employees, its day-to-day operations or its products and pipeline;

•	may not independently evaluate and manage the Company’s business to enhance value for all of the Company’s stockholders;

•	may not undertake a comprehensive and impartial review of all of the Company’s strategic alternatives (including Medivation’s prospects as a standalone company) other than the Sanofi Non-Binding Proposal; and

•	may not vigorously negotiate with Sanofi (or any other third party) on behalf of Medivation’s stockholders.

In considering the Sanofi Non-Binding Proposal and the Sanofi Consent Solicitation, the Board believes that the Company’s stockholders should recognize that it would be in Sanofi’s and its shareholders’ interest to buy Medivation at the lowest possible price, and Sanofi has no duty to act in the best interests of the Company’s stockholders, including in selecting the Sanofi Nominees. If all or some of the Sanofi Nominees are elected to replace members of the Board, the Sanofi Nominees may approve a sale of the Company to Sanofi at a price your Board has determined to be substantially inadequate and without sufficiently exploring the Company’s alternatives and options.

The Board believes that your interests will be best served if the current Board, acting completely independently of Sanofi, continues to be responsible for evaluating the strategic alternatives available to the Company. We believe that the current Board—which is composed predominantly of independent and disinterested directors—is better able to:

•	evaluate what action is in the best interests of the Company’s stockholders; and

•	decide on a course of action that will protect and enhance stockholder value.

Therefore, we are soliciting the revocation of any consents that may have been given in response to the Sanofi Consent Solicitation.

YOUR BOARD UNANIMOUSLY OPPOSES THE SANOFI CONSENT SOLICITATION. YOUR BOARD, WHICH IS COMPOSED PREDOMINANTLY OF INDEPENDENT AND DISINTERESTED DIRECTORS, IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OF THE COMPANY’S STOCKHOLDERS.

YOUR BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY SANOFI, BUT INSTEAD TO SIGN AND RETURN THE GREEN CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

If you have previously signed and returned Sanofi’s WHITE consent card, you have every right to change your mind and revoke your consent. Whether or not you have signed the WHITE consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed GREEN Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a GREEN Consent Revocation Card. Please act today.

In accordance with the Company’s Bylaws, the Board set June 1, 2016 as the Record Date for the Sanofi Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Sanofi Consent Solicitation. On June 6, 2016, the Company received a signed consent card from Aventis dated June 3, 2016. The delivery of the signed consent card started the 60 day consent solicitation period, which ends on August 2, 2016. However, Sanofi has imposed a [●], 2016 deadline, which is not required by law.

If you have any questions about giving your consent revocation or require assistance, please call MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016. Stockholders may call MacKenzie Partners, Inc. collect at (212) 929-5500 or toll-free at (800) 322-2885 and by email at Medivation@mackenziepartners.com.

REASONS TO REJECT THE SANOFI CONSENT PROPOSALS

The Sanofi Consent Proposals are designed to enable the Sanofi Nominees to take over the entire Board and control the Company. The Board believes that the purpose of the Sanofi Consent Proposals and the Sanofi Consent Solicitation, including the imposition by Sanofi of a [●], 2016 deadline (that is not required by law) to deliver written consents, is to unduly pressure the Board and the Company’s stockholders, to limit the Board’s and the Company’s stockholders’ options and flexibility in evaluating and responding to the Sanofi Non-Binding Proposal, and to prevent the Board from acting in the best interests of the Company and its stockholders. The Board believes that this pressure is not in your best interests.

The Sanofi Consent Solicitation is an Attempt to Remove and Replace your Directors Who Have a Long Track Record of and Commitment to Acting in the Best Interests of the Company’s Stockholders.

•	A consent in favor of the Sanofi Consent Proposals would be a consent to replace all of your experienced and duly elected directors with the Sanofi Nominees, who would then compose the entire Board and control the Company.

•	Your Board has a strong track record of acting in the best interests of the Company’s stockholders. Your Board, which is composed predominantly of independent and disinterested directors, is committed to enhancing value for all of the Company’s stockholders.

•	The Company has created enormous value during the stewardship of the current Board and is poised to continue its stellar track record as discussed below.

•	Each of the Company’s current directors has first-hand working knowledge of the Company, its operations, its employees, its marketed product and pipeline. In contrast, Sanofi and the Sanofi Nominees have limited or no familiarity with the Company and collectively lack experience in the biopharmaceutical industry. In order to act on behalf of the Company’s stockholders, and evaluate the Company’s strategic alternatives appropriately, the Sanofi Nominees would need to spend considerable time and expense to obtain the knowledge necessary to understand the Company’s operations and its prospects, as they would not have the benefit of the decades of cumulative experience of the current members of the Board.

•	The Board believes that the interests of the Company’s stockholders will be best served if the Company’s current directors, acting independently from (and without any connection to) Sanofi, are given the opportunity to continue to oversee the execution of the Company’s plan to enhance value for all of the Company’s stockholders.

Sanofi Seeks, through the Sanofi Consent Solicitation, to Seize Control of Medivation by Means of an Opportunistic Proposal to Cash Out the Company’s Stockholders at a Price the Board Has Determined To Be Substantially Inadequate.

•	The Board has unanimously concluded that the Sanofi Non-Binding Proposal is substantially inadequate. On April 28, 2016, after carefully considering the Sanofi Non-Binding Proposal, the Board unanimously concluded that the Sanofi Non-Binding Proposal is substantially inadequate and not in the best interests of the Company and its stockholders.

•

The timing of the Sanofi Non-Binding Proposal is highly opportunistic. Sanofi’s tactics are designed to obtain for its own shareholders the value that Medivation is creating and that rightfully belongs to Medivation’s stockholders. Sanofi’s unsolicited approach followed a period of significant dislocation in the biotechnology market. Sanofi timed its proposal so that the price it proposed is meaningfully less than the price levels at which Medivation Common Stock has traded in the past year. Despite Sanofi’s claim that its proposal represents a premium of over 50% to Medivation’s two-month volume weighted average trading price, the “unaffected” share price that Sanofi uses to make this claim coincided with a recent low point for the NASDAQ Biotechnology Index. Thus, while the timing for a business combination may be extremely advantageous for Sanofi, it is correspondingly ill-timed for Medivation’s stockholders.

•	Sanofi’s tactics are designed to disadvantage Medivation’s stockholders and divert attention from the substantially inadequate and highly opportunistic nature of its proposal. The Sanofi Consent Solicitation process is an attempt by Sanofi to circumvent your Board’s business judgment and divert attention from its substantially inadequate proposal, which your Board believes is not close to a reasonable starting point for providing access to Medivation’s proprietary information or commencing strategic discussions.

When Sanofi first contacted Medivation expressing interest in a possible business combination, our Chief Executive Officer acknowledged the letter he had received and notified Sanofi that our Board would review the proposal and respond to Sanofi once it had completed its review. Sanofi did not wait for a response before making its proposal public a mere eight business days later, demonstrating what we believe is Sanofi’s intention to act opportunistically and disadvantage Company stockholders. In our view, Sanofi recognizes that the longer it waits, the less attractive its proposal will appear, as key dates representing potential value-creating milestones for Medivation draw ever closer. Similarly, Sanofi’s Consent Solicitation tactics have the objective of disadvantaging Company stockholders by removing experienced and effective directors, who are duty bound to act in the best interests of the Company and its stockholders (in contrast to Sanofi, which owes no duty to Medivation or its stockholders), and replacing them with Sanofi’s hand-picked nominees.

•

Sanofi is acting before Medivation’s stockholders and the financial markets are able to assess a number of potentially key value-creating milestones for Medivation. The Board believes that Sanofi is attempting to pressure the Company’s stockholders into making a rushed judgment about the future of the Company by setting a [●], 2016 deadline (that is not required by law) to deliver written consents. Sanofi is well aware that the likelihood of success of the Sanofi Non-Binding Proposal may decrease dramatically depending on the outcome of certain key near- and long-term events expected in the coming months with respect to XTANDI and Medivation’s wholly owned, innovative late-stage pipeline assets. As such, Sanofi has opportunistically timed the Sanofi Consent Solicitation to force the Company’s stockholders to take action before these potential value-creating events have occurred and before the market can properly reflect the results of these events in the price of Medivation’s stock.

Medivation Has Achieved Great Success under Your Board of Directors and Stockholders Have Been Rewarded with Extraordinary Returns.

•	Medivation has an outstanding track record of delivering value, generating a total stockholder return of more than 15,000% since its first financing as a publicly traded company based on the closing price of Medivation’s Common Stock on May 4, 2016.

•	Medivation has generated more than 950% total stockholder return over the last five years and more than 4,400% total stockholder return over the last ten years based on the closing price of Medivation’s Common Stock on May 4, 2016. The comparable returns for the NASDAQ Biotechnology Index were 144% and 245%, respectively.

•	Medivation has already achieved two years of profitability, with minimal dilutive capital raises. What makes this achievement more impressive is the fact that XTANDI was launched 16 months after Johnson & Johnson launched another hormonal prostate cancer product. XTANDI has now passed Johnson & Johnson’s earlier launched drug to become the leading novel hormonal prostate cancer therapy in the United States by sales and prescriptions.

•	Importantly, the key drivers for Medivation’s future success remain in place with its two wholly owned late-stage oncology assets that have the potential to be blockbuster oncology products.

The Board Believes that the Sanofi Nominees—Through Whom Sanofi Seeks to Seize Control of Medivation—Are Not in the Best Position to Serve the Interests of the Company’s Stockholders.

•	Although the Sanofi Nominees would, if elected, be subject to fiduciary duties under Delaware law, they could facilitate Sanofi’s acquisition of the Company at a price that your Board has determined is substantially inadequate and not in the best interests of the Company and its stockholders.

•	In considering the Sanofi Non-Binding Proposal and the Sanofi Consent Solicitation, your Board believes that it is important for the Company’s stockholders to recognize that Sanofi has no duty to act in the best interests of the Company’s stockholders (including in selecting the Sanofi Nominees to serve on your Board). It would be in Sanofi’s and its shareholders’ interest to buy the Company at the lowest possible price.

•	Although Sanofi’s consent solicitation materials describe its proposed slate of directors as “independent,” all of them have been selected by Sanofi and Sanofi’s goal is to facilitate its acquisition of the Company on terms that are as favorable to Sanofi and its shareholders as possible. In fact, Sanofi has stated its belief that the Sanofi Nominees will, if elected and subject to their fiduciary duties, take actions to facilitate the sale of the Company. Additionally, Sanofi has paid a nomination fee to each Sanofi Nominee and agreed to indemnify each of the Sanofi Nominees from and against any claims arising from any such person serving as a Sanofi Nominee. Although the Sanofi Nominees, if elected, will be subject to the same fiduciary duties under Delaware law as the current directors, there is no guarantee that the Sanofi Nominees will vigorously negotiate with Sanofi on behalf of the Company’s stockholders.

•	Even if the Company’s stockholders consent to the replacement of the current Board with the Sanofi Nominees, Sanofi may choose not to continue to pursue or complete the acquisition of the Company contemplated by the Sanofi Non-Binding Proposal. In that situation, the Company’s stockholders will have replaced its current Board with Sanofi Nominees that lack in-depth knowledge and expertise. In this regard, we believe that stockholders should consider the current Board’s strong track record of acting in the best interests of the Company’s stockholders, their first-hand working knowledge of the Company, its operations, its employees, its marketed product and pipeline, and the enormous value created for the Company’s stockholders during the tenure of the current Board. Based on Sanofi’s poor track record in the development and commercialization of oncology treatments, there is no reason to believe that Sanofi’s nominees to the Board will be able to manage the Company and enhance its value for the benefit of all of the Company’s stockholders if the Sanofi Non-Binding Proposal is not consummated for any reason.

•	The Sanofi Nominees do not have in-depth knowledge of Medivation, its employees, its day-to-day operations or its product and pipeline, which would take considerable time to develop, especially considering the overall lack of experience of the Sanofi Nominees in the industry in which Medivation operates.

The Sanofi Consent Solicitation Is a Tactic to Facilitate the Sanofi Non-Binding Proposal, Which Substantially Undervalues the Company and its Leading Oncology Franchise.

•	The Sanofi Non-Binding Proposal does not reflect the value inherent in Medivation’s future prospects. Medivation has built XTANDI into a rapidly growing, multi-billion dollar oncology product. The Company has significant scarcity value as one of only a few profitable, commercial-stage oncology companies.

•	Medivation has had tremendous success taking XTANDI to market. It took Medivation only seven quarters following the launch of XTANDI to achieve profitability, which is one of the fastest times to profitability achieved in the industry. Since 2012, the Company’s revenues have increased at a compounded annual growth rate of 126%.

•

XTANDI is one of the top selling oncology products in the world and is projected to grow significantly. In 2015, XTANDI generated worldwide sales of more than $1.9 billion, making it the eighth largest oncology product (measured by sales), and XTANDI is projected to become the world’s fourth largest oncology product (measured by sales) by 2021 and the second best-selling drug in Europe across all therapeutic areas in 2022.

•	XTANDI’s duration of therapy has the potential to further increase as the product is prescribed and/or approved for treatment in patients with less advanced prostate cancer. XTANDI’s duration of therapy has more than doubled since its launch, from less than four months to nearly eight months, and experience from the Company’s completed clinical studies of XTANDI supports the Company’s projections of continued increases in duration of use of XTANDI in the treatment of prostate cancer. Furthermore, if the Company successfully completes its ongoing clinical studies of XTANDI in non-metastatic and less advanced prostate cancer and receives approval for these indications, the Company expects further increases in treatment duration.

•	XTANDI’s patent life should enable Medivation to capitalize on further applications of the product. There are over 10 years of remaining life on the composition of matter patent for XTANDI, as well as the potential to develop and/or perfect additional intellectual property rights that could extend the exclusivity period for XTANDI. With such a runway, Medivation is well positioned to capitalize on substantial near-term commercial opportunities for XTANDI, including in urologic and breast cancer indications, which could significantly expand the size of XTANDI’s addressable market.

•	XTANDI has potential application in other cancer treatments that have a large addressable patient population. Beyond prostate cancer, XTANDI is being studied in a broader range of oncology indications, including breast and hepatocellular cancers. For example, in 2016, the opportunity for XTANDI in these additional oncology indications represents the potential to treat 90,000 new patients in the United States who represent an addressable market of $3.5 billion, making XTANDI a significant future commercial opportunity for Medivation. We believe that the Sanofi Non-Binding Proposal does not adequately reflect the potential expansion of the addressable market for XTANDI, which, when taken together with the addressable market for prostate cancer, may be more than $18.5 billion in the United States alone.

•	XTANDI’s success has laid the groundwork for future growth of Medivation. XTANDI’s success has not only allowed Medivation to grow quickly into a profitable company, but it has also allowed Medivation to make strategic investments and acquire other significant oncology assets, which we believe have enormous upside potential.

The Sanofi Non-Binding Proposal, which Sanofi Seeks to Pursue through the Sanofi Consent Solicitation, would Deny Medivation’s Stockholders the Value of Medivation’s Wholly Owned, Innovative Late-Stage Pipeline.

•	The Sanofi Non-Binding Proposal seeks to deny our stockholders the value of Medivation’s highly promising, late-stage pipeline, and instead secure it for the benefit of Sanofi and its shareholders. In addition to its leading oncology franchise, Medivation has a highly promising, late-stage oncology pipeline with upcoming milestones that we believe have the potential to increase the pipeline’s value dramatically.

•	Talazoparib has blockbuster potential even greater than XTANDI. Talazoparib, which the Company acquired just seven months ago, represents another blockbuster opportunity as a potentially best-in-class PARP inhibitor targeting a wide range of oncology indications. The Board believes talazoparib’s potential may be even greater than that of XTANDI, in light of the fact that DNA repair and replication, which talazoparib targets, is an essential part of all cancer growth.

•	Recent transactions have validated the potential value of talazoparib. For example, despite being approved in only one narrow indication, AstraZeneca’s PARP inhibitor, olaparib, is generating approximately $175 million in annualized revenues approximately one year after launch. Similarly, Johnson & Johnson further validated the potential value of PARP inhibition in treating prostate cancer by in-licensing the rights to just the prostate cancer indication for Tesaro’s PARP inhibitor, niraparib, at a cost of up to $500 million in payments, plus double-digit royalties.

•	Pidilizumab has enormous potential value as a unique and combinable asset. The Company has made significant progress with pidilizumab since licensing it from CureTech in the fourth quarter of 2014, and has taken important strides towards understanding pidilizumab’s mechanism of action. This should in turn generate new opportunities for Medivation as potential partners better understand how pidilizumab works and how to use it in combination with other therapies. Moreover, the Company has initiated a potentially registrational Phase II trial for pidilizumab in relapse or refractory diffuse large b-cell lymphoma, and it is preparing to move forward with pidilizumab in the treatment of multiple myeloma.

•	Talazoparib and pidilizumab represent enormous opportunities for Medivation’s stockholders. Medivation’s management believes that the addressable market for talazoparib in just the United States and Europe is more than $30 billion and that the addressable market for pidilizumab just in the United States is more than $5 billion.

•	Medivation’s current stock price does not fully value its wholly owned late-stage pipeline. Our Board believes that the additional value attributable to our wholly owned, robust and highly attractive pipeline has not yet been recognized in Medivation’s stock price and certainly not in the Sanofi Non-Binding Proposal, which is priced at 21% below Medivation’s 52-week trading high.

Medivation’s Extraordinary Results, Combined with the Strength of its Leading Oncology Franchise and its Wholly Owned, Innovative Late-Stage Pipeline, Make the Board Confident About Medivation’s Future.

•	Medivation has an outstanding track record of delivering value to stockholders. Since its first financing as a publicly traded company, Medivation has generated total stockholder return of more than 15,000% based on the closing price of Medivation’s Common Stock on May 4, 2016. In addition, Medivation has generated more than 950% total stockholder return over the last five years and more than 4,400% total stockholder return over the last ten years based on the closing price of Medivation’s Common Stock on May 4, 2016. The comparable returns for the NASDAQ Biotechnology Index were 144% and 245%, respectively

•	The Board is optimistic that Medivation’s innovative late-stage pipeline will be highly beneficial to patients and extraordinarily valuable to stockholders. Based on Medivation’s past performance, the quality of its personnel, its current oncology franchise and its highly promising pipeline, the Board has confidence that Medivation will achieve its strategic goals, including:

•	capitalizing on its substantial, near-term commercial opportunity in urology;

•	extending XTANDI’s treatment duration for prostate cancer by successfully moving it into earlier phases of the prostate cancer treatment paradigm;

•	capturing further market share for XTANDI outside of the United States;

•	capitalizing on talazoparib’s broad potential application to become another blockbuster product; and

•	confirming pidilizumab’s mechanism of action and defining a program to commercialize this unique and combinable asset.

•

In addition to its oncology franchise and its highly promising, late-stage pipeline, Medivation has proven its ability to identify underappreciated assets and develop them for the benefit of patients and the Company’s stockholders. In 2005, large pharmaceutical companies had the opportunity to acquire certain intellectual property rights covering the active ingredient in XTANDI from UCLA. The Company was able to in-license the intellectual property rights despite the interest of these large competitors because, among other things, of its expressed commitment to invest significant time and resources to turn the intellectual property rights into a commercially available treatment for patients in as short a time as possible. Similarly, the Company acquired the worldwide rights to talazoparib just seven months ago from BioMarin, again demonstrating an ability to move quickly and boldly by completing the acquisition before several developments provided new evidence of the value of PARP inhibitors. These developments included:

•	a study published by the New England Journal of Medicine that validated the power of PARP inhibition in a very heavily pretreated population of metastatic CRPC patients;

•	the grant by the FDA of breakthrough therapy designation for a PARP inhibitor in prostate cancer; and

•	the achievement by AstraZeneca’s PARP inhibitor, olaparib, of annualized sales of over $175 million despite being approved in only one narrow indication.

In this case, the Company’s particular appreciation for scientific mechanistic differences between talazoparib and other PARP inhibitors allowed Medivation to acquire talazoparib at an attractive valuation.

Sanofi’s Track Record in Oncology Raises Serious Concerns About its Ability to Ascribe Appropriate Value to Medivation’s Business, Which Further Supports the Board’s Decision to Reject the Sanofi Non-Binding Proposal.

•	Sanofi’s track record in oncology raises serious concerns about its understanding of the value of Medivation’s business. Sanofi’s performance in oncology suggests that it may not be well-suited to evaluate or realize the significant opportunities associated with Medivation’s oncology assets. For example, Sanofi has successfully developed and received approval for only two oncology products in the last 10 years, and its most recently launched oncology product, Jevtana, generated peak sales three months after launch and has generally declined in sales ever since. Based on Sanofi’s track record in oncology, we do not believe that Sanofi can fully appreciate the value of our oncology assets, and that Sanofi may therefore not be in a position to offer Medivation’s stockholders appropriate value for our oncology portfolio and pipeline.

•	Sanofi’s difficulty in developing Genzyme’s oncology agent alemtuzumab for a new indication casts further doubt on Sanofi’s ability to ascribe appropriate value to Medivation’s oncology franchise and pipeline. Sanofi’s lengthy attempt to develop Genzyme’s alemtuzumab for multiple sclerosis (Sanofi took 29 months to receive approval for only a subset of patients) limited the drug’s commercial value. Holders of the contingent value rights issued by Sanofi in its 2011 acquisition of Genzyme have sued Sanofi claiming that these setbacks resulted from Sanofi’s failure to address the FDA’s repeated concerns and other missteps in the development process. The contingent value right holders have alleged that the flawed development efforts resulted from Sanofi’s bad faith. In any event, we believe that the failure of Sanofi to maximize the commercial value of alemtuzumab may also cause Sanofi to ascribe an inappropriately conservative value to our oncology franchise and pipeline.

•	Sanofi is attempting to capitalize on Medivation’s outstanding record of identifying blockbuster opportunities in oncology to make up for its past failures. Sanofi had the opportunity to acquire some of the same oncology assets that Medivation owns today. Now, in hindsight, implicitly acknowledging the outstanding track record in oncology which Medivation has achieved, Sanofi has made a lowball, opportunistic proposal in an effort to seize the potential value of Medivation’s oncology franchise and pipeline and reward its own shareholders, at the expense of Medivation’s stockholders, for value that Sanofi failed to identify and create on its own.

The Sanofi Non-Binding Proposal, which Sanofi Seeks to Pursue through the Sanofi Consent Solicitation, is Subject to Material Contingencies that Create Major Uncertainty and Risk.

•

The Sanofi Non-Binding Proposal Contains a very Lengthy List of Due Diligence Requirements. The Sanofi Non-Binding Proposal is conditioned on a due diligence investigation by Sanofi, which would enable Sanofi to walk away from a potential transaction for any or no reason at any time, including following completion of its due diligence review. The Sanofi Non-Binding Proposal contains a long list of matters that would be subject to Sanofi’s completion of its due diligence process, including the following areas of due diligence, which it specifically identified in its letter containing the Sanofi Non-Binding Proposal:

•	Financial;

•	Accounting;

•	Tax;

•	Legal;

•	Clinical;

•	Pricing;

•	Compliance;

•	Regulatory information; and

•	Review of the Astellas collaboration agreement.

•	The Sanofi Non-Binding Proposal Has Not Been Approved by Sanofi’s Board of Directors. The Sanofi Non-Binding Proposal is still subject to the approval of Sanofi’s board of directors, which means that Sanofi could replace Medivation’s board and then rescind its non-binding proposal if Sanofi’s board of directors decides, for any or no reason at all, not to authorize the consummation of a transaction. Sanofi’s board of directors has no obligation whatsoever to act in the best interests of Medivation and its stockholders.

•	Medivation’s Stockholders Have No Assurance that the Sanofi Non-Binding Proposal Can Be Completed. The Sanofi Non-Binding Proposal is subject to the negotiation and execution of definitive transaction agreements, which transaction could only be completed upon the receipt of some unspecified, post-signing Sanofi internal approvals. According to Sanofi’s proposal letter, “[the Sanofi Non-Binding Proposal] is subject to…the satisfaction of customary closing conditions, including the receipt of required internal and governmental or regulatory approvals.” Any post-signing internal closing conditions could give Sanofi the unilateral right to terminate a transaction even after the negotiation of definitive transaction agreements.

In summary, the Board believes that the handpicked Sanofi Nominees have been chosen by Sanofi not to protect the interests of Medivation’s stockholders, but rather for the primary purpose of approving a transaction that the Board has already determined to be substantially inadequate and not in the best interests of Medivation and its stockholders. The Board believes that Sanofi’s opportunistic proposal—which substantially undervalues the Company’s marketed product and highly promising, late-stage pipeline of oncology assets—is designed to benefit Sanofi and its shareholders at the expense of the Company’s stockholders. The Board is confident that the Company will, consistent with its outstanding track record, deliver greater value to its stockholders by executing its strategic plan rather than pursuing or negotiating with respect to the Sanofi Non-Binding Proposal, which is subject to material contingencies and substantially undervalues the Company.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS OF THE COMPANY STRONGLY BELIEVES THAT THE SANOFI CONSENT SOLICITATION IS NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS.

WE URGE STOCKHOLDERS TO REJECT THE SANOFI CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED TODAY.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN CONSENT REVOCATION CARD TODAY.

BACKGROUND OF THE SANOFI CONSENT SOLICITATION

On March 22, 2016, Olivier Brandicourt, Chief Executive Officer of Sanofi, contacted David Hung, President and Chief Executive Officer of Medivation, on an unsolicited basis, requesting a telephone discussion.

On March 23, 2016, Dr. Brandicourt reiterated his request to Dr. Hung for a telephone discussion and also requested an in-person meeting with Dr. Hung.

On March 24, 2016, the Board held a special meeting attended by management of the Company and representatives of J.P. Morgan Securities LLC (“JP Morgan”), retained as independent financial advisor to Medivation, and Cooley LLP (“Cooley”), Medivation’s legal advisor. At this meeting, the Board discussed Dr. Brandicourt’s request for a call and meeting. At the conclusion of the meeting, the Board directed Dr. Hung to proceed with an initial call and report any relevant discussion.

On March 25, 2016, Drs. Brandicourt and Hung had an initial telephone discussion during which Dr. Brandicourt expressed interest in pursuing a possible strategic transaction. Dr. Hung told Dr. Brandicourt that he would report Sanofi’s interest to the Board.

Following that discussion, the Board held a special meeting attended by management of the Company, representatives of JP Morgan and Cooley to discuss the preliminary interest conveyed by Dr. Brandicourt. The Board evaluated, with input from its financial and legal advisors, Sanofi’s expression of interest. The Board determined that, given the speculative nature of the inquiry, the then-current market price of the Common Stock (as well as the relative position of the equity markets generally) and the potential value in the Company’s well-defined strategic plan, it was not the appropriate time for the Company to engage in discussions relating to a strategic transaction with Sanofi.

On March 30, 2016, Dr. Hung and Dr. Brandicourt scheduled a discussion for April 3, 2016 to discuss the Board’s feedback.

On April 3, 2016, Dr. Hung informed Dr. Brandicourt that the Board, following a review and discussion of Dr. Brandicourt’s expression of interest, had determined that it was not an appropriate time for Medivation to consider a possible strategic transaction.

On April 14, 2016, Dr. Brandicourt requested to schedule a telephone conversation with Dr. Hung in the coming few days. Given his travel schedule that day, Dr. Hung did not immediately return the message.

On April 15, 2016, Dr. Hung received a letter, dated April 13, 2016, from Dr. Brandicourt, setting forth a non-binding proposal from Sanofi to acquire the Company for $52.50 per share of Common Stock, subject to the completion of due diligence, the negotiation and execution of definitive agreements, and the approval of Sanofi’s board of directors (previously referred to as the Sanofi Non-Binding Proposal).

Later that day, the Board convened a special meeting to discuss, with management of the Company and representatives from JPMorgan and Cooley, the Sanofi Non-Binding Proposal. The Board determined that additional review, discussion and analysis was required prior to any formal response to Sanofi.

On April 18, 2016, Dr. Hung informed Dr. Brandicourt that the Company had received the Sanofi Non-Binding Proposal and that the Board would review it.

On April 22, 2016, the Board held a regular meeting at which, among other topics, the Board continued to discuss and evaluate the Sanofi Non-Binding Proposal with its legal advisors, determined to engage Evercore Group L.L.C. (“Evercore”) as an additional independent financial advisor to Medivation, and scheduled special meetings of the Board to be held on April 27, 2016 and April 28, 2016 to further review and analyze the Sanofi Non-Binding Proposal.

At a special meeting of the Board on April 27, 2016, the Board continued its review of the Sanofi Non-Binding Proposal with input from management of the Company and representatives of JP Morgan and Cooley.

On the morning of April 28, 2016, Dr. Brandicourt informed Dr. Hung that Sanofi intended to make the content of the Sanofi Non-Binding Proposal public. Immediately thereafter, Sanofi issued a press release publicly announcing the Sanofi Non-Binding Proposal.

Later that morning, the Board held its previously scheduled special meeting at which it continued its review of the Sanofi Non-Binding Proposal with input from management of the Company and representatives of Evercore, JP Morgan, Cooley and Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), who the Company also retained as its legal advisor. Following those discussions, the Board unanimously rejected the Sanofi Non-Binding Proposal, concluding that the Sanofi Non-Binding Proposal substantially undervalued Medivation, and was not in the best interests of Medivation and its stockholders.

On April 29, 2016, Medivation issued a press release announcing the Board’s determination. Later that same day, the Board held a special meeting attended by management of the Company and representatives of Cooley, Wachtell Lipton and Richards, Layton & Finger, P.A., Medivation’s Delaware counsel, at which it approved amendments to the Medivation Bylaws in order to (i) put in place certain procedural requirements in connection with any stockholder action by written consent (including the appointment by Medivation of independent inspectors of election in the event of any stockholder consent solicitation) and (ii) select the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain actions or proceedings brought on behalf of, or against, the Company.

On May 4, 2016, Aventis, a beneficial owner of 100 shares of Common Stock, sent a letter to Medivation demanding that Medivation provide to Aventis a stockholder list and certain other materials in accordance with Section 220 of the DGCL.

Early on the morning of May 5, 2016, Sanofi issued a press release restating the terms of the Sanofi Non-Binding Proposal and threatening to commence a stockholder consent solicitation to remove and replace the Board if Medivation did not engage with Sanofi. Later that morning, Medivation issued a press release reiterating its rejection of Sanofi’s substantially inadequate proposal.

On May 9, 2016, representatives of Weil Gotshal & Manges LLP (“Weil Gotshal”), legal counsel to Sanofi, contacted and spoke with representatives of Wachtell Lipton and Cooley. Representatives of Weil expressed Sanofi’s interest in signing a non-disclosure agreement and receiving due diligence materials on the Company. Representatives of Wachtell Lipton and Cooley informed representatives of Weil Gotshal that they would deliver that message to representatives of the Company. On the following day, Sanofi’s chief financial officer called a representatives of Evercore to deliver the same message.

On May 11, 2016, representatives of Weil Gotshal contacted and spoke with representatives of Wachtell Lipton and Cooley to reiterate Sanofi’s desire to sign a non-disclosure agreement and engage in discussions with respect to a strategic transaction. Representatives of Weil Gotshal stated that Sanofi could pay more, but that Sanofi would need to receive confidential information before doing so. Representatives of Wachtell Lipton and Cooley informed representatives of Weil Gotshal that this was a matter for the Board to decide but that the Board had already determined that the price offered by Sanofi was “substantially inadequate” and that the Sanofi Non-Binding Proposal was not a reasonable basis to begin a negotiation. Representatives of Wachtell Lipton and Cooley also observed that Sanofi was free to send a non-disclosure agreement to Medivation to show the terms upon which it would be willing to agree in order to obtain access to certain confidential information of the Company.

On May 12, 2016, Sanofi announced that it had filed for premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR) with the U.S. Department of Justice Antitrust Division and the Federal Trade Commission.

On May 13, 2016, at a meeting of the Board, Dr. Hung and representatives of Evercore and J.P. Morgan updated the Board with respect to matters involving the Sanofi Non-Binding Proposal. Representatives of Cooley and Wachtell Lipton also reviewed certain legal matters with respect to the anticipated consent solicitation process. The Board asked questions and discussed matters related to the Sanofi Non-Binding Proposal and the anticipated consent solicitation process, with input from its financial and legal advisors.

On May 17, 2016, Dr. Brandicourt sent Dr. Hung a letter expressing Sanofi’s desire to sign a non-disclosure agreement and engage in discussions with respect to a strategic transaction. In response, Dr. Hung sent the following letter to Dr. Brandicourt:

May 17, 2016

Olivier Brandicourt

Chief Executive Officer

54, rue La Boetie

75008 Paris, France

Dear Olivier:

Over the past week, representatives and advisors of Sanofi have made a number of phone calls to our advisors, all conveying a similar message—that Sanofi may consider an increase to its proposed price but first must review Medivation’s proprietary information. While we appreciate the measured tone of your most recent letter dated May 17, Sanofi’s proposal remains unchanged. What matters for Medivation and its Board is value for our shareholders. As we have previously said, Sanofi’s proposal of $52.50 per share in cash for Medivation substantially undervalues our company and is not an appropriate basis upon which to consider evaluation of a potential strategic combination.

We are extremely comfortable that our Board’s position is well understood by and reflects the overwhelming sentiment of our shareholders. Our Board reached its view about Sanofi’s proposal based on a thorough analysis of our company’s marketed product’s commercial momentum and outlook, our pipeline’s excellent prospects and our company’s track record of successful drug development and delivering outstanding value to our shareholders. We are confident that what we continue to build will be highly beneficial to patients and, we believe, extraordinarily valuable to our shareholders.

Our Board is committed to act so that our shareholders realize the value we have created and are continuing to create. The value which Sanofi proposes is not close to a reasonable starting point for providing information or commencing discussions.

Very truly yours,

/s/ David Hung, M.D.

David Hung, M.D.

On May 25, 2016, Sanofi filed with the SEC a preliminary consent solicitation statement with respect to the Sanofi Consent Proposals.

On May 27, 2016, Medivation filed with the SEC a preliminary consent revocation statement with respect to the Sanofi Consent Proposals.

On June 1, 2016, Aventis sent a letter to the Company requesting that the Board fix a record date to determine which stockholders will be entitled to execute or revoke consents in respect of the Sanofi Consent Proposals.

On June 1, 2016, at a previously scheduled meeting of the Board, pursuant to Aventis’ request to fix a record date, the Board adopted a resolution fixing the close of business on June 1, 2016 as the record date for the Sanofi Consent Solicitation.

On June 6, 2016, Medivation received a signed consent card from Aventis dated June 3, 2016.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

YOUR BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY SANOFI BUT INSTEAD TO SIGN AND RETURN THE GREEN CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

If you have previously signed and returned Sanofi’s WHITE consent card, you have every right to change your decision and revoke your consent. Whether or not you have signed the WHITE consent card, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed GREEN Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a GREEN Consent Revocation Card. Please act today.

Q:	WHO IS MAKING THIS SOLICITATION FOR CONSENT REVOCATION?

A:	Your Board of Directors.

Q:	WHAT ARE WE ASKING YOU TO DO?

A:	You are being asked to revoke any consent that you may have delivered in favor of the four (4) proposals described in the Sanofi Consent Solicitation Statement and, by doing so, preserve the current composition of your Board, which will continue to act in your best interests.

Q:	IF I HAVE ALREADY DELIVERED A CONSENT, IS IT TOO LATE FOR ME TO CHANGE MY MIND?

A:	No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and Medivation’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a GREEN Consent Revocation Card, as discussed in the following question.

Q:	WHAT IS THE EFFECT OF DELIVERING A GREEN CONSENT REVOCATION CARD?

A:	By marking the “YES, REVOKE MY CONSENT or “ABSTAIN” boxes on the enclosed GREEN Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Sanofi. Even if you have not submitted a consent card, we urge you to submit a consent revocation as described above. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, we urge you to submit a consent revocation card because it will help us keep track of the progress of the consent process.

Q:	IF I DELIVER A CONSENT REVOCATION CARD, DOES THAT MEAN THAT MEDIVATION WILL NOT CONSUMMATE A TRANSACTION WITH SANOFI?

A:	No. If you deliver your GREEN Consent Revocation Card, you will only be deciding to preserve the current composition of your Board. In other words, by returning the GREEN Consent Revocation Card, you will help ensure that Medivation’s alternatives and options are evaluated fully and fairly by your existing directors instead of by directors selected by Sanofi to facilitate an acquisition of Medivation by Sanofi that your Board has determined is substantially inadequate and not in the best interests of the Company and its stockholders.

Q:	WHAT SHOULD I DO TO REVOKE MY CONSENT?

A:	Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the enclosed GREEN Consent Revocation Card. Then, sign, date and return the GREEN Consent Revocation Card today in the envelope provided. It is important that you date the GREEN Consent Revocation Card when you sign it.

Q:	WHAT HAPPENS IF I DO NOTHING?

A:	If you do not send in any consent that Sanofi may send you and do not return the enclosed GREEN Consent Revocation Card, it will have the effect of your not consenting to the Sanofi Consent Proposals.

Q:	WHAT HAPPENS IF THE SANOFI CONSENT PROPOSALS PASS?

A:	If unrevoked consents representing a majority of the Common Stock outstanding as of the Record Date are delivered to us by August 2, 2016, all of the current members of your Board would be replaced with the Sanofi Nominees and the Sanofi Nominees would then control Medivation. Although the Sanofi Nominees would, if appointed, be subject to fiduciary duties, the Sanofi Nominees could facilitate Sanofi’s acquisition of Medivation at a price that the current Board has determined is substantially inadequate and not in the best interests of the Company and its stockholders.

Q:	WHAT IS YOUR BOARD’S POSITION WITH RESPECT TO THE SANOFI CONSENT PROPOSALS?

A:	Your Board has unanimously determined that the Sanofi Consent Proposals are not in the best interests of the Company’s stockholders and that stockholders should reject the proposals. Your Board’s reasons and recommendations are contained in the section entitled “Reasons to Reject the Sanofi Consent Proposals.”

Q:	WHAT DOES YOUR BOARD OF DIRECTORS RECOMMEND?

A:	The Board unanimously concluded that the Sanofi Non-Binding Proposal is substantially inadequate and not in the best interests of the Company and its stockholders. As a result, your Board unanimously opposes the solicitation by Sanofi and urges stockholders to reject the solicitation and revoke any consent previously submitted.

Q:	WHO IS ENTITLED TO CONSENT, WITHHOLD CONSENT OR REVOKE A PREVIOUSLY GIVEN CONSENT WITH RESPECT TO THE SANOFI CONSENT PROPOSALS?

A:	In accordance with Delaware law and Medivation’s Bylaws, the Board set June 1, 2016 as the Record Date for the determination of the Company stockholders who are entitled to execute, withhold or revoke consents relating to the Sanofi Consent Proposals. Only stockholders of record as of the close of business on June 1, 2016 may execute, withhold or revoke consents with respect to the Sanofi Consent Proposals.

Q:	IF I SUBMIT A GREEN CONSENT REVOCATION CARD REVOKING MY CONSENT, CAN I SUBSEQUENTLY REVOKE SUCH CONSENT REVOCATION?

A:	If you change your mind after submitting a consent revocation on the enclosed GREEN Consent Revocation Card, you can submit a later dated consent to Sanofi thereafter so long as such consent is submitted during the solicitation period. Delivery of a later dated consent to Sanofi would have the effect of revoking the earlier dated consent revocation delivered to Medivation.

Q:	WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE SOLICITATION?

A:	Please call MacKenzie Partners, Inc., the firm assisting us in soliciting the revocation of consents, toll-free at (800) 322-2885 (banks and brokers call collect at (212) 929-5500) or by email at Medivation@mackenziepartners.com.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with the Company’s Bylaws, the Board has set June 1, 2016 as the Record Date for the Sanofi Consent Solicitation. As of the Record Date, there were 165,055,789 shares of Common Stock outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one consent or revocation of consent per share.

Only stockholders of record as of the Record Date are eligible to execute, withhold and revoke consents in connection with the Sanofi Consent Proposals. Persons beneficially owning shares of Common Stock (but not holders of record), such as persons whose ownership of Common Stock is held through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the GREEN Consent Revocation Card on their behalf. Any abstention on an executed GREEN Consent Revocation Card will have the same effect as voting against the Sanofi Consent Proposals and revoking any prior consent to the Sanofi Consent Proposals.

Effectiveness of Consents

Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Under Section 228 of the Delaware General Corporation Law and the Company’s bylaws, the Sanofi Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock of the Company outstanding as of the Record Date are delivered to the Company within sixty (60) days of the earliest dated consent received by the Company.

Because Sanofi’s proposals could become effective before the expiration of the 60-day period discussed above, we urge you to act promptly and return the GREEN Consent Revocation Card today.

Effect of a GREEN Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a GREEN Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Sanofi. Stockholders are urged, however, to deliver all consent revocations to MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 (Facsimile No. (646) 439-9201). The Company requests that if a consent revocation is instead delivered to Sanofi, a copy of the consent revocation also be delivered to the Company, c/o MacKenzie Partners, Inc., at the address or facsimile number set forth above, so that the Company will be aware of all consent revocations. If you return your GREEN Consent Revocation Card by facsimile, please be sure to fax both sides.

When marking boxes on the GREEN consent card, “YES, REVOKE MY CONSENT” and “ABSTAIN” will have the effect of revoking a prior consent.

If you sign and date the consent revocation card but make no direction, you will be treated as having revoked your consent with respect to the Sanofi Consent Proposals, except that you will not be treated as having revoked your consent to removal of any director or election of any director whose name is written in the space provided in the GREEN consent revocation card.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Sanofi or by delivering to Sanofi a subsequently dated WHITE consent card that Sanofi sent to you.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to revoke your consents with respect to such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should either sign, date and mail the enclosed GREEN Consent Revocation Card or contact the person responsible for your account and direct him or her to execute the enclosed GREEN Consent Revocation Card on your behalf. If your bank, brokerage firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or internet, instructions will be included with the GREEN Consent Revocation Card.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO SANOFI. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE PREPAID ENVELOPE THE GREEN CONSENT REVOCATION CARD THAT ACCOMPANIES THIS CONSENT REVOCATION STATEMENT WHEN MARKING BOXES ON THE GREEN CONSENT CARD, “YES, REVOKE MY CONSENT” AND “ABSTAIN” WILL HAVE THE EFFECT OF REVOKING A PRIOR CONSENT. IF YOU SIGN AND DATE THE CONSENT REVOCATION CARD BUT MAKE NO DIRECTION, YOU WILL BE TREATED AS HAVING REVOKED YOUR CONSENT WITH RESPECT TO THE SANOFI CONSENT PROPOSALS, EXCEPT THAT YOU WILL NOT BE TREATED AS HAVING REVOKED YOUR CONSENT TO THE REMOVAL OF ANY DIRECTOR, OR THE ELECTION OF ANY DIRECTOR, WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED ON GREEN CONSENT REVOCATION CARD.

The Company has retained MacKenzie Partners, Inc. to assist in communicating with stockholders in connection with the Sanofi Consent Solicitation and to assist in Medivation’s efforts to obtain consent revocations. If you have any questions about how to complete or submit your GREEN Consent Revocation Card or any other questions, MacKenzie Partners, Inc. will be pleased to assist you. You may call MacKenzie Partners, Inc. collect at (212) 929-5500 or toll-free at (800) 322-2885 or by email at Medivation@mackenziepartners.com.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any WHITE consent cards. Instead, you can reject the solicitation efforts of Sanofi and revoke your consent by promptly completing, signing, dating and mailing the enclosed GREEN Consent Revocation Card to MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016 (Facsimile No. (646) 439-9201). If you return your GREEN Consent Revocation Card by facsimile, please be sure to fax both sides and contact MacKenzie Partners toll-free at (800) 322-2885 or (212) 929-5500 (call collect) to confirm receipt of your fax. Please be aware that if you sign a GREEN card but do not check any of the boxes on the card, you will be treated as having revoked any prior consent to all of the Sanofi Consent Proposals except that you will not be treated as having revoked your consent to removal of any director or election of any director whose name is written in the space provided in the GREEN consent revocation card.

Results of This Consent Revocation Solicitation

The Company will retain an independent inspector of elections in connection with the Sanofi Consent Solicitation. The Company intends to notify stockholders of the results of the Sanofi Consent Solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

SOLICITATION OF CONSENT REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees), but excluding costs of (if any) litigation related to the solicitation, will be approximately $1,000,000. In addition to solicitation by mail, directors and officers of the Company may, without additional compensation, solicit revocations by mail, e-mail, facsimile, in person or by telephone or other forms of telecommunication.

The Company has retained MacKenzie Partners, Inc. as its soliciting agent, for reasonable and customary fees, plus reasonable out-of-pocket expenses incurred on Medivation’s behalf, to assist in the solicitation of consent revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Company’s Common Stock. MacKenzie Partners, Inc. has advised the Company that approximately 50 of its employees will be involved in the solicitation of consent revocations by MacKenzie Partners, Inc. on behalf of the Company. In addition, MacKenzie Partners, Inc. and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Solicitation

Under applicable regulations of the SEC, each of Medivation’s directors and certain of Medivation’s executive officers and other employees may be deemed to be “participants” in this consent revocation solicitation. Please refer to the sections and annexes entitled “Information About the Current Directors of the Company,” “Information About the Current Executive Officers of the Company,” “Certain Information Regarding Participants in this Consent Revocation Solicitation,” and “Recent Transaction History of Participants in this Consent Revocation Solicitation” for information about Medivation’s directors and executive officers who may be deemed to be participants in the solicitation. Except as described in this Consent Revocation Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit stockholders in connection with the solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

CERTAIN AGREEMENTS

The removal of the Board and its replacement with the Sanofi Nominees will constitute a change in control that would trigger an event of default under the Amended and Restated Credit Agreement, dated as of October 23, 2015, by and among Medivation, the lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended by Amendment No. 1, dated as of November 13, 2015 (the “Credit Agreement”), unless the Board approves the Sanofi Nominees. The Board will consider whether to approve the Sanofi Nominees for purposes of avoiding a possible default under the Credit Agreement in accordance with its fiduciary duties.

The removal and replacement of the Board will also trigger a change in control under the Company’s Amended and Restated 2004 Equity Incentive Award Plan (the “Amended 2004 Plan”), and Change of Control Severance Benefits Agreements with the Company’s executive officers that are disclosed in this Consent Revocation Statement, unless the Board approves the Sanofi Nominees. Under the Company’s Amended 2004 Plan, immediately prior to a change of control (including as would result from the approval of the Sanofi Consent Proposals), the vesting of all equity awards accelerates and all such awards become fully exercisable and/or payable, and all forfeiture restrictions on such equity awards lapse. Assuming that a change of control occurred on June 3, 2016, the aggregate value of the acceleration of vesting of options would be $73,557,837 (based on (i) the number of in-the-money unvested options multiplied by (ii) the difference between the exercise price of unvested options and the per share closing price of common stock on June 3, 2016 of $60.80), and the aggregate value of the acceleration of vesting of RSUs and PSUs would be $105,228,384 (based on the number of shares subject to unvested RSUs and PSUs multiplied by the per share closing price of common stock on June 3, 2016 of $60.80). There were no unvested stock appreciation rights outstanding as of June 3, 2016. Under the Change of Control Severance Benefits Agreements, the executive officers are entitled to certain benefits in the event of certain qualifying terminations in connection with a change of control, unless the Board approves the Sanofi Nominees. The occurrence of a change of control, absent any termination of employment of the executive officers, would not result in any payments under the Change of Control Severance Benefit Agreements. The value of the severance payments and benefits continuation that would have been provided to Medivation’s named executive officers based on a qualifying termination of employment as of December 31, 2015 is provided below in the section entitled “Calculation of Termination and Change of Control Benefits” and the value of the severance payments and benefits continuation that would have been provided to Medivation’s executive officers based on a qualifying termination of employment as of June 3, 2016 is provided on Annex I. The Board will consider whether to approve the Sanofi Nominees for purposes of avoiding a possible change of control under these agreements in accordance with its fiduciary duties. For more information, see the sections entitled “Executive Compensation—Severance and Change of Control Benefits” and “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

APPRAISAL RIGHTS

Our stockholders are not entitled to appraisal rights in connection with the Sanofi Consent Proposals or this Consent Revocation Statement.

INFORMATION ABOUT THE CURRENT DIRECTORS OF THE COMPANY

The following sets forth information about the current members of the Board (all of whom have been nominated to continue serving as member of the Board at Medivation’s 2016 annual meeting of stockholders) as of the date of this Consent Revocation Statement, including the experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as a director.

NAME	AGE	PRINCIPAL OCCUPATION
Kim D. Blickenstaff	63	President and Chief Executive Officer of Tandem Diabetes Care, Chairman of the Board of Medivation, Inc.
Kathryn E. Falberg	55	Former Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc
David T. Hung, M.D.	58	President and Chief Executive Officer of Medivation, Inc.
Michael L. King, Ph.D.	63	Professor of Practice, University of Virginia – School of Engineering and Applied Science (Department of Chemical Engineering); Retired Senior Vice President/Advisor to the Chairman, President and Chief Executive Officer, Merck & Co., Inc.
C. Patrick Machado	52	Former Chief Business Officer and Chief Financial Officer of Medivation, Inc.
Dawn Svoronos	62	Former President of Europe/Canada of Merck & Co., Inc.
W. Anthony Vernon	60	Former Chief Executive Officer of Kraft Foods Group, Inc.
Wendy L. Yarno	61	Former Chief Marketing Officer of Merck & Co., Inc.

Kim D. Blickenstaff. Mr. Blickenstaff has served on the Board since 2005 and as the Chairman of the Board since 2007. Mr. Blickenstaff is a member of Medivation’s Audit Committee. Since September 2007, Mr. Blickenstaff has been President and Chief Executive Officer of Tandem Diabetes Care, Inc., or Tandem, a company focusing on improved insulin infusion therapy, which became publicly listed in November 2011. From 1988 until August 2007, Mr. Blickenstaff served as Chairman and Chief Executive Officer of Biosite Incorporated, a provider of medical diagnostic products. Mr. Blickenstaff has been a director of Tandem since September 2007. He was also a director of SenoRx, Inc., a public company that is focused on developing improved breast cancer biopsy and treatment devices from 2002 to 2010, and was a member of its Compensation Committee. Mr. Blickenstaff was formerly a certified public accountant and has more than 10 years of experience overseeing the preparation of financial statements. Mr. Blickenstaff received a B.A. from Loyola University, Chicago and an M.B.A. from the Graduate School of Business, Loyola University, Chicago. We recruited Mr. Blickenstaff to Medivation’s Board based on his substantial experience as a founder and chief executive officer of life sciences companies, as well as his financial and accounting skills and experience.

Kathryn E. Falberg. Ms. Falberg has served on the Board since January 2013. Ms. Falberg is currently the Chair of Medivation’s Audit Committee. Ms. Falberg served as Executive Vice President and Chief Financial Officer of Jazz Pharmaceuticals plc, a multi-national specialty biopharmaceutical company, from March 2012 to March 2014 after serving as Senior Vice President and Chief Financial Officer since December 2009. Her responsibilities at Jazz Pharmaceuticals included strategy, corporate development, corporate communications and information technology. During this period, the company grew rapidly and completed a number of significant acquisitions and financing transactions. From 2001 through 2009, Ms. Falberg worked with a number of smaller companies while serving as a corporate director and audit committee chair for several companies. From 1995 to 2001, Ms. Falberg was with Amgen Inc., a leading global biotechnology company, where she served as Senior Vice President, Finance and Strategy and Chief Financial Officer, and before that as Vice President, Controller and Chief Accounting Officer, and Vice President, Treasurer. Ms. Falberg received an M.B.A. and B.A. in Economics from the University of California, Los Angeles and is a certified public accountant, inactive. Ms. Falberg serves as a member of the board of directors of biopharmaceutical companies Aimmune Therapeutics, Inc., and aTyr Pharma, Inc. Ms. Falberg previously served on the board of directors of QLT Inc., Human Genome Sciences, Inc., VISX, Fresh del Monte, Inc., and Halozyme Therapeutics, Inc. We recruited Ms. Falberg to Medivation’s Board based on her substantial experience in the life sciences industry, her service on the boards of directors and audit committees of other life sciences companies, her substantial experience with corporate strategy and corporate development, as well as her general financial and accounting skills and experience.

David T. Hung, M.D. Dr. Hung is a co-founder of Medivation, Inc. and has been Medivation’s President and Chief Executive Officer since inception, as well as a member of Medivation’s Board since December 2004. Previously, Dr. Hung served as the President and Chief Executive Officer, and member of the board of directors, of Medivation Neurology, Inc. from its inception in September 2003 through December 2004, when it became Medivation’s wholly owned subsidiary by merger. From 1998 until 2001, Dr. Hung was employed by ProDuct Health, Inc., a privately held medical device company, as Chief Scientific Officer (1998-1999) and as President and Chief Executive Officer (1999-2001). Dr. Hung served as a consultant to Cytyc Corporation from 2001 until 2002 to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Dr. Hung serves on the board of directors of NKT Therapeutics Inc. and Establishment Labs S.A., both of which are privately held, and previously served as a member of the board of directors of Opexa Therapeutics, Inc., a biopharmaceutical company, from May 2006 to October 2011. Dr. Hung received an M.D. from the University of California, San Francisco, School of Medicine, and an A.B. in Biology from Harvard College. Dr. Hung is responsible for Medivation’s overall corporate strategy and selection of Medivation’s product development candidates. Dr. Hung also brings to Medivation’s Board his experience as a practicing physician and molecular biologist.

Michael L. King, Ph.D. Dr. King has served on Medivation’s board of directors since December 2015. Dr. King is a member of Medivation’s Nominating and Corporate Governance Committee. Dr. King is currently a professor of practice at the University of Virginia School of Engineering and Applied Science and is an independent consultant to the pharmaceutical and biologics/vaccine industries, serving as a subject matter expert on chemistry, manufacturing and controls. Dr. King retired in 2007 from Merck & Co, Inc., following a 32-year career there focused on the commercialization, manufacturing and supply of vaccine and pharmaceutical products, where he most recently served as Senior Vice President / advisor to the Chairman, President and Chief Executive Officer. In that role, he provided assistance and leadership to facilitate implementation of Merck’s corporate strategy. Prior to that role, he served as Senior Vice President, Science and Technology, Merck Manufacturing Division. Dr. King received his Ph.D., in Chemical Engineering from the University of Delaware, M.S., in Chemical Engineering from the University of Virginia, and B.S., in Chemical Engineering from Virginia Tech. He also serves on the board of directors and advisory boards of multiple organizations. We recruited Dr. King to Medivation’s Board based on his substantial biologics and manufacturing experience, subject matter expertise on chemistry, manufacturing and controls, as well as leadership experience at a leading pharmaceutical company.

C. Patrick Machado. Mr. Machado has served on Medivation’s Board since April 2014. Previously, Mr. Machado was Medivation’s Chief Financial Officer from December 2004 to March 2014 and Medivation’s Chief Business Officer from December 2009 to April 2014. Mr. Machado served as the Senior Vice President and Chief Financial Officer, and a member of the board of directors, of Medivation Neurology, Inc. from its inception in September 2003 through December 2004, when it became Medivation’s wholly owned subsidiary by merger. From 1998 until 2001, Mr. Machado was employed by ProDuct Health, Inc., a privately held medical device company, as Vice President, Chief Financial Officer and General Counsel (1998-2000) and as Senior Vice President and Chief Financial Officer (2000-2001). From 2001 until 2002, Mr. Machado served as a consultant to Cytyc Corporation to assist with transitional matters related to Cytyc Corporation’s acquisition of ProDuct Health, Inc. Mr. Machado currently serves on the board of directors of Chimerix, Inc., a biopharmaceutical company, and SCYNEXIS, Inc., a pharmaceutical company, and serves as the chair of the board of directors of Armaron Bio Pty. Ltd., a privately held biotechnology company based in Melbourne, Australia. Mr. Machado received a J.D. from Harvard Law School and a B.A. and B.S. in German and Economics, respectively, from Santa Clara University. Because of Mr. Machado’s extensive knowledge of Medivation’s company, the pharmaceutical industry and Medivation’s competitors, we believe he is able to make valuable contributions to Medivation’s Board.

Dawn Svoronos. Ms. Svoronos has served on Medivation’s Board since April 2013. Ms. Svoronos is currently the Chair of Medivation’s Nominating and Corporate Governance Committee and a member of Medivation’s Compensation Committee. Ms. Svoronos served as Medivation’s interim Chief Commercial Officer from July 2014 to December 2014. She retired in 2011 from Merck & Co., Inc. following a 23-year career in commercial positions of increasing seniority, most recently President of Europe and Canada. In that role, Ms. Svoronos had full P&L responsibility for 30 European markets with annual sales of several billion dollars and an employee base of several thousand. Prior to those roles, she served as Vice President, Asia Pacific for Merck. In 2009, Ms. Svoronos was elected as One of the Most Powerful Women in Canada by the Canadian Women’s Executive Network. Ms. Svoronos received a B.A. in English and French Literature from Carleton University. Ms. Svoronos is currently the chair of the board of directors of Theratechnologies, Inc. in Montreal, Canada and is also the chair of the board of directors of the Centre for Drug Research and Development in Vancouver, Canada. She is also a member of the board of directors of AgNovos Healthcare Co., a privately held organization. We recruited Ms. Svoronos to Medivation’s Board based on her extensive experience in the commercialization of pharmaceutical products, including her substantial ex-U.S. commercialization expertise.

W. Anthony Vernon. Mr. Vernon has served on Medivation’s Board since 2006. Mr. Vernon is a member of Medivation’s Compensation Committee and a member of Medivation’s Nominating and Corporate Governance Committee. He served as senior advisor to Kraft Foods Group, Inc. from January 2015 through May 2015, and Chief Executive Officer for Kraft Foods Group, Inc. from October 2012 to December 2014. Mr. Vernon previously served as Executive Vice President and President at Kraft Foods of North America from 2009 to October 2012. From 2006 to 2009, Mr. Vernon was the Healthcare Industry Partner at Ripplewood Holdings, Inc., a private equity firm. Mr. Vernon had previously led a number of Johnson & Johnson’s largest franchises during a 24-year career at Johnson & Johnson, a public company engaged in the research and development, manufacture and sale of products in the healthcare field. From 2004 until 2005, Mr. Vernon was employed as Company Group Chairman of Depuy Inc., an orthopedics company, which is a subsidiary of Johnson & Johnson. From 2001 until 2004, Mr. Vernon served as President and Chief Executive Officer of Centocor, Inc., a biomedicines company, which is a division of Johnson & Johnson. He has also served as President of McNeil Consumer Products and Nutritionals, Worldwide President of The Johnson & Johnson-Merck Joint Venture and as a member of Johnson & Johnson’s Group Operating Committees for Consumer Healthcare and Nutritionals, Biopharmaceuticals, and Medical Devices and Diagnostics. Mr. Vernon serves as a member of the board of directors of NovoCure Ltd., a medical device company, Intersect ENT, Inc., a medical device company, and The WhiteWave Foods Company, a consumer packaged food and beverage company, and formerly served as a director of Kraft Foods Group, Inc. Mr. Vernon received a B.A. from Lawrence University and an M.B.A. from the Northwestern University Kellogg Graduate School of Management. We recruited Mr. Vernon to Medivation’s Board based on his substantial executive management, commercialization, business development and financial experience at a large, multinational pharmaceutical company.

Wendy L. Yarno. Ms. Yarno has served on Medivation’s Board since April 2013. Ms. Yarno is currently the Chair of Medivation’s Compensation Committee and a member of Medivation’s Audit Committee. Ms. Yarno retired in September 2008 from Merck & Co., Inc. following a 26-year career in commercial and human resource positions of increasing seniority, most recently Chief Marketing Officer before she retired. In that role, Ms. Yarno led a global organization charged with all aspects of supporting pre- and post-launch commercialization of pharmaceuticals in more than 20 therapeutic areas. Prior to this role, she served as General Manager, Cardiovascular/Metabolic U.S. Business Unit, where she had P&L responsibility for Merck’s largest therapeutic area, and as Senior Vice President, Human Resources. After retiring from Merck, Ms. Yarno worked part-time as the Chief Marketing Officer of HemoShear LLC, a biotechnology research company and leading developer of human cell-based surrogate systems for discovery and assessment of new drug compounds, from September 2010 through September 2011. From September 2011 through December 2013, Ms. Yarno was an independent consultant in the life sciences industry. Ms. Yarno has served as a director of St. Jude Medical, Inc., a Fortune 500 medical device company, since 2002, Aratana Therapeutics, a biopharmaceutical company developing medicines for pets, since October 2013, and Durata Therapeutics, Inc., a pharmaceutical company, from August 2014 to November 2014 when it was acquired by Actavis W.C. Holding Inc. Ms. Yarno received a

B.S. in Business Administration from Portland State University and an M.B.A from Temple University. We recruited Ms. Yarno to Medivation’s Board based on her extensive experience in commercialization of pharmaceutical products and in human resource management in the pharmaceutical industry.

There are no family relationships between any of our directors or executive officers.

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of Our Board of Directors

As required under the NASDAQ Stock Market LLC (“NASDAQ”), listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Medivation’s Board consults with counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Medivation, its senior management and its independent auditors, Medivation’s Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Blickenstaff, Ms. Falberg, Dr. King, Ms. Svoronos, Mr. Vernon and Ms. Yarno. In making this determination, Medivation’s Board concluded that none of these directors had a material or other disqualifying relationship with Medivation. Although Ms. Svoronos served as Medivation’s interim Chief Commercial Officer from July 2014 to December 2014 and provided brief consulting services to the Company in February 2015 relating to that role, her total engagement was for less than one year and, pursuant to the NASDAQ listing standards, is not precluded from being independent following the cessation of her status as Medivation’s interim Chief Commercial Officer, and Medivation’s Board after considering this short duration of service as Medivation’s interim Chief Commercial Officer has determined that she is independent. Dr. Hung, Medivation’s President and Chief Executive Officer, is not an independent director by virtue of his employment with us. Mr. Machado was Medivation’s Chief Financial Officer until March 2014 and was Medivation’s Chief Business Officer and employee until April 18, 2014, and therefore is not an independent director by virtue of his prior employment with us.

Board Leadership Structure

The Board has an independent Chairman, Mr. Blickenstaff, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman has substantial ability to shape the work of the Board. The Board believes separation of the positions of Chairman and Chief Executive Officer reinforces the independence of Medivation’s Board in its oversight of the business and affairs of Medivation. In addition, Medivation’s Board believes that having an independent Chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of Medivation’s Board to monitor whether management’s actions are in the best interests of Medivation and its stockholders. As a result, the Board believes that having an independent Chairman can enhance the effectiveness of the Board as a whole.

The Board has six independent members within the meaning of the applicable NASDAQ listing standards and two non-independent members, Dr. Hung, Medivation’s President and Chief Executive Officer, and Mr. Machado, Medivation’s former Chief Business Officer and Chief Financial Officer. A number of Medivation’s independent Board members are serving or have served as members of senior management of other public companies and are serving or have served as directors of other public companies. We have three Board committees composed solely of independent directors within the meaning of the applicable NASDAQ listing standards. We believe that the number of independent, experienced directors that compose the Board, along with the independent oversight of the Board by Medivation’s (non-executive) Chairman, benefits Medivation and its stockholders and enhances the Board’s leadership structure.

Role of Our Board in Risk Oversight

The Board is responsible for the consideration and oversight of risks facing Medivation, and is responsible for ensuring that material risks are identified and managed appropriately. The Board does not have a standing risk management committee, but rather administers this function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for Medivation. The Audit Committee has the responsibility to consider and discuss Medivation’s major financial risk, information technology and security risk and enterprise risk exposures and the steps management has taken to limit, monitor and control these exposures. The Nominating and Corporate Governance Committee reviews the qualifications of all new and incumbent directors and recommends to the full Board whether the Board should elect or nominate them. The Compensation Committee of the Board (the “Compensation Committee”) provides oversight of all compensation plans for Medivation, and ensures that there are appropriate incentives for meeting both short-term and long-term objectives and increasing stockholder value over time. While each committee is responsible for addressing risks inherent in their respective areas of oversight, the entire Board is informed through reports from the committee members about the risks.

Non-Employee Director Stock Ownership Guidelines

The Board believes that each non-employee director should own not less than three times the annual cash board retainer for such directors, and that compliance with this stock ownership guideline should be accomplished by January 1, 2018. All of Medivation’s directors have already met their stock ownership obligations.

Meetings of Our Board of Directors

The Board met eleven times during 2015. Each Board member who served on Medivation’s Board in 2015 attended 75% or more of the aggregate number of meetings of Medivation’s Board and of the committees on which he or she served, held during the portion of 2015 for which he or she was a director or committee member. It is Medivation’s policy to encourage its directors and nominees for director to attend its annual meetings. All of the directors at the time attended the 2015 Annual Meeting of Stockholders.

INFORMATION REGARDING THE COMMITTEES OF OUR BOARD OF DIRECTORS

Our Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2015 for each of the Board committees:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Kim D. Blickenstaff	X		—		—
Kathryn E. Falberg	X	*	—		—
Dawn Svoronos	—		X		X	*
W. Anthony Vernon	—		X		X
Wendy L. Yarno	X		X	*	X	(1)
Total meetings in 2015	7		9		3

*	Committee Chair.
(1)	Dr. King replaced Ms. Yarno on the Nominating and Corporate Governance Committee in February 2016.

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Medivation.

Audit Committee

The Audit Committee of the Board (the “Audit Committee”) is responsible for reviewing the work of Medivation’s internal accounting processes and Medivation’s independent registered public accounting firm. To this end, the Audit Committee performs several functions, including meeting to review the annual audited consolidated financial statements and quarterly consolidated financial statements with management and the independent registered public accounting firm, which includes a review of Medivation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its public SEC filings and recommending whether or not such consolidated financial statements should be included in the applicable filings. The Audit Committee has the sole authority for the appointment, compensation and oversight of Medivation’s independent registered public accounting firm and approval of any significant non-audit relationship with the independent registered public accounting firm and is also responsible for preparing the report required by the rules of the SEC to be included in Medivation’s annual proxy statements. The Audit Committee has a written charter that is available to stockholders on Medivation’s website at www.medivation.com in the Investor Relations section under “Corporate Governance.” However, information found on Medivation’s website is not incorporated by reference into this Consent Revocation Statement.

The Board reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board has also determined that each of Mr. Blickenstaff and Ms. Falberg qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each Audit Committee member’s level of knowledge and experience based on a number of factors, including his or her formal education and experiences as described in their biographies included in this Consent Revocation Statement.

Report of the Audit Committee of the Board of Directors(1)

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2015, with management of Medivation. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in our 2015 Annual Report.

Respectfully submitted,

The Audit Committee of the Board of Directors

Kathryn E. Falberg, Chair

Kim D. Blickenstaff

Wendy L. Yarno

(1)	The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC, and is not deemed to be incorporated by reference in any filing of Medivation under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The purpose of the Compensation Committee is to design (in consultation with management and the Board), recommend for approval and evaluate Medivation’s compensation plans, policies and procedures, to review and approve the compensation of the executive officers and directors, and to produce an annual report on executive compensation for inclusion in Medivation’s proxy statement. In carrying out these purposes, the Compensation Committee’s responsibilities include: reviewing and, if necessary, revising Medivation’s compensation philosophy; reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of these goals and objectives, and establishing the compensation of the Chief Executive Officer based on the evaluation; reviewing and approving compensation for other officers and directors; reviewing any equity incentive, employee retirement and benefit plans; reviewing the grant of perquisite benefits; reviewing executive officer and director indemnification and insurance matters; and reviewing any employee loans. The Compensation Committee has the authority to approve the compensation provided to Medivation’s executive officers.

Under its charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Reviews of Medivation’s compensation programs are performed annually. Each year, the Compensation Committee reviews with management Medivation’s Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee met nine times during 2015. The Compensation Committee has a written charter that is available to stockholders on Medivation’s website at www.medivation.com in the Investor Relations section under “Corporate Governance.” However, information found on Medivation’s website is not incorporated by reference into this Consent Revocation Statement.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Ms. Yarno, Ms. Svoronos and Mr. Vernon. No member of the Compensation Committee was Medivation’s officer or employee during 2015 and, except that Ms. Svoronos served as Medivation’s interim Chief Commercial Officer between July 2014 and December 2014 and provided brief consulting services to the company in February 2015 relating to that role, no member of the Compensation Committee was formerly Medivation’s officer or Medivation’s employee. No interlocking relationship exists between the members of the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past.

Compensation Committee Report(1)

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis, or CD&A, contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this Proxy Statement and our 2015 Annual Report.

Respectfully submitted,

The Compensation Committee of the Board of

Directors

Wendy L. Yarno, Chair

Dawn Svoronos

W. Anthony Vernon

(1)	The material in this report is not “soliciting material”, is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Medivation under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

Medivation’s Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”) is responsible for recommending to the Board individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. This committee is also responsible for making recommendations to the Board regarding corporate governance issues. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met three times during 2015. The Nominating and Corporate Governance Committee has a written charter that is available to stockholders on Medivation’s website at www.medivation.com in the Investor Relations section under “Corporate Governance.” However, information found on Medivation’s website is not incorporated by reference into this Consent Revocation Statement.

The Nominating and Corporate Governance Committee considers several factors in evaluating potential candidates for the Board. The director qualifications that the Nominating and Corporate Governance Committee has developed to date focus on what the Nominating and Corporate Governance Committee believes to be essential competencies to effectively serve on the Board, including the candidate’s experience in corporate governance, such as an officer or former officer of a publicly held company, experience in Medivation’s industry, experience as a board member of another publicly held company and academic expertise in an area of Medivation’s operations. We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of individual backgrounds and complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee Medivation’s business and operations. The

Nominating and Corporate Governance Committee also evaluates whether candidates are independent and whether they exhibit integrity, collegiality, leadership skills, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the Nominating and Corporate Governance Committee considers incumbent members of the Board and other well-qualified individuals as potential director nominees. The Nominating and Corporate Governance Committee may retain an executive search firm to identify Board candidates, and if so, will approve the search firm’s fees and other retention terms and specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating and Corporate Governance Committee did not engage a third party to identify or assist in identifying potential director nominees for election at the Annual Meeting. The Nominating and Corporate Governance Committee makes its recommendations to the Board, which selects the candidate or candidates it believes are the most qualified to recommend to the stockholders as a director nominee.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to Medivation’s Corporate Secretary at 525 Market Street, 36th Floor, San Francisco, California 94105 at least 120 days prior to the anniversary date of the mailing of Medivation’s proxy statement for the last annual meeting of stockholders and must include the following information:

•	name and address of the nominating stockholder;

•	a representation that the nominating stockholder is a record holder;

•	a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified;

•	information regarding each nominee that would be required to be included in a proxy statement;

•	a description of any arrangements or understandings between the nominating stockholder and the nominee; and

•	the consent of each nominee to serve as a director, if elected.

Our Nominating and Corporate Governance Committee will evaluate candidates recommended by a stockholder in the same manner as candidates identified by any other person, including members of the Board.

Stockholder Communications with the Board

Stockholders may direct correspondence to the Board or any individual member of the Board to Medivation’s Corporate Secretary at Medivation’s principal executive offices at 525 Market Street, 36th Floor, San Francisco, California 94105. The Corporate Secretary will review all correspondence addressed to Medivation’s Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Corporate Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review upon request.

Code of Business Conduct and Ethics

Medivation has adopted a written code of business conduct and ethics that applies to Medivation’s principal executive officer, principal financial officer, principal accounting officer, or persons serving similar functions. The code of business conduct and ethics is available at Medivation’s website www.medivation.com in the Investor Relations section under “Corporate Governance.” However, information found on Medivation’s website is not incorporated by reference into this Consent Revocation Statement. If we make any substantive amendments to Medivation’s code of business conduct and ethics or grant to any of Medivation’s directors or executive officers any waiver, including any implicit waiver, from a provision of Medivation’s code of business conduct and ethics, Medivation will disclose the nature of the waiver or amendment on Medivation’s website or in a Current Report on Form 8-K.

Pre-Approval Policies and Procedures

Before any independent registered public accounting firm is engaged by us or our subsidiaries to render audit or non-audit services, our Audit Committee is required to pre-approve the engagement. Our Audit Committee’s pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by our Audit Committee regarding our engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, our Audit Committee is informed of each service provided and the policies and procedures do not include delegation of our Audit Committee’s responsibilities under the Exchange Act to our management. Our Audit Committee may delegate to one or more designated members of our Audit Committee the authority to grant pre-approvals, provided the approvals are presented to our Audit Committee at a subsequent meeting. If our Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, our Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also is not required if the services fall within available exceptions established by the SEC.

Our Audit Committee has determined that the rendering of the services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independent registered public accounting firm’s independence.

Principal Accounting Fees and Services

In connection with the audit of our 2015 and 2014 consolidated financial statements, we entered into an engagement agreement with PricewaterhouseCoopers LLP, which sets forth the terms by which PricewaterhouseCoopers LLP will perform audit and interim services for us. We have agreed not to demand a jury trial in any proceeding arising out of this agreement.

The following table represents aggregate fees billed and to be billed to Medivation for the fiscal years ended December 31, 2015 and 2014, by PricewaterhouseCoopers LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2015	2014
Audit fees (1)	$1,622,350	$1,518,700
Audit-related fees (2)	613,830	408,489
Tax fees (3)	32,100	41,150
All other fees (4)	135,522	3,900

Total fees	$2,403,802	$1,972,239

(1)	Audit fees for 2015 and 2014 are fees billed and to be billed for the audit of our consolidated financial statements, review of the consolidated financial statements included in our quarterly reports, and for services in connection with regulatory filings and engagements.
(2)	Audit-related fees for 2015 and 2014 are fees billed and to be billed for the audit of certain financial statements relating to a subsidiary.
(3)	Tax fees for 2015 and 2014 represent fees for tax advisory and tax planning services, including with respect to payroll and equity matters and state tax considerations.

(4)	All other fees in 2015 and 2014 represent fees for access to an online database of automated disclosure checklists and accounting pronouncements and interpretations maintained by PricewaterhouseCoopers LLP. During 2015, these fees also included fees incurred in connection with a fair value analysis related to healthcare provider engagements.

All fees described above were pre-approved by our Audit Committee.

INFORMATION ABOUT THE CURRENT EXECUTIVE OFFICERS OF THE COMPANY

The names, ages and other information concerning Medivation’s executive officers as of the date of this Consent Revocation Statement, are set forth below:

NAME	AGE	POSITION HELD AT MEDIVATION
David T. Hung, M.D.	58	President, Chief Executive Officer and Director
Jennifer Jarrett	45	Chief Financial Officer
Mohammad Hirmand, M.D.	46	Interim Chief Medical Officer
Marion McCourt	56	Chief Operating Officer
Andrew Powell	58	General Counsel and Corporate Secretary

David T. Hung, M.D. Biographical information regarding Dr. Hung is set forth above under “Information About the Current Directors of the Company.”

Jennifer Jarrett. Ms. Jarrett joined us as Medivation’s Chief Financial Officer in April 2016, succeeding Richard A. Bierly who announced his retirement as Medivation’s Chief Financial Officer in March 2016. Ms. Jarrett joined Medivation from Citigroup, where she was Managing Director since 2010, responsible for building and managing Citigroup’s West Coast life sciences and biotechnology investment banking group. From 2000 to 2010, Ms. Jarrett was at Credit Suisse, most recently as Managing Director, focused on the biotechnology sector. From 1998 to 2000, Ms. Jarrett was at Donaldson, Lufkin & Jenrette until it was acquired by Credit Suisse. Ms. Jarrett earned a Bachelor’s degree in Economics, cum laude, from Dartmouth College and holds a Master’s of Business Administration from Stanford Graduate School of Business.

Mohammad Hirmand, M.D. Dr. Hirmand was appointed Interim Chief Medical Officer in October 2015. He joined Medivation in 2007 as Senior Director of Clinical Development, was promoted to Vice President of Clinical Development in 2008 and promoted to Senior Vice President of Clinical Development and Operations in September 2014. Before joining Medivation, he was a Senior Director of Clinical Development at Nuvelo, Inc. (now ARCA biopharma), where he led the clinical development department comprised of clinical operations, clinical data management and clinical sciences/medical monitor staff. Before that, he served as Director of Oncology Development at SuperGen, Inc. (now Astex Pharmaceuticals, Inc.) and as Associate Director of Clinical Research at Amgen, Inc. (formerly at Tularik, Inc. prior to its acquisition by Amgen), where he led clinical development efforts for Tularik’s oncology trials. Early in his career, he was a clinical scientist and manager of market development and product evaluation at Theravance Biopharma, Inc. Dr. Hirmand holds a Bachelor of Arts degree from Cornell University. Dr. Hirmand received his M.D. from Harvard Medical School.

Marion McCourt. Ms. McCourt became Medivation’s Chief Operating Officer in February 2016. Ms. McCourt joined Medivation from Amgen Inc. where she most recently served as a Vice President in U.S. Commercial Operations from February 2014 to January 2016 where she was part of the team that drove Amgen’s Launch Readiness for multiple assets and led the Organized Customer Team. From May 2013 to January 2014, Ms. McCourt served as Vice President and General Manager at Amgen where she was responsible for the bone health and primary care business unit. From 2012 to 2013, she was Chief Operating Officer for AstraZeneca US with leadership and profit and loss accountability for AstraZeneca’s largest market with $13 billion in sales. Her responsibilities included oversight and direct report of all U.S. commercial functions, including medical affairs, business development, finance, human resources, legal, operations, payer-government and sales and marketing. During her 12-year tenure at AstraZeneca, Ms. McCourt was President & CEO of AstraZeneca Canada Inc. from 2011 to 2012 and also held the following roles in AstraZeneca Pharmaceuticals LP: Vice President US Business Development, Strategy & Launch; Vice President of Business Units; and Vice President Managed Markets, Government & Policy. Ms. McCourt holds a Bachelor of Science degree in Biology from Lafayette College.

Andrew Powell. Mr. Powell joined Medivation as Senior Vice President, General Counsel and Corporate Secretary in May 2015. He brings to Medivation more than 25 years of leadership experience in the life sciences industry, most recently as Executive Vice President, General Counsel and Corporate Secretary of InterMune, Inc. from September 2013 to March 2015, where he helped the company prepare for the U.S. approval and launch of Esbriet® (pirfenidone) as a treatment for idiopathic pulmonary fibrosis and played a leadership role in InterMune’s acquisition by Swiss drug maker Roche for more than $8 billion. Early in his career, Mr. Powell held positions of increasing responsibility for nearly 15 years at the multi-national healthcare company Baxter International, Inc., where he was instrumental in a series of transactions that established Baxter throughout Asia; Mr. Powell led the global law practice at Baxter Bioscience. Subsequently, he was part of the senior team that repositioned Collagenex Pharmaceuticals, Inc. as a leader in dermatology. Mr. Powell then served as Senior Vice President and General Counsel at ImClone Systems, Inc., where he helped the company grow before playing a key role in a successful process that resulted in a sale to Eli Lilly. Immediately prior to joining InterMune, he was Executive Vice President, General Counsel and Secretary at Cornerstone Therapeutics, Inc. through its successful sale to Chiesi Farmaceutici S.p.A. Mr. Powell holds a Bachelor of Arts degree from the University of North Carolina at Chapel Hill and a J.D. from Stanford Law School.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of Common Stock as of May 19, 2016, (except as noted) by: (i) each nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of Medivation as a group; and (iv) all those known by us to be beneficial owners of more than five percent of Common Stock.

Except as indicated by footnotes, and subject to applicable community property laws where applicable, we believe that each of the stockholders named in this table possesses sole voting and investment power with respect to all shares indicated as beneficially owned.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
FMR LLC and certain affiliates (2)	24,006,067	14.54%
245 Summer Street
Boston, MA 02210
The Vanguard Group and certain affiliates (3)	11,697,051	7.09%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc. and certain affiliates (4)	10,694,013	6.48%
55 East 52nd Street
New York, NY 10022
Directors and Named Executive Officers
David T. Hung, M.D. (5)	4,402,673	2.67%
Richard A. Bierly (6)	11,500	*
Mohammad Hirmand, M.D. (7)	199,891	*
Andrew Powell (8)	19,941	*
Jennifer J. Rhodes (9)	11,098	*
Thomas Templeman, Ph.D.	—	—
Lynn Seely, M.D. (10)	888,772	*
Kim D. Blickenstaff (11)	192,870	*
Kathryn E. Falberg (12)	134,744	*
Michael L. King, Ph.D.	—	—
C. Patrick Machado (13)	641,617	*
Dawn Svoronos (14)	82,378	*
W. Anthony Vernon (15)	252,870	*
Wendy L. Yarno (16)	82,868	*
All executive officers and directors as a group (12 persons) (17)	6,009,852	3.64%

*	Represents beneficial ownership of less than one percent.
(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13F filed with the SEC. Applicable percentages are based on 167,075,031 shares of Common Stock outstanding on June 3, 2016, adjusted as required by rules promulgated by the SEC. The numbers of shares issuable upon exercise of exercisable SARs within 60 days of June 3, 2016, is calculated based upon the closing price of Common Stock on June 3, 2016.
(2)	Based on information contained in a Schedule 13F filed with the SEC on May 16, 2016, FMR LLC has sole voting power over 2,305,732 shares and shared power to dispose or direct the disposition of all of the shares. The Schedule 13F filed by FMR LLC provides information as of March 31, 2016, and, consequently, the beneficial ownership of FMR LLC may have changed between March 31, 2016, and June 3, 2016.
(3)

Based on information contained in a Schedule 13F filed with the SEC on May 13, 2016, Vanguard Group Inc. (“Vanguard”) has sole power to vote or direct the vote of 166,293 shares, shared power to vote or direct the vote of 21,192 shares, sole power to dispose or direct the disposition of 11,521,466 of the shares and shared power to dispose or direct the disposition of 175,585 of the shares. The Schedule 13F provides information as of March 31, 2016, and, consequently, the beneficial ownership of Vanguard may have changed between March 31, 2016, and June 3, 2016.
(4)	Based on information contained in a Schedule 13F filed with the SEC by: BlackRock, Inc. on May 10, 2016; BlackRock Advisors LLC on May 12, 2016; BlackRock Fund Advisors on May 10, 2016; BlackRock Group LTD on May 10, 2016; BlackRock Institutional Trust Company, N.A. on May 10, 2016; BlackRock Investment Management, LLC on May 10, 2016; and BlackRock Japan Co. Ltd on May 10, 2016 (BlackRock, Inc. and these affiliates collectively, “BlackRock”) have sole voting power over 9,653,376 shares and sole dispositive power over all of the shares. The Schedule 13Fs filed by BlackRock provides information as of March 31, 2016, and, consequently, the beneficial ownership of BlackRock may have changed between March 31, 2016, and June 3, 2016.
(5)	Includes: (i) 145,120 shares held in a personal trust; (ii) 2,375,464 shares issuable upon exercise of options exercisable within 60 days of June 3, 2016; and (iii) 427,190 shares issuable upon exercise of 534,400 SARS exercisable within 60 days of June 3, 2016.
(6)	Consists of: (i) 11,500 shares issuable upon exercise of options exercisable within 60 days of June 3, 2016.
(7)	Includes: (i) 130,752 shares issuable upon exercise of options exercisable within 60 days of June 3, 2016; and (ii) 47,584 shares issuable upon exercise of 58,800 SARs exercisable within 60 days of June 3, 2016.
(8)	Includes: 11,966 shares issuable upon exercise of options exercisable within 60 days of June 3, 2016; and (ii) 6,810 shares issuable upon vesting of RSUs within 60 days of June 3, 2016.
(9)	Ms. Rhodes’ last day of employment with the Company was on August 31, 2015. Accordingly, Ms. Rhodes’ beneficial ownership information in the table above is as of March 15, 2016.
(10)	Includes: (i) 529,283 shares issuable upon exercise of options exercisable within 60 days of June 3, 2016; and (ii) 178,103 shares issuable upon exercise of 222,800 SARs exercisable within 60 days of June 3, 2016. Dr. Seely’s last day of employment with the Company was on October 15, 2015. Accordingly, Dr. Seely’s beneficial ownership information in the table above is as of March 15, 2016 and includes shares of Common Stock that vested through April 1, 2016.
(11)	Includes: (i) 178,100 shares issuable upon exercise of options exercisable within 60 days of June 3, 2016; and (ii) 3,156 shares issuable upon vesting of RSUs within 60 days of June 3, 2016.
(12)	Includes: (i) 50,000 shares held in a personal trust; (ii) 54,974 shares issuable upon exercise of options exercisable within 60 days of June 3, 2016; and (iii) 3,156 shares issuable upon vesting of RSUs within 60 days of June 3, 2016.
(13)	Includes: (i) 395,694 shares issuable upon exercise of options exercisable within 60 days of June 3, 2016; (ii) 178,103 shares issuable upon exercise of 222,800 SARs exercisable within 60 days of June 3, 2016; and (iii) 3,156 shares issuable upon vesting of RSUs within 60 days of June 3, 2016.
(14)	Includes: (i) 64,144 shares issuable upon exercise of options exercisable within 60 days of June 3, 2016; and (ii) 3,156 shares issuable upon vesting of RSUs within 60 days of June 3, 2016.
(15)	Includes: (i) 238,100 shares issuable upon exercise of options exercisable within 60 days of June 3, 2016; and (ii) 3,156 shares issuable upon vesting of RSUs within 60 days of June 3, 2016.
(16)	Includes: (i) 53,098 shares issuable upon exercise of options exercisable within 60 days of June 3, 2016; and (ii) 3,156 shares issuable upon vesting of RSUs within 60 days of June 3, 2016.
(17)	Consists of shares beneficially owned by each executive officer and director as of June 3, 2016, including the shares described in footnotes 5, 7, 8 and 11 through 16 above.

DIRECTOR COMPENSATION

Our non-employee directors receive cash compensation, options to purchase shares of Common Stock and RSUs for their services as members of the Board. The following table shows, for the fiscal year ended December 31, 2015, information with respect to the compensation of Medivation’s non-employee directors. Dr. Hung, Medivation’s President and Chief Executive Officer, receives no additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($) (3) (4) (5)	Stock Awards ($) (3) (6) (7)	Total ($)
Kim D. Blickenstaff	$115,000		$181,244	$175,000	$471,244
Kathryn E. Falberg	75,000		181,244	175,000	431,244
Michael L. King, Ph.D. (1)	27,083		254,162	261,667	542,912
C. Patrick Machado	50,000		181,244	175,000	406,244
Dawn Svoronos	87,794	(2)	181,244	175,000	444,038
W. Anthony Vernon	67,500		181,244	175,000	423,744
Wendy L. Yarno	100,842		181,244	175,000	457,086

(1)	Dr. King joined the Board on December 4, 2015.
(2)	Consists of payments of $12,794 in connection with her service as Medivation’s interim Chief Commercial Officer, of which $268 was for a gross-up of taxes, and a cash payment of $75,000 in connection with her service as a non-employee director.
(3)	Amounts in this column represent the aggregate grant date fair value of stock option and RSU awards granted during the fiscal year ended December 31, 2015, calculated in accordance with ASC 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 2(g) to the Notes to Consolidated Financial Statements, “Stock-Based Compensation” in Medivation’s 2015 Annual Report.
(4)	Mr. Blickenstaff, Ms. Falberg, Mr. Machado, Ms. Svoronos, Mr. Vernon and Ms. Yarno were each granted an option to purchase 6,284 shares of Common Stock at an exercise price of $55.45 on June 16, 2015. The grant date fair value of the stock option awards on June 16, 2015 was $28.84 per share. Dr. King was granted an option to purchase 12,235 shares of Common Stock at an exercise price of $42.77 on December 4, 2015. The grant date fair value of the stock option award on December 4, 2015 was $20.77 per share.
(5)	The aggregate number of shares subject to outstanding stock options held by each non-employee director listed in the table above as of December 31, 2015, was as follows: 178,100 shares for Mr. Blickenstaff; 58,100 shares for Ms. Falberg; 12,235 shares for Dr. King; 478,204 shares for Mr. Machado; 69,146 shares for Ms. Svoronos; 238,100 shares for Mr. Vernon; and 58,100 shares for Ms. Yarno. Mr. Machado also held outstanding stock appreciation rights subject to 222,800 shares as of December 31, 2015.
(6)	Mr. Blickenstaff, Ms. Falberg, Mr. Machado, Ms. Svoronos, Mr. Vernon and Ms. Yarno were each awarded 3,156 RSUs on June 16, 2015. The grant date fair value of the RSUs on June 16, 2015 was $55.45 per share. Dr. King was awarded 6,118 RSUs on December 4, 2015. The grant date fair value of the RSUs on December 4, 2015 was $42.77 per share.
(7)	The aggregate number of unvested RSUs held by each non-employee director listed in the table above as of December 31, 2015, was as follows: 3,156 RSUs for Mr. Blickenstaff; 8,156 RSUs for Ms. Falberg; 6,118 RSUs for Dr. King; 3,156 RSUs for Mr. Machado; 8,158 RSUs for Ms. Svoronos; 3,156 RSUs for Mr. Vernon; and 8,158 RSUs for Ms. Yarno.

Cash Compensation Arrangements

For the fiscal year ended December 31, 2015, each of Medivation’s non-employee directors received each of the applicable retainers and fees set forth below for serving as a member of the Board, Chairman of the Board or as a committee chair or committee member:

Retainer/Fee Category	Amount ($)
Annual retainer, all members	$50,000
Additional annual retainer for Chairman	50,000
Additional annual retainer for Committee Chairs:
Audit Committee	25,000
Compensation Committee	20,000
Nominating and Corporate Governance Committee	15,000
Additional annual retainer for Committee Members:
Audit Committee	15,000
Compensation Committee	10,000
Nominating and Corporate Governance Committee	7,500

Our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board and Board committee meetings and such reimbursement policy, as well as the Board retainer fees set forth above, remains unchanged.

Equity Compensation Arrangements

Under Medivation’s director compensation arrangements effective April 2015, upon initial election to the Board, each non-employee director was entitled to receive an initial grant of equity equal to a Black-Scholes value of $525,000, split equally between stock options and RSUs. The stock option has an exercise price per share equal to the closing sales price of a share of Common Stock on the date of grant. The stock option vests over four years, with 25% of the shares vesting on the one year anniversary of the date of grant, and the remainder vesting monthly in 36 equal installments over the next three years. The RSU grants vests with respect to 1/3 of the shares on each of the first, second and third anniversaries of the vesting date as determined based on Medivation’s company policy.

In addition to the initial stock option grants and RSU grants, each non-employee director was entitled to receive an additional annual grant of equity each year equal to a Black-Scholes value of $350,000, split equally between stock options and RSUs. The stock option has an exercise price per share equal to the closing sales price of a share of Common Stock on the date of grant. Both stock options and RSU grants received from an annual grant vest the earlier of one year from the date of grant or the next annual shareholder meeting.

In 2015, we did not make any grants to non-employee directors under director compensation arrangements in effect prior to April 2015.

As provided for by the terms of Medivation’s Amended 2004 Plan, in the event of a change of control, the vesting of all equity awards will accelerate and all awards will become fully exercisable or payable, as applicable, and all forfeiture restrictions on such equity awards will lapse immediately prior to the change of control. Under the Amended 2004 Plan, a “change of control” generally includes the acquisition by any person or group of 50% or more of Medivation’s voting securities (subject to exceptions), certain incumbent directors ceasing to constitute a majority of the Board, Medivation’s merger, consolidation, reorganization, sale of assets or other extraordinary corporate transaction unless Medivation’s outstanding voting securities continue to represent at least a majority of the combined voting power of the surviving corporation, or Medivation’s liquidation or dissolution. We provided these benefits to promote the ability of Medivation’s directors to act in the best interests of Medivation’s stockholders, despite the possibility that they will not continue as directors as a result of the change of control transaction.

Processes and Procedures for Determining Director Compensation

The Compensation Committee and the Board periodically consider and determine director compensation with the input of Medivation’s President and Chief Executive Officer and outside compensation consultants as they deem appropriate. For example, Radford, an Aon-Hewitt Company, provided competitive compensation data and input on the 2015 equity awards and the 2015 cash compensation for non-employee directors. As a result of that review and study, the Compensation Committee adjusted Medivation’s director compensation program to that as set forth above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses Medivation’s executive compensation policies and how and why the Compensation Committee arrived at specific compensation decisions for the year ended December 31, 2015, for the following “named executive officers,” whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this Consent Revocation Statement:

•	David T. Hung, M.D., President and Chief Executive Officer;

•	Richard A. Bierly, former Chief Financial Officer;

•	Mohammad Hirmand, M.D., Interim Chief Medical Officer;

•	Andrew Powell, General Counsel and Corporate Secretary;

•	Thomas Templeman, Ph.D., Senior Vice President of Pharmaceutical Operations;

•	Jennifer J. Rhodes, former General Counsel and Corporate Secretary; and

•	Lynn Seely, M.D., former Chief Medical Officer.

On September 15, 2015, we effected a two-for-one forward stock split of Common Stock in the form of a stock dividend. All references to number of shares or price per share in the sections that follow are on a post-split basis.

Executive Summary

Business Overview

We are a biopharmaceutical company focused on the development and commercialization of medically innovative therapies to treat serious diseases for which there are limited treatment options. We have one commercial product, XTANDI® (enzalutamide) capsules, or XTANDI, through Medivation’s collaboration with Astellas Pharma, Inc., or Astellas. XTANDI has received marketing approval in the United States, Europe and numerous other countries worldwide for the treatment of patients with metastatic castration-resistant prostate cancer, or mCRPC, and in Japan for the treatment of patients with castration-resistant prostate cancer, or CRPC. We and Astellas are also conducting investigational studies of enzalutamide in prostate cancer, advanced breast cancer, and hepatocellular carcinoma.

We seek to become a more fully-integrated biopharmaceutical company through the continued commercialization of XTANDI, the acquisition or in-license and development and commercialization of other product opportunities, and through the advancement of Medivation’s own proprietary research and development programs. We expect that Medivation’s future growth may come from both Medivation’s internal research efforts, focused on oncology, neurology and other areas, and third-party business development activities, such as Medivation’s acquisition of all worldwide rights to talazoparib in the fourth quarter of 2015 and Medivation’s license of exclusive worldwide rights to pidilizumab from CureTech in the fourth quarter of 2014.

2015 Corporate Performance Highlights

The highlights of the Company’s performance for 2015 include:

•

During 2015, we presented updated data from Medivation’s Phase 2 study evaluating the investigational use of enzalutamide as a single agent for the treatment of advanced androgen receptor positive, triple-negative breast cancer, or TNBC. An exploratory analysis of overall survival data collected as of September 15, 2015, demonstrated that patients treated with enzalutamide whose tumors tested positive according to a novel diagnostic assay experienced a 13.8-month longer median overall survival duration compared to those patients whose tumor tested negative for the novel gene expression profile. Median overall survival in the diagnostic positive group treated with enzalutamide was 21.3 months (95% CI: 12.9, 21.3) compared with 7.5 months (95% CI: 4.8, 11.2) for the diagnostic negative group treated with enzalutamide.

•	In October 2015, we completed an acquisition of all rights to talazoparib from BioMarin Pharmaceutical Inc. pursuant to an asset purchase agreement.

•	In July 2015, the U.S. Food and Drug Administration, or FDA, approved a label update for XTANDI based on an updated overall survival analysis of the Phase 3 PREVAIL trial.

•	In April 2015, we and Astellas reported top-line results from the Phase 2 STRIVE trial. The trial achieved its primary endpoint demonstrating a statistically significant increase in progression-free survival, or PFS, defined as time from randomization to radiographic (bone or soft tissue) progression, prostate-specific antigen (PSA) progression (defined by Prostate Cancer Working Group 2 criteria), or death due to any cause, whichever occurs first, for patients with CRPC for enzalutamide compared with bicalutamide (Hazard Ratio = 0.24; 95% CI: 0.18, 0.32; p < 0.0001). Median PFS was 19.4 months in the enzalutamide group compared with 5.7 months in the bicalutamide group.

•	In January 2015, we and Astellas reported top-line results from the Phase 2 TERRAIN trial. The trial achieved its primary endpoint demonstrating a statistically significant increase in PFS, defined as time from randomization to centrally determined radiographic progression, skeletal-related event, initiation of new anti-neoplastic therapy or death, whichever occurred first, for patients with metastatic CRPC for enzalutamide compared to bicalutamide (Hazard Ratio = 0.44; 95% CI: 0.34, 0.57; p < 0.0001). Median PFS was 15.7 months in the enzalutamide group compared to 5.8 months in the bicalutamide group.

Compensation Governance Highlights

	What we do		What we don’t do
☑	Design executive compensation program to align pay with performance	☒	No excessive change in control or severance payments
☑	Structure the vast majority of pay as variable and not guaranteed (90% for Medivation’s Chief Executive Officer in 2015 and over 70% for each other named executive officer in 2015)	☒	No repricing of underwater stock options
☑	Provide reasonable post-employment and change in control provisions	☒	No tax gross-ups
☑	Maintain stock ownership guidelines for substantial ownership by executive officers and directors	☒	No excessive perquisites
☑	Prohibit hedging and pledging by executive officers and directors	☒	No multi-year guarantees for salary increases, non-performance based guaranteed bonuses or guaranteed equity compensation

Response to Stockholder Advisory Vote on Our Executive Compensation

A critical component of the Compensation Committee’s process has been to maintain active ongoing engagement with Medivation’s stockholders. We received significant support from Medivation’s stockholders on Medivation’s 2014 and 2015 advisory votes on executive compensation—more than 99% and 98%, respectively, of the votes cast were in favor of the proposals—indicating strong support of Medivation’s executive compensation program. Given the significant level of stockholder support in 2014 and 2015, the Compensation Committee did not make any significant changes for 2015 as a result of the advisory votes. The Compensation Committee will continue to consider the outcome of Medivation’s say-on-pay votes and Medivation’s stockholder views when making future compensation decisions for Medivation’s executive officers.

Compensation Philosophy and Objectives

The goals of Medivation’s executive compensation program are to align Medivation’s executive officers’ compensation with Medivation’s pre-established business objectives and the interests of Medivation’s stockholders, to incentivize Medivation’s executive officers, to reward Medivation’s executive officers when we achieve success, and to reflect the teamwork philosophy of Medivation’s executive management team. Specifically, we have created an executive compensation program that combines both the short- and long-term components, cash and equity, and fixed and contingent payments, in proportions that we believe are the most appropriate to incentivize and reward Medivation’s executive officers for achieving Medivation’s pre-established objectives. As a result of stockholder input and to further enhance the alignment of pay and performance, in 2016, the Compensation Committee elected to grant performance share awards to Medivation’s executive officers, which will vest upon the achievement of certain revenue targets for fiscal year 2017 and clinical development milestones. The Compensation Committee selected fiscal year 2017 for the revenue targets as well as clinical development milestones which we hope to achieve over the next three years, to serve Medivation’s stockholders’ long-term interests.

We compete for qualified employees, including executive officers, both in the San Francisco geographical region (where Medivation’s offices are located) and in the pharmaceutical and biotechnology industries, where competition for talented employees is fierce. Medivation’s executive compensation program is intended to make us competitive in this environment so that we can attract and retain executive officers, while being fair relative to other professionals within Medivation’s organization, which helps Medivation’s executive management function as a stable team. We believe these considerations will enhance stockholder value over the longer term.

Process for Setting Executive Officer Compensation and Role of Management

The Compensation Committee oversees the compensation policies, plans, and programs for all of Medivation’s employees generally, but only reviews and specifically approves the compensation for Medivation’s executive officers and principal accounting officer. The Compensation Committee operates pursuant to a charter that outlines its specific authority and responsibilities. The charter is periodically reviewed and revised by the Compensation Committee and the Board and is available on Medivation’s website at www.medivation.com.

In making its executive compensation determinations, the Compensation Committee considers recommendations from Medivation’s President and Chief Executive Officer. While Medivation’s President and Chief Executive Officer discusses his recommendations regarding the executive officers’ and principal accounting officer’s compensation with the Compensation Committee, he does not recommend or participate in determining his own compensation. In making his recommendations, Medivation’s President and Chief Executive Officer receives input from Medivation’s Human Resources Department and has access to various third-party compensation surveys and compensation data, including the Radford Global Life Sciences Survey. A summary of such third-party compensation surveys is also received and reviewed by the Compensation Committee. Other executive officers also participate in Compensation Committee meetings, but not in the portions of any meetings during which decisions are made regarding executive officer compensation.

As described below, for purposes of setting 2015 base salaries, bonus opportunity, and equity awards, the Compensation Committee received competitive compensation data and input from Radford, an Aon-Hewitt Company, a compensation consulting firm engaged by the Compensation Committee.

Role of Compensation Committee’s Compensation Consultant

The Compensation Committee utilizes Radford for executive compensation benchmarking and consulting based on its recognized status as a leading global provider of compensation intelligence and consulting services to companies in the life sciences sectors. Radford is engaged by the Compensation Committee to provide it with competitive compensation data and input on base salaries, bonus opportunities and equity awards for executive officers, and for compensation of Medivation’s non-employee directors, for which we paid Radford $49,550 in

2015. Radford also performed work related to employee compensation support initiated in 2014, for which we paid Radford $5,460 in 2015, and provided Medivation’s management with access to the Radford Global Life Sciences Survey for a fee of $10,439 in 2015, which in each case were requested by Medivation’s management and of which the Compensation Committee was aware of but did not review and approve as those services were reviewed and approved by management in the ordinary course of business. We also retained the services of Aon Risk Services, an affiliate of Radford and a leading provider of insurance and risk management services, in certain ongoing insurance broker roles. We paid Aon Risk Services $200,000 for its insurance brokerage services performed at the request of management in 2015. Although the Compensation Committee was aware of the nature of the services performed by Aon Risk Services, the Compensation Committee did not review and approve such services, as those services were reviewed and approved by management in the ordinary course of business. Before engaging Radford, for purposes of minimizing any potential conflicts of interest, the Compensation Committee also required that any matters on which Radford works with management will be fully disclosed to the Compensation Committee. The Compensation Committee considered and assessed all relevant factors that could give rise to a potential conflict of interest with respect to the work of Radford. Based on this review, the Compensation Committee did not believe there was any conflict of interest raised by work performed by Radford.

In 2015, Radford met with Medivation’s executive officers for purposes of gathering information on compensation proposals that management intended to recommend to the Compensation Committee, and developed its recommendations regarding specific compensation levels independently of Medivation’s executive officers’ recommendations and provided its recommendations directly to the Compensation Committee. Only Medivation’s President and Chief Executive Officer was present during the Compensation Committee’s discussion of the compensation of each executive officer; however, he was not present during the Compensation Committee’s discussion of his own compensation.

Peer Group Companies and Use of Benchmarking Data

We set Medivation’s compensation largely by benchmarking to the compensation paid by Medivation’s peer companies. The peer group of companies considered in the determination of Medivation’s executive officer compensation is reviewed annually by the Compensation Committee, with guidance from Radford. The Compensation Committee evaluated publicly-held commercial life sciences companies on the basis of market capitalization and revenue, as the Compensation Committee believes that such metrics are meaningful indicators of comparability. Included in the peer group are the companies with which we compete for highly qualified executive officers.

The Compensation Committee reviewed the criteria used for selecting peer group members, and approved certain changes to the peer group in the fall of 2014, for purposes of making executive officer compensation decisions for 2015, including base salaries, bonus opportunities, and equity awards. The companies in this updated peer group generally met the following criteria recommended by Radford and approved by the Compensation Committee: publicly traded life sciences companies with revenues between $200 million and $1.5 billion and market capitalization of approximately 0.3x to 3x Medivation’s then-market capitalization of $7.3 billion. At the time this revised peer group was adopted, Medivation’s 12-month trailing revenue was at the 39th percentile of the peer group and Medivation’s market capitalization was at the 55th percentile of the peer group. These criteria were revised from the prior peer group, for which the criteria were publicly traded life sciences companies with revenues below $1 billion and market capitalization of approximately 0.3x to 3x Medivation’s then-market cap of $4.6 billion, resulting in three companies being dropped from the peer group and four new companies being added to the peer group. Additionally, two companies were dropped from the peer group as a result of being acquired.

The revised peer group, which we call the 2015 peer group, consists of the following companies:

Acorda Therapeutics	Nektar Therapeutics
Alexion Pharmaceuticals	NPS Pharmaceuticals (acquired in 2015)
Alkermes	Pacira Pharmaceuticals
Alnylam Pharmaceuticals	Pharmacyclics (acquired in 2015)
BioMarin Pharmaceutical	Regeneron Pharmaceuticals
Cubist Pharmaceuticals (acquired in 2015)	Salix Pharmaceuticals (acquired in 2015)
Endo International	Seattle Genetics
Incyte	The Medicines Company
Isis Pharmaceuticals	United Therapeutics
Jazz Pharmaceuticals	Vertex Pharmaceuticals

The 20 companies in this peer group had trailing 12-month revenues ranging from $35 million to $2.6 billion, with a median of $593 million; market capitalizations in September 2014 ranging from $1.3 billion to $36 billion, with a median of $6 billion and with only three companies’ market capitalizations in excess of $20 billion. The companies with market capitalizations above the general parameter were included, in part, to balance the effect of including companies with market capitalizations below the general parameter, with the goal of positioning Medivation at the median of the peer group.

Our Compensation Committee generally targets total direct compensation of Medivation’s executive officers between the 50th and 75th percentiles of the applicable peer group. The Compensation Committee determined that these targets are appropriate for the following reasons: (1) the nature of Medivation’s business requires a highly skilled employee group with educational backgrounds and experience that are in short supply; (2) we are competing for this limited pool of highly skilled employees with many other pharmaceutical and biotechnology companies, many of which are much larger and more established than we are; (3) given Medivation’s business model of identifying early stage technologies and developing them quickly and cost-effectively, we expect Medivation’s employees to perform at very high levels and in a very lean and efficient manner; and (4) to provide the Compensation Committee with greater flexibility in making annual compensation decisions, including allocating compensation among the various components, based on Medivation’s business performance and long-term value creation opportunities. Actual total direct compensation may exceed Medivation’s target levels relative to Medivation’s peers’ actual compensation when performance goals are exceeded, and may be lower than Medivation’s target levels when performance goals are not achieved.

Executive Compensation Program: Elements of Compensation

As discussed in further detail below, Medivation’s executive compensation program consists of the following three principal components:

•	Base Salary. Base salary is the primary fixed compensation element in Medivation’s executive pay program, which is intended to attract and retain executive officers capable of fulfilling Medivation’s strategic business objectives. The Compensation Committee believes base salaries should reflect (1) the job responsibilities, experience and skill level of the executive officer, (2) pay level, as determined by reference to total compensation, comparable to similar positions at companies in Medivation’s peer group, and (3) internal pay equity with respect to the rest of the executive team. Base salary is an important element within Medivation’s executive compensation program, as it provides Medivation’s executive officers with a stable source of income despite other elements being at risk.

•	Bonus. We maintain an annual bonus plan under which bonuses may be paid to Medivation’s executive officers annually to reward them for achievement of short-term financial or other corporate goals. The annual bonus program is primarily designed to reward achievement on meeting specified corporate objectives for that year, although the Compensation Committee reserves the right to make discretionary adjustments, as it deems appropriate, in its judgment.

•	Equity Awards. Equity compensation represents the largest at-risk component of Medivation’s executive officer compensation program. We believe this is appropriate to align the interests of Medivation’s executive officers with those of Medivation’s stockholders to achieve and sustain long-term stock price growth. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of Common Stock through the grant of equity awards. For 2015, Medivation’s executive officers received annual equity awards in the form of both RSUs and stock options. For 2016, the Compensation Committee elected to add performance share units (PSUs) into the mix of equity awards granted to Medivation’s executive officers. The PSUs will vest upon the achievement of certain revenue targets for fiscal year 2017 and clinical development milestones which we hope to achieve over the next three years. The Compensation Committee believes that PSUs further align the pay of Medivation’s executive officers to the Company’s performance to serve Medivation’s stockholders’ long-term interests.

In addition, the Compensation Committee believes that if Medivation’s officers own shares of Common Stock with values that are significant to them, they will have an additional incentive to act to maximize long-term stockholder value instead of short-term gain. In this regard, in 2014, the Compensation Committee adopted stock ownership guidelines for Medivation’s executive officers described in more detail below.

We also offer to Medivation’s executive officers certain cash severance and change of control benefits, as well as participation (with all other eligible employees) in Medivation’s 401(k) plan and other benefits generally available to all employees, including Medivation’s 2013 Employee Stock Purchase Plan. Each of these elements of compensation is described in more detail below.

2014 and 2015 Base Salaries and Annual Target Bonus Percentages

For 2015 decisions, the Compensation Committee maintained its philosophy to generally target base salary and target bonus opportunity together between the 50th and 75th percentiles of Medivation’s peer group. The Compensation Committee considers base salary and target bonus opportunity together because these two elements determine the officer’s total cash compensation. Using a general range of the 50th to 75th percentiles for target compensation allows for top quartile pay when justified by performance. The Compensation Committee deemed it appropriate to set the base salaries and target bonus opportunities for 2015 as shown in the following table and subsequent footnotes:

Name	2015 Base Salary ($)	Increase from 2014 Base Salary (%)	2015 Bonus Target (% of 2015 Base Salary)	Increase from 2014 Bonus Target Percentage (%)
Dr. Hung	$866,250	10.0%	100%	0.0%
Mr. Bierly	465,000	1.5	60	0.0
Mr. Powell (1)	450,000	N/A	60	N/A
Dr. Templeman (2)	400,000	N/A	40	N/A
Ms. Rhodes (3)	450,000	1.1	50	0.0
Dr. Seely (4)	525,000	5.0	60	0.0

(1)	This amount represents Mr. Powell’s annualized base salary and target bonus percentage as stated in his May 13, 2015 offer letter. Mr. Powell’s base salary earned in 2015 was $267,692 as indicated in the Summary Compensation Table.
(2)	This amount represents Dr. Templeman’s annualized base salary and target bonus percentage as stated in his July 1, 2015 offer letter. Dr. Templeman’s base salary earned in 2015 was $112,308 as indicated in the Summary Compensation Table.

(3)	Ms. Rhodes ceased to be an employee in August 2015. She served as a consultant from September 2015 through December 2015. Ms. Rhodes’ base salary earned in 2015 was $300,000 as indicated in the Summary Compensation Table.
(4)	Dr. Seely ceased to be an employee in October 2015. She served as a consultant from October 2015 through April 15, 2016. Dr. Seely’s base salary earned in 2015 was $415,625 as indicated in the Summary Compensation Table.

Analysis provided to the Compensation Committee by Radford indicated these base salaries and target bonus percentages resulted in 2015 target total cash compensation (base salary plus target bonus) that, in comparison to the compensation of comparable officers of the 2015 peer group companies, as determined by their then most recent proxy statements and data from the Radford Global Life Sciences Survey, was between the 50th and 75th percentiles, overall. Dr. Hung’s base salary in relation to the 2015 peer group companies was below the 50th percentile; accordingly, the Compensation Committee increased his base salary by 10% to bring his base salary to approximately the 50th percentile. Target total cash compensation for 2015 was between the 50th and 75th percentiles for Dr. Hung, at approximately the 50th percentile for Mr. Bierly, at approximately the 75th percentile for Mr. Powell, between the 50th and 75th percentiles for Dr. Templeman, between the 50th and 75th percentiles for Ms. Rhodes, and at approximately the 75th percentile for Dr. Seely.

Dr. Hirmand joined Medivation in 2007, and immediately prior to his appointment as Interim Chief Medical Officer, was Medivation’s Senior Vice President of Clinical Development and Operations. In that role he was not an executive officer and, accordingly, his compensation was not set by the Compensation Committee. As Senior Vice President of Clinical Development and Operations, Dr. Hirmand’s 2015 base salary was $402,800 and his 2015 bonus target was 40%. After he was appointed Interim Chief Medical Officer in October 2015, and pursuant to his offer letter with us for his position as Interim Chief Medical Officer, he received an additional $4,400 per month in cash compensation, for a period of six months from October 1, 2015 through March 31, 2016, for a total of $26,400, a stock option to purchase 2,380 shares of Common Stock and an RSU award to acquire 1,190 shares of Common Stock. Dr. Hirmand also received an additional bonus of $26,000 on March 15, 2016. These amounts were determined by management considering benchmark data for Chief Medical Officer positions from Radford, along with Dr. Hirmand’s overall years of experience and the interim nature of the position, and reviewed and confirmed by the Compensation Committee. Dr. Hirmand’s role as Interim Chief Medical Officer was subsequently extended for a period of three months, from April 1, 2016 through June 30, 2016, during which he continues to receive the additional $4,400 per month in cash compensation. He also received a stock option to purchase 1,120 shares of Common Stock, an RSU award to acquire 560 shares of Common Stock and is eligible to receive an additional bonus of $13,000 at the conclusion of the interim role period.

Annual Incentive Bonus Program

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows an income tax deduction for certain compensation paid to Medivation’s Chief Executive Officer and Medivation’s other three most highly compensated executive officers, other than Medivation’s Chief Financial Officer (collectively, the “covered employees”), to the extent such compensation exceeds $1 million in a taxable year. However, “performance-based compensation” is not subject to this deduction limitation if the compensation satisfies the requirements of Section 162(m). At Medivation’s annual meeting of stockholders in June 2013, Medivation’s stockholders approved the Medivation, Inc. 2013 Cash Performance Incentive Plan (the “CPIP”), which allows us to grant performance-based awards intended to qualify as “performance-based compensation” under Section 162(m).

Our Compensation Committee is charged with administering the CPIP and establishes, in the first quarter of each fiscal year, (1) the participating employees, (2) threshold goals which must be achieved before any awards can be paid pursuant to the CPIP, (3) a target award, generally as a percentage of each participating employee’s base salary, that may be paid to each participant if specified objective performance goals are met, and (4) the maximum award that may be paid to each participant under the CPIP. The threshold goals, together with the maximum award, serve to establish a ceiling on the annual incentive award that the Compensation Committee may award to each participant on a tax deductible basis. The Compensation Committee retains the authority to reduce each participant’s award based on factors determined by the Compensation Committee in its sole and absolute discretion.

For Medivation’s 2015 annual incentive bonus program pursuant to the CPIP, the Compensation Committee approved in the first quarter of 2015: (1) the participation by the then-executive officers of Medivation; (2) the three threshold goals set forth under “Section 162(m) Threshold Goals” in the table below; (3) target awards for each participant as set forth under “2015 Bonus Target (% of 2015 Base Salary)” in the table above; and (4) a maximum award of 250% of each participant’s target bonus if all of the Section 162(m) Threshold Goals were satisfied. In early 2016, the Compensation Committee considered the company’s 2015 performance against these Section 162(m) Threshold Goals to determine whether the three threshold goals were achieved for purposes of funding the annual incentive bonus plan. The Compensation Committee’s determination is set forth in the table below.

Section 162(m) Threshold Goals	Potential Percentage of Bonus Target Eligibility Upon Achievement	2015 Company Performance	Actual Percentage of Bonus Target Eligibility Based on 2015 Achievement
U.S. XTANDI Net Sales ≥ $1 Billion	175%	U.S. XTANDI net sales of $1.151 Billion	175%
Initiation of new Pivotal Clinical Study	50%	Phase 2 clinical trial evaluating pidilizumab in patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL) initiated in December 2015	50%
New NME in Clinical Development (i.e., submitted or open IND or enrolling in clinical study)	25%	Advanced MDV4463 into a Phase 1 clinical study in healthy volunteers	25%
	250%		250%

Our Compensation Committee also approved, in the first quarter of 2015, performance objectives for 2015. These objectives were set based on recommendations from management to reflect the Company’s financial goals for XTANDI and strategic initiatives to diversify Medivation’s assets beyond Medivation’s core XTANDI franchise. The Compensation Committee then assigned a relative weighting to each goal to reflect the goal’s potential impact on Medivation’s business. In early 2016, the Compensation Committee considered Medivation’s 2015 performance against these objectives to calculate Medivation’s level of achievement against each of the 2015 goals. The Compensation Committee then multiplied each goal’s achievement level by the weighting assigned to that goal by the Compensation Committee. Our Compensation Committee’s determination of the Company’s achievement during 2015 of each goal, the basis for that determination, the weighting of each goal, and the resulting product of achievement times weighting, is set forth in the table below.

2015 Goal	Weighting	2015 Company Performance	Percentage Achievement Determined by our Compensation Committee	Weighting x Percentage Achievement
Financial & Commercial Objectives
U.S. XTANDI Net Sales greater than $1.050 billion	35%	U.S. XTANDI net sales of $1.151 Billion.	225%	79%
Development Objectives
Initiation of a new Phase 3 Study for Pidilizumab in Oncology	20%	Our clinical study evaluating the safety and efficacy of pidilizumab in patients with DLBCL was a phase 2, not a phase 3, clinical study.	0%	0%
Publication of TERRAIN and positive STRIVE data	10%	Publication of TERRAIN did not occur until January 2016; Positive top-line results reported from STRIVE in April 2015.	50%	5%
Discovery and Early Development Objectives
1-2 New Molecular Entities in Clinical Development (i.e., submitted or open IND, or enrolling in clinical study)	20%	Phase 1 clinical study evaluating MDV4463 in healthy volunteers initiated by June 30, 2015, which was earlier than the company’s expectations.	225%	45%
Organizational Performance Objectives
Excellent Organizational Performance and Continued Adherence to Medivation’s Core Values	10%	We adhered to Medivation’s core values in the execution of Medivation’s corporate objectives	100%	10%
Enterprise Resource Planning	5%	We did not complete the implementation of Medivation’s enterprise resource planning system.	0%	0%
	100%			139%

After taking into consideration the above achievements and each named executive officer’s performance during 2015, the Compensation Committee determined the amount of the annual performance-based bonus awards earned by Medivation’s named executive officers for 2015 performance to be 139% as set forth in the Summary Compensation Table below, except for Ms. Rhodes and Dr. Seely whose bonus amounts are described in “Severance and Change of Control Benefits” below.

2015 Equity Compensation

In February 2015, the Compensation Committee determined the form and amount of equity awards to be granted to Medivation’s executive officers. As described below under “Equity Granting Practices,” the Compensation Committee historically made annual grant decisions at the end of each year, but in late 2013 the Compensation Committee determined that annual grant decisions would instead be made in the first quarter of the following year so that, among other reasons, it could fully consider the corporate performance results of the prior year. This change in grant timing is why the Summary Compensation Table does not reflect RSUs or stock options granted to certain named executive officers, including Medivation’s Chief Executive Officer, in 2013.

In 2015, the Compensation Committee chose to grant the value of the equity awards 75% in stock options and 25% in RSUs. This decision reflected the Compensation Committee’s view that Medivation’s stockholders’ interests are best served by having Medivation’s executive officers’ equity compensation weighted more heavily on stock options, which have value only to the extent Medivation’s stock price appreciates after the grant date, than on RSUs, which have value even if Medivation’s stock price declines after the grant date.

Our awards of stock options generally vest over a four-year period, with 25% of the shares covered by an option vesting one year from the grant date and an additional 1/48th of the shares vesting each month thereafter until fully vested. The awards of RSUs generally vest in equal annual installments over a three-year period. We believe these vesting schedules are appropriate and encourage retention of Medivation’s executive officers, as individuals must remain employed for at least one year before they can potentially realize any value and must remain with us a total of three to four years to realize the maximum value of any individual grant. These vesting schedules are typical of Medivation’s peer group companies.

In determining the aggregate value of the stock options and RSUs granted to Medivation’s executive officers in 2015, the Compensation Committee considered Medivation’s performance in 2014 and relied on data provided by Radford regarding total compensation of comparable executive officers at the 2015 peer group companies to target equity awards at a level that, when combined with target total cash compensation for 2015, would generally be between the 50th and 75th percentiles of Medivation’s peer group if Medivation’s performance goals are achieved or exceeded.

In 2015, the Compensation Committee approved the following grants of stock options and RSUs to Medivation’s executive officers:

Name	Number of Shares Subject to 2015 Stock Options (#)	Number of Shares Subject to 2015 RSUs (#)
Dr. Hung	228,000	42,000
Mr. Bierly	50,000	9,000
Ms. Rhodes (1)	38,000	7,000
Dr. Seely (2)	62,000	11,000

(1)	All awards were subsequently cancelled upon Ms. Rhodes’ termination of employment from Medivation.
(2)	Of Dr. Seely’s awards, 43,918 shares subject to stock options and 7,334 shares subject to RSUs were subsequently cancelled upon Dr. Seely’s termination of employment from Medivation.

Dr. Hirmand, in his prior role as Senior Vice President of Clinical Development and Operations, received a stock option for 13,560 shares and an RSU award for 6,780 shares in 2015. Upon his appointment to Interim Chief Medical Officer in October 2015, he received an additional stock option for 2,380 shares and an additional RSU award for 1,190 shares. In connection with the extension of his role as Interim Chief Medical Officer, he received an additional stock option for 1,120 shares and an additional RSU award for 560 shares. Each of these awards were recommended by management to the Compensation Committee considering Radford benchmark data for Chief Medical Officer positions, along with Dr. Hirmand’s overall years of experience and the interim nature of the role.

Mr. Powell and Dr. Templeman received new hires grants in 2015 when they joined the Company in May and September 2015, respectively. Mr. Powell received a stock option for 40,860 shares and an RSU award for 20,430 shares and Dr. Templeman received a stock option for 45,440 shares and an RSU award for 22,720 shares. To determine Mr. Powell’s and Dr. Templeman’s new hire grant awards, the Compensation Committee used benchmark data provided by Radford for annual equity grants for their respective positions and utilized a multiplier to calculate their new hire awards. Use of such a multiplier is common within Medivation’s industry and among Medivation’s peer companies.

The Compensation Committee believes the above-described equity awards foster an ownership culture focused on Medivation’s long-term performance while providing each executive officer with an ongoing equity position in the Company that is competitive with similarly situated executive officers in Medivation’s peer group.

Severance and Change of Control Benefits

We have entered into Change of Control Severance Benefits Agreements with Medivation’s named executive officers to provide certain benefits in the event of a termination of employment following a change of control. We provide these benefits to promote the ability of Medivation’s executive officers to act in the best interests of Medivation’s stockholders, despite the possibility of their termination of employment as a result of a change of control. The terms of these agreements are described in more detail under the heading “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

In addition, under Medivation’s Amended 2004 Plan, immediately prior to a change of control, the vesting of all equity awards accelerates and all such awards become fully exercisable and/or payable, and all forfeiture restrictions on such equity awards lapse. The acceleration of equity vesting on a change of control is designed to ensure that employees receive the benefit of the transaction by having the opportunity to realize value from their equity awards at the time of the transaction constituting the change of control. This acceleration treats all Medivation employees the same regardless of their employment status after the transaction and recognizes that a change of control often causes significant disruption at all levels of the organization.

Our Compensation Committee believes that, given the risks associated with the biopharmaceutical industry and the increasing frequency of acquisitions in the industry, it is necessary to provide the severance and change of control protections reflected in Medivation’s Change of Control Severance Benefits Agreements and Amended 2004 Plan in order to attract and retain qualified executive officers. We have also determined that these severance and change of control protections that we offer are comparable to those offered by Medivation’s peer companies.

In August 2015, we entered into a Separation Agreement with Ms. Rhodes pursuant to which she ceased to be an employee of the Company on August 31, 2015. Under the terms of the Separation Agreement and in consideration of her executing the release of claims in favor of the Company, Ms. Rhodes is entitled to receive twelve months of her base salary then in effect in the aggregate amount of $450,000, a pro-rata share of her annual target bonus for 2015 in the amount of $150,750, premiums of approximately $21,605 for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, or COBRA) until August 31, 2016, and continuation of the vesting period of her equity awards until December 31, 2015 (but not later than the expiration of the 10-year term of any related options). The Separation Agreement provides that, in consideration for the severance benefits she is receiving, Ms. Rhodes performed consulting services for the Company until December 31, 2015. Because Ms. Rhodes’ service as an employee and consultant was continuous such that termination of her employment did not constitute a termination of service for purposes of Medivation’s Amended 2004 Plan, vesting of her outstanding equity awards did not cease on her separation date but continued for the duration of her consulting period.

In September 2015, we entered into a Separation Agreement with Dr. Seely pursuant to which she ceased to be an employee of the Company on October 15, 2015. Under the terms of the Separation Agreement and in consideration of her executing the release of claims in favor of the Company, Dr. Seely received six months of her base salary then in effect in the aggregate amount of $262,500, her annual target bonus for 2015 in the amount of $315,000, premiums of approximately $15,303 for continued health insurance coverage under COBRA until April 15, 2016, continuation of the vesting period of her equity awards until April 15, 2016, and extension of the post-termination exercise period of her options to acquire Common Stock to April 15, 2017 (but not later than the expiration of the 10-year term of any such option). The Separation Agreement provides that, in consideration for the severance benefits she is receiving, Dr. Seely performed consulting services for the Company until April 15, 2016. Because Dr. Seely’s service as an employee and consultant was continuous such that termination of her employment did not constitute a termination of service for purposes of Medivation’s Amended 2004 Plan, vesting of her outstanding equity awards did not cease on her separation date but continued for the duration of her consulting period.

In March 2016, we entered into a Separation Agreement with Mr. Bierly pursuant to which he will cease to be an employee of the Company following his retirement on July 15, 2016. Under the terms of the Separation Agreement and in consideration of his executing the release of claims in favor of the Company, Mr. Bierly is entitled to receive seven months of his base salary then in effect, a pro-rata share of his 2016 annual target bonus, reimbursement of his COBRA premiums through February 28, 2017, and continuation of the vesting period of his equity awards until September 15, 2016 (but not later than the expiration of the 10-year term of any related options). The Separation Agreement provides that, in consideration for the severance benefits he is receiving, Mr. Bierly will perform consulting services for the Company until September 15, 2016. Because Mr. Bierly’s service as an employee and consultant is continuous such that termination of his employment does not constitute a termination of service for purposes of Medivation’s Amended 2004 Plan, vesting of his outstanding equity awards does not cease on his separation date but continues for the duration of his consulting period.

Benefits and Perquisites

We offer health care coverage, life insurance, a 401(k) plan and Medivation’s 2013 Employee Stock Purchase Plan to Medivation’s employees, and Medivation’s executive officers are eligible to participate in these programs on the same terms as Medivation’s other employees.

Under the 401(k) Plan, we provide discretionary company matching contributions for all employee contributions, including those of Medivation’s executive officers, on a dollar-for-dollar basis for the first 3% of wages or bonuses contributed by the employee in any calendar year and $0.50 per dollar contributed on the next 2% of wages or bonuses contributed by the employee in such calendar year. We do not provide defined benefit pension plans or other defined contribution retirement plans to Medivation’s executive officers or other employees other than the 401(k) Plan.

We believe Medivation’s health benefit coverages, 401(k) Plan, Medivation’s 2013 Employee Stock Purchase Plan and other generally available benefit programs allow us to remain competitive for highly skilled employee talent, and we believe the availability of the benefit programs generally enhances employee productivity and retention at Medivation. The main objectives of Medivation’s benefit programs are to give Medivation’s employees access to quality healthcare, financial protection from unforeseen events, and assistance in achieving financial retirement goals, in full compliance with applicable legal requirements. These generally available benefits typically do not specifically factor into decisions regarding an individual executive officer’s total compensation or equity award package.

From time-to-time, we may offer certain perquisites and benefits to Medivation’s executive officers not offered to the general employee population. Please see “Summary Compensation—Summary Compensation Table,” footnote 15, for a discussion of such perquisites provided to Medivation’s named executive officers in 2015.

Stock Ownership Guidelines

To further the long-term alignment of Medivation’s executive officers with Medivation’s stockholders and in response to feedback from stockholders, the Compensation Committee adopted stock ownership guidelines for Medivation’s executive officers. These guidelines require Medivation’s President and Chief Executive Officer to hold shares equal to at least five times his annual base salary, and Medivation’s other executive officers to hold shares equal to at least two times his or her annual base salary. Executive officers have five years from the date that they become executive officers to reach these ownership thresholds. All of Medivation’s executive officers who have been executive officers for five or more years have met their stock ownership obligations.

Equity Granting Practices

Historically, prior to 2014, the Compensation Committee met with the independent members of the Board to approve all equity grants to Medivation’s executive officers at the last Compensation Committee and Board meeting of each year. In making its executive compensation determinations, the Compensation Committee considers recommendations from Medivation’s President and Chief Executive Officer. While Medivation’s President and Chief Executive Officer has discussions regarding his compensation recommendations for the executive officers with the Compensation Committee, he does not recommend or participate in determining his own compensation. The Compensation Committee and the Board selected those meetings as the date to approve the year’s annual equity grants because it coincided with their review of performance during the year and the approval of other components of executive compensation (e.g., base salary increases and target bonus opportunity for the upcoming year, and bonus payments for that year). Beginning in 2014, however, the Compensation Committee and the Board approved annual bonuses for the prior year and equity awards for the current year, in the first quarter of the year. The Compensation Committee and the Board believe that this change in timing will provide them more time to review final results from the prior year, and in addition, provide them more time to consider benchmark data and other information in connection with determining executive officer compensation.

The Compensation Committee has adopted a formal policy and procedure for equity grant approvals. Under the policy in effect for 2015, grants to Medivation’s executive officers (both annual grants and new-hire awards) are approved either at a meeting of the Compensation Committee or by unanimous written consent. If approved at a meeting, the approval date is the date of the meeting, and if approved by written consent, the approval date is the date the last Compensation Committee member provides consent. For awards of RSUs, the approval date is also the grant date. For awards of stock options, the grant date is determined as follows: if the approval date is the 1st through the 15th of any month, then the options are granted effective on the 15th day of the month (or the next trading day that the NASDAQ Global Stock Market is open); awards of stock options approved from the 16th through the end of the month are granted on the last day of the month (or the next trading day that the NASDAQ Global Stock Market is open).

The exercise price of the stock options is not less than the closing price of Common Stock on the NASDAQ Global Stock Market on date of grant. We have no practice of timing grants of stock options or RSUs to coordinate with the release of material non-public information, and we have not timed the release of material non-public information for purposes of affecting the value of the compensation awarded to Medivation’s named executive officers or any other employee.

Compensation Risk Assessment

During the fiscal year ended December 31, 2015, the Compensation Committee reviewed Medivation’s compensation policies as generally applicable to Medivation’s employees in order to determine whether any such programs were likely to present a material risk to Medivation. As a result of this review and analysis, the Compensation Committee determined that Medivation’s policies and programs do not encourage excessive or inappropriate risk taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on Medivation.

Hedging and Pledging Policy

Our Insider Trading Policies have prohibited Medivation’s employees, including Medivation’s executive officers, from engaging in transactions to “hedge” ownership of Medivation’s stock, including short sales, or trading in any derivatives involving Medivation’s securities. We believe this policy is consistent with good corporate governance and with Medivation’s pay-for-performance compensation model. The policies also prohibit pledging of Common Stock. There are no outstanding pledged shares.

Clawback Policy

As a public company, if we are required to restate Medivation’s financial results due to Medivation’s material non-compliance with any financial reporting requirements under the federal securities laws, as a result of misconduct, Medivation’s President and Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once the SEC adopts final regulations on the subject.

Tax and Accounting Considerations

Section 162(m) generally provides that a publicly held company may not deduct compensation paid to certain of its top executive officers in excess of $1 million in a calendar year, unless such compensation qualified as “performance-based compensation” within the meaning of Section 162(m). We are mindful of the benefit to Medivation and Medivation’s stockholders of the full deductibility of compensation and have taken steps so both cash and equity awards that we grant may qualify for deductibility under Section 162(m). However, the Compensation Committee retains the discretion to provide compensation that potentially may not be fully deductible to reward performance to enhance retention, or to otherwise further Medivation’s compensation objectives, consistent with Medivation’s compensation philosophies. In addition, awards we grant that are intended to qualify as performance-based awards may not necessarily qualify for such status under Section 162(m).

Our Compensation Committee also considers the impact of Section 409A of the Code, and in general, Medivation’s executive plans and programs are designed to comply with the requirements of that section so as to avoid possible adverse tax consequences that may result from non-compliance.

In accordance with U.S. generally accepted accounting principles, stock-based compensation cost is measured at the grant date or re-measurement date if applicable, based on the estimated fair value of the awards, and is recognized as an expense over the requisite employee service period (which is generally the vesting period of the award) or based upon the probability of attaining the pre-established corporate performance objectives in the case of performance share awards. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Summary Compensation

The following table shows for the years ended December 31, 2015, 2014 and 2013, compensation awarded to or paid to, or earned by, Medivation’s Chief Executive Officer, Medivation’s former Chief Financial Officer, Medivation’s three other most highly compensated executive officers who served until the end of the year in 2015, Medivation’s former General Counsel and Corporate Secretary who ceased to be an employee in August 2015, and Medivation’s former Chief Medical Officer who ceased to be an employee in October 2015. We refer to these executive officers as the “named executive officers” in this Consent Revocation Statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (8)	Stock Awards ($) (9)		Option Awards ($) (9)		Non-Equity Incentive Plan Compensation ($) (14)	All Other Compensation ($) (15)	Total ($)
David T. Hung, M.D. President and Chief Executive Officer (1)	2015	$866,250	$—	$2,117,220		$5,358,467		$1,204,088	$13,438	$9,559,463
	2014	787,500	—	1,914,500		6,162,490		1,693,100	13,356	10,570,946
	2013	750,000	—	—		—		1,537,500	13,038	2,300,538

Richard A. Bierly Former Chief Financial	2015	465,000	160,000	453,690		1,175,103		387,810	14,956	2,656,559
	2014	345,261	120,000	944,930		941,517		463,700	90,676	2,906,084
Officer (2)

Mohammad Hirmand, M.D.	2015	402,800	13,200	430,337		415,669		223,957	11,590	1,497,553
Interim Chief Medical Officer (3)

Andrew Powell General Counsel and Corporate Secretary (4)	2015	267,692	—	1,340,310		1,168,798		224,200	1,656	3,002,656

Thomas Templeman, Ph.D. SVP, Pharmaceutical Operations (5)	2015	112,308	50,000	889,488		954,817		61,500	73,359	2,141,472

Jennifer J. Rhodes Former General Counsel and Corporate Secretary (6)	2015	300,000	—	529,078	(10)	1,198,710	(12)	150,750	482,865	2,661,403
	2014	445,000	—	344,610		1,065,694		389,400	89,395	2,334,099
	2013	400,000	—	107,478		652,407		410,000	11,881	1,581,766

Lynn Seely, M.D. Former Chief Medical Officer (7)	2015	415,625	—	1,195,150	(11)	2,424,772	(13)	315,000	290,650	4,641,197
	2014	500,000	—	536,060		1,807,046		645,000	13,356	3,501,462
	2013	480,400	—	—		—		590,900	11,718	1,083,018

(1)	Dr. Hung is not compensated for his role as a director. The amounts shown reflect compensation earned as an employee only.
(2)	Mr. Bierly ceased to be Chief Financial Officer in April 2016. He remains an employee until July 15, 2016, after which he will perform consulting services for the company until September 15, 2016.
(3)	Dr. Hirmand was appointed Interim Chief Medical Officer in October 2015.
(4)	Mr. Powell joined Medivation in May 2015.
(5)	Dr. Templeman joined Medivation in September 2015.
(6)	Ms. Rhodes ceased to be an employee in August 2015. She served as a consultant from September 2015 through December 2015.
(7)	Dr. Seely ceased to be an employee in October 2015. She served as a consultant from October 2015 through April 15, 2016.
(8)	Amounts for Mr. Bierly and Dr. Templeman reflect signing bonuses for joining Medivation. The 2014 amount for Mr. Bierly’s bonus represents 3/4ths of his signing bonus of $160,000 for the first year, as this bonus amount was repayable on a pro rata basis if he left Medivation before the first anniversary of the date of his employment, which was March 31, 2014. The 2015 amount for Mr. Bierly’s bonus represents 1/4th of his signing bonus of $160,000 for the first year and 3/4ths of his signing bonus of $160,000 for the second year, as these bonus amounts are repayable on a pro rata basis if he leaves Medivation before the first and second anniversaries of the date of his employment. The amount for Dr. Hirmand reflects a bonus in connection with his appointment to Interim Chief Medical Officer in October 2015.
(9)	Represents the aggregate grant date fair value of stock option awards and RSUs, as applicable, granted during the applicable year and calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. For a discussion of the valuation methodology of these awards, please see Note 2(g) to the Notes to Consolidated Financial Statements, “Stock-Based Compensation” in Medivation’s 2015 Annual Report. These amounts do not reflect the actual economic value that will be realized by Medivation’s named executive officers upon the vesting of the stock awards or the sale of the common stock underlying such awards.
(10)	Includes the grant date fair value of $352,870 for RSUs covering 7,000 shares granted on February 9, 2015 (grant date fair value per share was $50.41 on February 9, 2015), which were subsequently cancelled upon Ms. Rhodes’ termination of employment from Medivation; and also includes the aggregate incremental value of $176,208 for the continued vesting of RSUs covering 2,001 shares of Common Stock in connection with her termination of employment from Medivation.

(11)	Includes the grant date fair value of $554,510 for RSUs covering 11,000 shares granted on February 9, 2015 (grant date fair value per share was $50.41 on February 9, 2015), of which 7,334 shares were subsequently cancelled upon Dr. Seely’s termination of employment from Medivation; and also includes the aggregate incremental value of $640,640 for the continued vesting of RSUs covering 14,332 shares of Common Stock in connection with her termination of employment from Medivation.
(12)	Includes the grant date fair value of $893,078 for an option to purchase 38,000 shares of Common Stock at an exercise price of $52.67 granted on February 17, 2015 (grant date fair value per share was $23.50 on February 17, 2015), which were subsequently cancelled upon Ms. Rhodes’ termination of employment from Medivation; and also includes the aggregate incremental value of $305,632 for the continued vesting of options covering 9,083 shares of Common Stock in connection with her termination of employment from Medivation.
(13)	Includes the grant date fair value of $1,457,127 for an option to purchase 62,000 shares of Common Stock at an exercise price of $52.67 granted on February 17, 2015 (grant date fair value per share was $23.50 on February 17, 2015), of which 43,918 shares were subsequently cancelled upon Dr. Seely’s termination of employment from Medivation; and also includes the aggregate incremental value of $967,645 for the continued vesting of options and SARs and extension of exercise period covering 48,364 shares of Common Stock in connection with her termination of employment from Medivation.
(14)	Represents amounts awarded to the named executive officers pursuant to Medivation’s annual incentive bonus plan. Mr. Powell joined Medivation in May 2015, and accordingly his bonus reflects his service for 60% of 2015. Dr. Templeman joined Medivation in September 2015, and accordingly his bonus reflects his service for 28% of 2015. For more information about Medivation’s annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—Annual Incentive Bonus Program.”
(15)	Amounts in 2015 consisted of group term life insurance premiums paid by Medivation ($2,838 for Dr. Hung, $4,356 for Mr. Bierly, $990 for Dr. Hirmand, $1,656 for Mr. Powell, $828 for Dr. Templeman, $660 for Ms. Rhodes and $2,247 for Dr. Seely) and employer matching contributions to Medivation’s 401(k) Plan ($10,600 for each named executive officer other than for Mr. Powell and Dr. Templeman, both of whom did not participate in Medivation’s 401(k) Plan during 2015). In addition, amounts included relocation expenses reimbursed by Medivation in the amount of $72,531 for Dr. Templeman. Also, for Ms. Rhodes, $450,000 relates to payments made to her in connection with her Separation Agreement consisting of a lump sum cash payment and $21,605 relates to COBRA payments; and for Dr. Seely, $262,500 relates to payments made to her in connection with her Separation Agreement consisting of various cash payments and $15,303 relates to COBRA payments.

Grants of Plan-Based Awards

The following table shows for the fiscal year ended December 31, 2015, information regarding grants of plan-based awards to the named executive officers:

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Corporate Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($)	Target ($)	Maximum ($)
Dr. Hung	2/9/2015	2/9/2015	$—	$866,250	$2,165,625	—	—	—	—
	2/9/2015	2/9/2015	—	—	—	42,000	—	—	$2,117,220
	2/17/2015	2/9/2015	—	—	—	—	228,000	$52.67	5,358,467
Mr. Bierly	2/9/2015	2/9/2015	—	279,000	697,500	—	—	—	—
	2/9/2015	2/9/2015	—	—	—	9,000	—	—	453,690
	2/17/2015	2/9/2015	—	—	—	—	50,000	52.67	1,175,103
Dr. Hirmand	2/23/2015	2/23/2015	—	161,120	402,800	—	—	—	—
	2/23/2015	2/23/2015	—	—	—	6,780	—	—	383,748
	3/2/2015	2/23/2015	—	—	—	—	13,560	60.53	365,659
	9/29/2015	9/29/2015	—	—	—	1,190	—	—	46,589
	9/30/2015	9/29/2015	—	—	—	—	2,380	42.50	50,010
Mr. Powell	5/27/2015	5/27/2015	—	270,000	675,000	—	—	—	—
	5/27/2015	5/27/2015	—	—	—	20,430	—	—	1,340,310
	6/1/2015	5/27/2015	—	—	—	—	40,860	64.17	1,168,798
Dr. Templeman	9/29/2015	9/29/2015	—	160,000	400,000	—	—	—	—
	9/29/2015	9/29/2015	—	—	—	22,720	—	—	889,488
	9/30/2015	9/29/2015	—	—	—	—	45,440	42.50	954,817
Ms. Rhodes	2/9/2015	2/9/2015	—	225,000	562,500	—	—	—	—
	2/9/2015	2/9/2015	—	—	—	7,000	—	—	352,870	(3)
	2/17/2015	2/9/2015	—	—	—	—	38,000	52.67	893,078	(4)
Dr. Seely	2/9/2015	2/9/2015	—	315,000	787,500	—	—	—	—
	2/9/2015	2/9/2015	—	—	—	11,000	—	—	554,510	(5)
	2/17/2015	2/9/2015	—	—	—	—	62,000	52.67	1,457,127	(6)

(1)	Reflects awards under Medivation’s annual incentive bonus plan (the “2015 Bonus Plan”). The dollar amounts in this column represent the threshold, target and maximum amounts of each named executive officer’s annual cash bonus award for the fiscal year ended December 31, 2015, pursuant to Medivation’s 2015 Bonus Plan. The actual cash bonus award earned for the fiscal year ended December 31, 2015, for each named executive officer is set forth in the Summary Compensation Table above. Accordingly, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the fiscal year ended December 31, 2015, or the actual cash compensation earned by the named executive officer. Target amounts represent 100% of 2015 base salary for Dr. Hung, 60% of 2015 base salary for Mr. Bierly, 40% of 2015 base salary for Dr. Hirmand, 60% of 2015 base salary for Mr. Powell, 40% of 2015 base salary for Dr. Templeman, 50% of 2015 base salary for Ms. Rhodes and 60% of 2015 base salary for Dr. Seely. For a description of Medivation’s annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—Annual Incentive Bonus Program.”

(2)	Represents the grant date fair value of stock options and RSUs granted during the fiscal year ended December 31, 2015, calculated in accordance with ASC 718. For a discussion of the valuation of these awards, please see Note 2(g) to the Notes to Consolidated Financial Statements, “Stock-Based Compensation” in Medivation’s 2015 Annual Report. Options granted represent non-qualified stock options to purchase shares of Common Stock, or NQSO, and have a ten-year term; options vest as to 25% of shares on the first anniversary of the vesting commencement date, and monthly thereafter as to 1/48th of the shares. RSUs represent the right to receive one share of Common Stock for each unit; RSUs vest in equal annual installments over a three-year period.
(3)	Represents the grant date fair value of 7,000 RSUs granted on February 9, 2015 (grant date fair value per share on February 9, 2015 was $50.41), which were subsequently cancelled upon Ms. Rhodes’ termination of employment from Medivation.
(4)	Represents the grant date fair value of an option to purchase 38,000 shares of Common Stock at an exercise price of $52.67 granted on February 17, 2015 (grant date fair value per share on February 17, 2015 was $23.50), which were subsequently cancelled upon Ms. Rhodes’ termination of employment from Medivation.
(5)	Represents the grant date fair value of 11,000 RSUs granted on February 9, 2015 (grant date fair value per share on February 9, 2015 was $50.41), of which 7,334 shares were subsequently cancelled upon Dr. Seely’s termination of employment from Medivation.
(6)	Represents the grant date fair value of an option to purchase 62,000 shares of Common Stock at an exercise price of $52.67 granted on February 17, 2015 (grant date fair value per share on February 17, 2015 was $23.50), of which 43,918 shares were subsequently cancelled upon Dr. Seely’s termination of employment from Medivation.

Compensation Plans and Arrangements

Base Salaries

Base salary is the primary fixed compensation element in Medivation’s executive pay program, which is intended to attract and retain executive officers capable of fulfilling Medivation’s strategic business objectives. The Compensation Committee believes that base salaries should reflect the job responsibilities, experience and skill level of the executive officer, and pay level, as determined by reference to total compensation, comparable to similar positions at companies in Medivation’s peer group, as well as internal pay equity with respect to the rest of the executive team. Base salary is an important element within Medivation’s executive compensation program, as it provides Medivation’s executive officers with a stable source of income despite other elements being at risk. For more information regarding the base salaries we offer to Medivation’s named executive officers, including with respect to determinations of the base salaries of Medivation’s named executive officers for 2015, please see “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—2014 and 2015 Base Salaries and Annual Target Bonus Percentages.”

Annual Bonus Plan

We maintain an annual bonus plan under which bonuses may be paid to Medivation’s executive officers annually to reward them for achievement of short-term financial or other corporate goals. The annual bonus program is primarily designed to reward achievement on meeting specified corporate objectives for that year, although the Compensation Committee reserves the right to make discretionary adjustments as it deems appropriate. For more information about Medivation’s annual incentive bonus program, please see “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—Annual Incentive Bonus Program” and “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—2014 and 2015 Base Salaries and Annual Target Bonus Percentages.”

Equity Awards

Our standard practice before 2010 was to grant only stock options to Medivation’s executive officers. In 2010, we began granting a combination of stock options and RSUs to Medivation’s executive officers, and in

2011 Medivation’s Compensation Committee elected to grant Medivation’s executive officers a combination of SARs and performance share awards. In 2012, the Compensation Committee returned to the practice of granting Medivation’s executive officers a combination of stock options and RSUs. In 2016, the Compensation Committee elected to add performance share awards back into the mix of equity awards granted to Medivation’s executive officers, in addition to stock options and RSUs. The performance share awards will vest upon the achievement of certain revenue targets for fiscal year 2017 and clinical development milestones which we hope to achieve over the next three years. Equity compensation represents the largest at-risk component of Medivation’s executive officer compensation program. We believe this is appropriate to align the interests of Medivation’s executive officers with those of Medivation’s stockholders to achieve and sustain long-term stock price growth. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of Common Stock through the grant of equity awards.

Our awards of stock options generally vest ratably over a four-year period, with 25% of the shares covered by an option vesting one year from the grant date and an additional 1/48th of the shares vesting each month thereafter until fully vested. The awards of RSUs generally vest in equal annual installments over a three-year period. We believe these vesting schedules are appropriate and encourage retention of Medivation’s executive officers, as individuals must remain employed for at least one year before they can potentially realize any value and must remain with us a total of three to four years to realize the maximum value of any individual grant. These vesting schedules are typical of Medivation’s peer companies.

For more information about Medivation’s equity awards, please see “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—2015 Equity Compensation.”

Cash Severance Benefits

We have entered into Change of Control Severance Benefits Agreements with each of Medivation’s named executive officers. Ms. Rhodes’ Change in Control Severance Benefits Agreement was superseded by the Separation Agreement that we entered into with her in August 2015. Dr. Seely’s Change in Control Severance Benefits Agreement was superseded by the Separation Agreement that we entered into with her in September 2015. Mr. Bierly’s Change in Control Severance Benefits Agreement was superseded by the Separation Agreement that we entered into with him in March 2016. The terms of these Change of Control Severance Benefits Agreements and the Company’s Separation Agreements with Ms. Rhodes, Dr. Seely and Mr. Bierly are described in more detail under the heading “Potential Payments Upon Termination or Change of Control” below.

Additional Benefits

For a description of additional benefits we offer to Medivation’s named executive officers, including health and welfare benefits and participation in Medivation’s 401(k) Plan, please see “Compensation Discussion and Analysis—Executive Compensation Program: Elements of Compensation—Benefits and Perquisites.”

Offer Letters With Named Executive Officers Who Joined Medivation in 2015

Mr. Powell joined Medivation in May 2015, and pursuant to his offer letter with us his initial annual base salary was set at $450,000 per year, his target bonus was set at 60% of base salary (prorated for 2015), and he received a stock option to purchase 40,860 shares of Common Stock and an RSU award to acquire 20,430 shares of Common Stock.

Dr. Templeman joined Medivation in September 2015, and pursuant to his offer letter with us his initial annual base salary was set at $400,000 per year, he received a $50,000 signing bonus, his target bonus was set at 40% of base salary (prorated for 2015), he received a stock option to purchase 45,440 shares of Common Stock and an RSU award to acquire 22,720 shares of Common Stock, and he received various relocation benefits which were grossed up for state and federal tax purposes.

Dr. Hirmand joined Medivation in 2007 and was appointed Interim Chief Medical Officer in October 2015. Pursuant to his offer letter with us for his position as Interim Chief Medical Officer, he received, in addition to his previous compensation and equity awards, an additional $4,400 per month in cash compensation, for a period of six months from October 1, 2015 through March 31, 2016, a stock option to purchase 2,380 shares of Common Stock and an RSU award to acquire 1,190 shares of Common Stock. Dr. Hirmand also received an additional bonus of $26,000 on March 15, 2016. Dr. Hirmand’s role as Interim Chief Medical Officer was subsequently extended for a period of three months, from April 1, 2016 through June 30, 2016, during which he continues to receive the additional $4,400 per month in cash compensation. He also received a stock option to purchase 1,120 shares of Common Stock, an RSU award to acquire 560 shares of Common Stock and is eligible to receive an additional bonus of $13,000 at the conclusion of the interim role period.

Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2015, information regarding outstanding equity awards at fiscal year-end for the named executive officers.

Outstanding Equity Awards at Fiscal Year End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (21)
Dr. Hung	458,334	—		$5.29	10/1/2017	—		—
	387,502	—		4.69	10/31/2018	—		—
	593,750	—		8.64	12/15/2019	—		—
	400,000	—		3.37	12/15/2020	—		—
	534,400	—		12.20	12/9/2021	—		—
	232,474	77,526	(4)	27.43	12/17/2022	—		—
	121,916	144,084	(5)	41.78	2/18/2024	—		—
	—	228,000	(6)	52.67	2/17/2025	—		—
	—	—		—	—	33,334	(14)	$1,611,366
	—	—		—	—	42,000	(15)	2,030,280
Mr. Bierly (1)	19,852	36,194	(7)	29.05	4/15/2024	—		—
	—	50,000	(6)	52.67	2/17/2025	—		—
	—	—		—	—	20,682	(16)	999,768
	—	—		—	—	9,000	(15)	435,060
Dr. Hirmand	5,620	—		4.00	2/28/2018	—		—
	11,940	—		4.69	10/31/2018	—		—
	24,000	—		8.64	12/15/2019	—		—
	60,000	—		3.79	12/31/2020	—		—
	57,572	1,228	(8)	11.60	1/3/2022	—		—
	12,658	4,222	(4)	27.43	12/17/2022	—		—
	5,380	6,360	(9)	35.96	2/28/2024	—		—
	1,008	2,452	(10)	52.85	10/31/2024	—		—
	—	13,560	(11)	60.53	3/2/2025	—		—
	—	2,380	(12)	42.50	9/30/2025	—		—
	—	—		—	—	3,914	(19)	189,203
	—	—		—	—	1,154	(20)	55,784
	—	—		—	—	6,780	(15)	327,745
	—	—		—	—	1,190	(17)	57,525

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (21)
Mr. Powell	—	40,860	(13)	64.17	6/1/2025	—		—
	—	—		—	—	20,430	(18)	987,586
Dr. Templeman	—	45,440	(12)	42.50	9/30/2025			—
	—	—		—	—	22,720	(17)	1,098,285
Ms. Rhodes (2)	49,664	—		23.74	3/30/2016	—		—
	11,698	—		27.43	3/30/2016	—		—
	33,298	—		25.59	3/30/2016	—		—
	21,082	—		41.78	3/30/2016	—		—
Dr. Seely (3)	178,628	—		5.29	10/1/2017	—		—
	216,000	—		8.64	12/15/2019	—		—
	30,000	—		3.37	12/15/2020	—		—
	222,800	—		12.20	12/9/2021	—		—
	67,492	22,508	(4)	27.43	12/17/2022	—		—
	35,748	42,252	(5)	41.78	2/18/2024	—		—
	—	62,000	(6)	52.67	2/17/2025	—		—
	—	—		—	—	9,334	(14)	451,206
	—	—		—	—	11,000	(15)	531,740

(1)	Pursuant to Mr. Bierly’s Separation Agreement, his outstanding equity awards will vest until the end of his consulting period of September 15, 2016. Any unvested awards as of that date will be cancelled, and any vested and unexercised options as of that date will expire on December 14, 2016.
(2)	Pursuant to Ms. Rhodes’ Separation Agreement, her outstanding equity awards vested until the end of her consulting period of December 31, 2015. Her unvested awards as of that date were cancelled, and her vested and unexercised options as of that date expired on March 30, 2016.
(3)	Pursuant to Dr. Seely’s Separation Agreement, her outstanding equity awards vested until the end of her consulting period of April 15, 2016. Her unvested awards as of that date were cancelled, and her vested and unexercised options as of that date will expire on April 15, 2017.
(4)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on December 17, 2013, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on December 1, 2016. Please see footnote 3 for further discussion of Dr. Seely’s awards.
(5)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on February 18, 2015, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on February 1, 2018. Please see footnote 3 for further discussion of Dr. Seely’s awards.
(6)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on February 17, 2016, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on February 1, 2019. Please see footnotes 1 and 3 for further discussion of Mr. Bierly’s and Dr. Seely’s awards, respectively.
(7)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on April 15, 2015, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on April 1, 2018. Please see footnote 1 for further discussion of Mr. Bierly’s awards.

(8)	These SARS vest according to the following schedule: one quarter of the shares subject to the SARS vested on January 3, 2013, and the remaining shares subject to the SARS have vested in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the SARS became fully vested on January 1, 2016.
(9)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on February 28, 2015, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested by February 1, 2018.
(10)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on October 31, 2015, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on October 1, 2018.
(11)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option vested on March 2, 2016, and the remaining shares subject to the option have vested and will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on March 1, 2019.
(12)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option will vest on September 30, 2016, and the remaining shares subject to the option will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on September 1, 2019.
(13)	The shares subject to this option vest according to the following schedule: one quarter of the shares subject to the option will vest on June 1, 2016, and the remaining shares subject to the option will continue to vest in equal monthly installments on the first day of each month thereafter, so that all of the shares subject to the option will become fully vested on June 1, 2019.
(14)	The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of February 4, 2015, February 4, 2016, and February 4, 2017. Please see footnote 3 for further discussion of Dr. Seely’s awards.
(15)	The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of March 4, 2016, March 4, 2017, and March 4, 2018. Please see footnotes 1 and 3 for further discussion of Mr. Bierly’s and Dr. Seely’s awards, respectively.
(16)	The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of May 4, 2015, May 4, 2016, and May 4, 2017. Please see footnote 1 for further discussion of Mr. Bierly’s awards.
(17)	The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of October 4, 2016, October 4, 2017, and October 4, 2018.
(18)	The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of June 4, 2016, June 4, 2017, and June 4, 2018.
(19)	The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of March 4, 2015, March 4, 2016 and March 4, 2017.
(20)	The shares subject to this RSU award vest according to the following schedule: one third of the shares vest on each of November 4, 2015, November 4, 2016 and November 4, 2017.
(21)	Represents the market value of the unvested shares subject to the indicated RSU award based on the closing price of Common Stock on December 31, 2015, which was $48.34 per share.

Option Exercises and Stock Vested

The following table shows information regarding option exercises and RSUs vested during the fiscal year ended December 31, 2015, with respect to the named executive officers.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Dr. Hung	—	—	37,334	$1,760,435
Mr. Bierly	6,000	$222,300	10,340	648,370
Dr. Hirmand	—	—	5,346	269,026
Mr. Powell	—	—	—	—
Dr. Templeman	—	—	—	—
Ms. Rhodes	18,000	610,074	7,000	329,262
Dr. Seely	—	—	10,668	502,418

(1)	The value realized equals the difference between the market value of Common Stock on the date of exercise and the exercise price of the option, multiplied by the number of shares for which the option was exercised.
(2)	The value realized equals the closing price of Common Stock on each vesting date or, if the vesting date fell on a non-trading day, the closing price on the trading day preceding the vesting date, multiplied by the number of shares that vested on that date.

Potential Payments Upon Termination or Change of Control

Termination and Change of Control Agreements and Amended 2004 Plan Benefits

We have entered into Change of Control Severance Benefits Agreements with each of Medivation’s named executive officers. In addition, the Amended 2004 Plan provides each named executive officer with change of control vesting acceleration and post-termination stock option exercise period benefits. The following is a summary of the terms of the Change of Control Severance Benefits Agreements and the accelerated vesting and post-termination exercise period provisions of Medivation’s Amended 2004 Plan.

Change of Control Severance Benefits Agreement with David T. Hung, M.D. The Change of Control Severance Benefits Agreement we entered into with Dr. Hung provides Dr. Hung with severance and change of control benefits. If we terminate Dr. Hung without “cause” or if Dr. Hung resigns with “good reason” on or within 12 months following a “change of control,” then Dr. Hung will be entitled to a lump sum cash payment equal to 24 months of his base salary then in effect and payments of premiums for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, or COBRA) for up to 24 months, both of which are subject to certain conditions, including Dr. Hung’s execution of a binding release of claims, his confirmation in writing that he will continue to be bound by Medivation’s confidential information and inventions assignment agreement, and his prompt resignation from the Board if so requested by a majority of the Board. The term of the Change of Control Severance Benefits Agreement with Dr. Hung will expire on December 31, 2016, with automatic annual extensions thereafter unless notice of non-renewal is provided by Medivation before December 31 of the preceding year.

Change of Control Severance Benefits Agreement with the Other Named Executive Officers. The Change of Control Severance Benefits Agreements we have with Dr. Hirmand, Mr. Powell and Dr. Templeman provide these named executive officers with severance and change of control benefits. If we terminate Dr. Hirmand, Mr. Powell or Dr. Templeman without “cause” or if Dr. Hirmand, Mr. Powell or Dr. Templeman resigns with

“good reason” on or within 12 months following a “change of control,” then Dr. Hirmand, Mr. Powell or Dr. Templeman, as applicable, will be entitled to a lump sum cash payment equal to 18 months of his base salary then in effect and payments of premiums for continued health insurance coverage under COBRA for up to 18 months, subject in each case to certain conditions, including the named executive officer’s execution of a binding release of claims and his confirmation in writing that he will continue to be bound by Medivation’s confidential information and inventions assignment agreement. The term of each Change of Control Severance Benefits Agreement with a current officer will expire on December 31, 2016, with automatic annual extensions thereafter unless notice of non-renewal is provided by Medivation before December 31 of the preceding year.

For purposes of each of the above Change of Control Severance Benefits Agreements, “cause” generally includes a material failure by the named executive officer to perform his or her duties or the named executive officer’s intentional, material breach of any agreement with Medivation, in each case after an applicable cure period, or the named executive officer’s personal dishonesty, breach of fiduciary duty or engagement in willful misconduct. “Good reason” generally includes Medivation materially reducing the named executive officer’s base salary or benefits, Medivation materially diminishing the named executive officer’s authority, duties or responsibilities, or for all named executive officers other than Dr. Hung, Medivation relocating the named executive officer’s principal place of employment to a place that increases the named executive officer’s one-way commute from the named executive officer’s residence by at least 35 miles as compared to the named executive officer’s then-current principal place of employment immediately prior to such relocation, and for Dr. Hung, Medivation requiring him to be based more than 25 miles from his current office location, in each case without the consent of the named executive officer, or a material breach by Medivation of the applicable Change of Control Severance Benefits Agreements. The definition of “change of control” for purposes of each of the above Change of Control Severance Benefits Agreements is the same definition as used in Medivation’s Amended 2004 Plan, as described below.

Under each of the above Change of Control Severance Benefits Agreements, in the event that any severance benefits paid pursuant to the applicable agreement or otherwise (including under Medivation’s Amended 2004 Plan) would constitute a “parachute payment” within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, the applicable named executive officer’s benefits may be reduced to avoid the imposition of the excise tax if such reduction would result in a greater economic benefit to the named executive officer on an after tax basis. In addition, the timing of the severance payments provided for under each of the above Change of Control Severance Benefits Agreements may be deferred for up to six months if these payments would constitute “deferred compensation” under Section 409A of the Code (in which case, the deferred payments would be made in a lump sum following the end of the deferral period, with the balance being paid thereafter on the original payment schedules described in the Change of Control Severance Benefits Agreements).

In August 2015, we entered into a Separation Agreement with Ms. Rhodes pursuant to which she ceased to be an employee of the Company on August 31, 2015. Under the terms of the Separation Agreement and in consideration of her executing the release of claims in favor of the Company, Ms. Rhodes is entitled to receive twelve months of her base salary then in effect in the aggregate amount of $450,000, a pro-rata share of her annual target bonus for 2015 in the amount of $150,750, premiums of approximately $21,605 for continued health insurance coverage under COBRA until August 31, 2016, and continuation of the vesting period of her equity awards until December 31, 2015 (but not later than the expiration of the 10-year term of any related options). The Separation Agreement provides that, in consideration for the severance benefits she is receiving, Ms. Rhodes performed consulting services for the company until December 31, 2015. Because Ms. Rhodes’ service as an employee and consultant was continuous such that termination of her employment did not constitute a termination of service for purposes of Medivation’s Amended 2004 Plan, vesting of her outstanding equity awards did not cease on her separation date but continued for the duration of her consulting period.

In September 2015, we entered into a Separation Agreement with Dr. Seely pursuant to which she ceased to be an employee of the Company on October 15, 2015. Under the terms of the Separation Agreement and in consideration of her executing the release of claims in favor of the Company, Dr. Seely received six months of her base salary then in effect in the aggregate amount of $262,500, her annual target bonus for 2015 in the amount of $315,000, premiums of approximately $15,303 for continued health insurance coverage under COBRA until April 15, 2016, continuation of the vesting period of her equity awards until April 15, 2016, and extension of the post-termination exercise period of her options to acquire Common Stock to April 15, 2017 (but not later than the expiration of the 10-year term of any such option). The Separation Agreement provides that, in consideration for the severance benefits she is receiving, Dr. Seely performed consulting services for the company until April 15, 2016. Because Dr. Seely’s service as an employee and consultant was continuous such that termination of her employment did not constitute a termination of service for purposes of Medivation’s Amended 2004 Plan, vesting of her outstanding equity awards did not cease on her separation date but continued for the duration of her consulting period.

In March 2016, we entered into a Separation Agreement with Mr. Bierly pursuant to which he will cease to be an employee of the Company following his retirement on July 15, 2016. Under the terms of the Separation Agreement and in consideration of his executing the release of claims in favor of the Company, Mr. Bierly is entitled to receive seven months of his base salary then in effect, a pro-rata share of his 2016 annual target bonus, reimbursement of his COBRA premiums through February 28, 2017, and continuation of the vesting period of his equity awards until September 15, 2016 (but not later than the expiration of the 10-year term of any related options). The Separation Agreement provides that, in consideration for the severance benefits he is receiving, Mr. Bierly will perform consulting services for the company until September 15, 2016. Because Mr. Bierly’s service as an employee and consultant is continuous such that termination of his employment does not constitute a termination of service for purposes of Medivation’s Amended 2004 Plan, vesting of his outstanding equity awards does not cease on his separation date but continues for the duration of his consulting period. The Separation Agreement with Mr. Bierly superseded the Change of Control Severance Benefits Agreement we had with Mr. Bierly prior to us entering into the Separation Agreement, which Change of Control Severance Benefits Agreement had the same terms described above as the Change of Control Severance Benefits Agreements we have with Dr. Hirmand, Mr. Powell and Dr. Templeman; provided that if a change of control is consummated prior to his separation date of July 15, 2016, he will receive the severance benefits under his Change of Control Severance Benefits Agreement in lieu of, and not in addition to, the benefits set forth in the Separation Agreement.

We also have Change of Control Severance Benefits Agreements with Ms. Jarrett, who joined us as our Chief Financial Officer in April 2016, and Ms. McCourt, who became our Chief Operating Officer in February 2016, with the same terms described above as the Change of Control Severance Benefits Agreements we have with Dr. Hirmand, Mr. Powell and Dr. Templeman.

Amended 2004 Plan Benefits. In the event of a change of control, as defined in the Amended 2004 Plan, the vesting of all equity awards accelerates and all awards become fully exercisable and/or payable as applicable, and all forfeiture restrictions on the equity awards lapse, immediately prior to the change of control. Under the Amended 2004 Plan, a “change of control” generally includes the acquisition by any person or group of 50% or more of Medivation’s voting securities (subject to exceptions), certain incumbent directors ceasing to constitute a majority of the Board, Medivation’s merger, consolidation, reorganization, sale of assets or other extraordinary corporate transaction unless Medivation’s outstanding voting securities continue to represent at least a majority of the combined voting power of the surviving corporation, or Medivation’s liquidation or dissolution. The Amended 2004 Plan, and the forms of award agreements thereunder, also provide for an extended post-termination stock option exercise period in the event of a termination due to death or disability. As a general matter, the vested portion of options granted to Medivation’s named executive officers will expire 90 days after the named executive officer’s termination of service. Although the post-termination exercise period generally ends 90 days after the named executive officer’s termination of service, in termination situations involving the death or disability of the named executive officer, the post-termination exercise period is generally extended to one year following the named executive officer’s termination of service.

Calculation of Termination and Change of Control Benefits

The table below identifies the potential payments that each of Medivation’s named executive officers would have received (1) in the event of a change of control (consisting solely of the acceleration of equity awards vesting) or (2) in the event of a termination without cause or by the named executive officer for good reason in connection with a change of control (consisting of the acceleration of equity awards vesting, cash severance payments and continuation of benefits as discussed above in “Termination and Change of Control Agreements and Amended 2004 Plan Benefits”). The figures below assume that the change of control or termination each occurred on December 31, 2015. All of the potential payments and benefits listed in the table below are payments or benefits that would have been made pursuant to the terms of the Change of Control Severance Benefits Agreements described above, and with respect to stock option, RSU and SAR vesting acceleration, pursuant to the terms of the Amended 2004 Plan, except for Ms. Rhodes and Dr. Seely as described in footnotes 7 and 8 below. For purposes of the below table, we have assumed that none of the potential payments and benefits would be subject to the excise tax imposed by Section 4999 of the Code and therefore reduced in accordance with the terms of the Change of Control Severance Benefits Agreements.

Name	Acceleration of Option Vesting ($) (1)	Acceleration of RSU Vesting ($) (2)	Acceleration of Stock Appreciation Rights Vesting ($) (1)	Total in Connection with Change in Control Without Termination of Employment ($)	Lump Sum Cash Severance Payment ($) (3)	Continuation of Benefits ($) (4)	Total in Connection with Change in Control With Termination of Employment ($)
Dr. Hung (5)	$2,566,980	$3,641,646	$—	$6,208,626	$1,732,500	$74,539	$8,015,665
Mr. Bierly (5)(6)	698,182	1,434,828	—	2,133,010	697,500	48,569	2,879,079
Dr. Hirmand (5)	180,950	630,257	45,120	856,327	604,200	33,576	1,494,103
Mr. Powell (5)	—	987,586	—	987,586	675,000	48,569	1,711,155
Dr. Templeman	265,370	1,098,285	—	1,363,655	600,000	34,284	1,997,939
Ms. Rhodes (7)	305,632	176,208	—	481,840	600,750	21,605	1,104,195
Dr. Seely (8)	638,903	640,640	328,742	1,608,285	577,500	15,303	2,201,088

(1)	The amounts listed in this column represent the (i) difference between the exercise price of unvested options and SARs and the per share closing price of Common Stock on December 31, 2015, which was $48.34, multiplied by (ii) the number of “in-the-money” unvested options or SARS.
(2)	The amounts listed in this column represent the number of unvested shares subject to the RSU award multiplied by the per share closing price of Common Stock on December 31, 2015, which was $48.34.
(3)	The amounts listed in this column do not include the payment of accrued salary that would be due upon termination of employment in connection with a change of control.
(4)	Represents the value of the continuation of the Amended 2004 Plan current employee benefits, including medical, dental, and vision insurance for the full term set forth under the Change of Control Severance Benefits Agreements described above, assuming in each case that the named executive officer elects to receive the benefits. Under these agreements, payments of premiums for continued health insurance coverage under COBRA would continue for the full term set forth under the applicable Change of Control Severance Benefits Agreements unless the named executive officer earlier secures health benefits through a subsequent employer or the date the named executive officer and his or her dependents are no longer eligible for COBRA benefits.
(5)	Excludes 228,000 shares for Dr. Hung, 50,000 shares for Mr. Bierly, 16,012 shares for Dr. Hirmand and 40,860 shares for Mr. Powell subject to unvested options which the exercise price exceeded the per share closing price of Common Stock on December 31, 2015, which was $48.34.
(6)	The amounts above reflect the potential severance benefits that Mr. Bierly would have received under the terms of his Change of Control Severance Benefits Agreement that was in effect at December 31, 2015. Subsequent to that date, we entered into a Separation Agreement with Mr. Bierly pursuant to which he will cease to be an employee of the Company following his retirement on July 15, 2016. See the description of Mr. Bierly’s Separation Agreement in “Termination and Change of Control Agreements and Amended 2004 Plan Benefits” above.

(7)	The amounts for Ms. Rhodes represent the actual severance benefits to Ms. Rhodes under the terms of her Separation Agreement. See the description of Ms. Rhodes’ Separation Agreement in “Termination and Change of Control Agreements and Amended 2004 Plan Benefits” above.
(8)	The amounts for Dr. Seely represent the actual severance benefits to Dr. Seely under the terms of her Separation Agreement. See the description of Dr. Seely’s Separation Agreement in “Termination and Change of Control Agreements and Amended 2004 Plan Benefits” above.

TRANSACTIONS WITH RELATED PERSONS

Procedures for Review of Related-Person Transactions

Our Audit Committee is responsible for reviewing and providing oversight of all related-person transactions on an ongoing basis under the charter of the Audit Committee (as well as under applicable NASDAQ listing standards), and the charter of the Audit Committee requires that all of these transactions must be approved by the Audit Committee. For these purposes, “related-person transactions” are generally those transactions required to be disclosed by us in proxy statements and annual reports that we file with the SEC in which certain categories of enumerated persons (including the Amended 2004 Plan) executive officers and directors and their immediately family members, as well as the Amended 2004 Plan significant stockholders) have a direct or indirect material interest. In approving or rejecting a proposed related-person transaction, the Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including but not limited to the risks, costs and benefits to Medivation, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. We have not adopted a written related-person transactions policy. In the future, the Audit Committee may determine to adopt a formal policy regarding related-person transactions, in which event, we will promptly post the policy on Medivation’s website.

Indemnification of Officers and Directors

Our Restated Certificate of Incorporation provides for the indemnification of our officers and directors to the fullest extent permitted by the General Corporation Law of the State of Delaware. Our bylaws further provide that our directors and officers shall be indemnified, under the circumstances and to the extent provided therein, for all expenses incurred by a director or officer in any suit or proceeding to which a director or officer is made a party by reason of the fact that he or she is or was a director or officer of Medivation, and shall otherwise be indemnified to the fullest extent permitted under Delaware law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Medivation’s directors and executive officers, and persons who own more than ten percent of a registered class of Medivation’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Medivation. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To Medivation’s knowledge, based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to Medivation’s officers, directors and greater than ten percent beneficial owners were complied with.

ADVANCE NOTICE PROVISIONS

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 6, 2017 to Medivation’s Corporate Secretary at 525 Market Street, 36th Floor, San Francisco, California 94105, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Exchange Act.

Pursuant to Medivation’s bylaws, if you wish to bring a proposal before the stockholders or nominate a director at the 2017 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify Medivation’s Corporate Secretary, in writing, not later than the close of business on March 24, 2017, nor earlier than the close of business on February 22, 2017. However, if Medivation’s 2017 Annual Meeting of Stockholders is held before May 23, 2017, or after July 22, 2017, to be timely, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2017 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting of Stockholders is first made. You are also advised to review Medivation’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chair of the 2017 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. In addition, the proxy solicited by the Board for the 2017 Annual Meeting of Stockholders will confer discretionary voting authority with respect to (i) any proposal presented by a stockholder at that meeting for which Medivation has not been provided with timely notice and (ii) any proposal made in accordance with Medivation’s bylaws, if the 2017 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the stockholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act.

OTHER MATTERS

The only matters for which the participants intend to solicit revocations of consents are set forth in the Notice of Consent Revocation Solicitation. However, if consents are solicited by Sanofi or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its stockholders to solicit revocations of consents with respect to such additional matters.

HOUSEHOLDING OF CONSENT REVOCATION STATEMENT

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of Consent Revocation Statement is being delivered to stockholders residing at the same address, unless stockholders have notified Medivation of their desire to receive multiple copies of the Consent Revocation Statement. This process is commonly referred to as “householding,” and potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this Consent Revocation Statement, or if you are receiving multiple copies of this Consent Revocation Statement and wish to receive only one, please contact Medivation at its address identified in this paragraph below. Medivation will promptly deliver, upon oral or written request, a separate copy of this Consent Revocation Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Corporate Secretary, Medivation, Inc., at 525 Market Street, 36th Floor, San Francisco, California 94105. You may also contact Medivation’s Corporate Secretary at (415) 543-3470.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain without charge the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, including the financial statements, by writing to the Company at: Corporate Secretary, Medivation, Inc., 525 Market Street, 36th Floor, San Francisco, California. These are also available on the Company’s website at www.medivation.com.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF CONSENT REVOCATION MATERIALS

The consent revocation materials for the Company’s solicitation of consent revocations, including this Consent Revocation Statement, are available on our website at www.medivation.com. Information on our website does not constitute part of the Company’s consent revocation materials.

IMPORTANT INFORMATION REGARDING CONSENT REVOCATION

The Board of Directors urges you NOT to return any WHITE consent card solicited from you by Sanofi. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed GREEN Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the WHITE consent card.

For additional information or assistance, please call Medivation’s soliciting agent, MacKenzie Partners, Inc. collect at (212) 929-5500 or toll-free at (800) 322-2885 or by email at Medivation@mackenziepartners.com. The address of MacKenzie Partners, Inc. is 105 Madison Avenue, New York, NY 10016.

We appreciate your support and encouragement.

WE URGE STOCKHOLDERS TO REJECT THE SANOFI CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN CONSENT REVOCATION CARD AS PROMPTLY AS POSSIBLE.

[●], 2016

ANNEX I

CERTAIN INFORMATION REGARDING PARTICIPANTS

IN THIS CONSENT REVOCATION SOLICITATION

Under applicable SEC regulations, each member of the Company’s Board and certain of its executive officers and other employees may be deemed “participants” in the solicitation of revocations of consents in connection with the Sanofi Consent Proposals. The following sets forth the name, principal business address and the present office or other principal occupation or employment, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors of the Company and each other participant who may solicit revocations of consents from stockholders of the Company.

DIRECTORS

The principal occupations of the Company’s directors who are deemed participants in the solicitation are set forth under “Information About Current Directors of the Company” in this Consent Revocation Statement. The name of the director-participants’ organization of employment are as follows and, unless otherwise set forth below, the principal business address of each such person is c/o Medivation, Inc., 525 Market Street, 36th Floor, San Francisco, California 94105:

NAME	AGE	BUSINESS ADDRESS
Kim D. Blickenstaff	63	c/o Tandem Diabetes Care, Inc. 11045 Roselle Street San Diego, California 92121
Kathryn E. Falberg	55	c/o Medivation, Inc.
David T. Hung, M.D.	58	c/o Medivation, Inc.
Michael L. King, Ph.D.	63	c/o Medivation, Inc.
C. Patrick Machado	52	c/o Medivation, Inc.
Dawn Svoronos	62	c/o Medivation, Inc.
W. Anthony Vernon	60	c/o Medivation, Inc.
Wendy L. Yarno	61	c/o Medivation, Inc.

OTHER PARTICIPANTS

The principal occupations of each of Medivation’s executive officers (other than David T. Hung who is listed above), each of whom will be a participant in the solicitation, are set forth below and the principal business address of each such person is c/o Medivation, Inc., 525 Market Street, 36th Floor, San Francisco, California 94105:

Name	Principal Occupation
Mohammad Hirmand, M.D.	Interim Chief Medical Officer
Jennifer Jarrett	Chief Financial Officer
Marion McCourt	Chief Operating Officer
Andrew Powell	General Counsel and Corporate Secretary

INFORMATION REGARDING OWNERSHIP OF THE COMPANY’S SECURITIES BY PARTICIPANTS

The number of shares of Common Stock and other equity securities of Medivation beneficially owned by the directors and executive officer participants is set forth under “Security Ownership of Certain Beneficial Owners and Management” of this Consent Revocation Statement.

Acceleration of Equity Awards

The removal of the Board and its replacement with the Sanofi Nominees will trigger a change in control under the Company’s Amended 2004 Plan, unless the Board approves the Sanofi Nominees. Under the Company’s Amended 2004 Plan, immediately prior to a change of control (including as would result from the approval of the Sanofi Consent Proposals), the vesting of all equity awards accelerates and all such awards become fully exercisable and/or payable, and all forfeiture restrictions on such equity awards lapse. None of the directors and executive officer participants of Medivation held any unvested stock appreciation rights as of May 19, 2016. The following table quantifies the value of the unvested in-the-money Medivation stock options, restricted stock units and performance share units held by the directors and executive officer participants assuming the occurrence of a change in control on June 3, 2016, and a price per Share of $60.80, the closing price of the common stock on June 3, 2016.

Name	Number of Unvested In- the-Money Stock Options (#)	Value of Unvested In- the-Money Stock Options ($)(1)	Number of Restricted Stock Units (#)	Value of Restricted Stock Units ($)(2)	Number of Performance Share Units(#)	Value of Performance Share Units ($)(3)
David T. Hung	507,118	9,782,973	94,290	5,732,832	61,870	3,761,696
Jennifer Jarrett	119,885	1,720,350	29,971	1,822,237	29,971	1,822,237
Mohammad Hirmand, M.D.	60,378	1,234,674	18,684	1,135,987	11,580	704,064
Marion McCourt	80,905	2,364,044	40,453	2,459,542	—	—
Andrew Powell	38,530	964,406	29,730	1,807,584	11,580	704,064
Kim D. Blickenstaff	6,912	56,893	3,156	191,885	—	—
Kathryn E. Falberg	10,660	180,741	3,156	191,885	—	—
Michael L. King, Ph.D.	12,235	220,597	6,118	371,974	—	—
C. Patrick Machado	17,544	409,366	3,156	191,885	—	—
Dawn Svoronos	12,536	248,970	3,156	191,885	—	—
W. Anthony Vernon	6,912	56,893	3,156	191,885	—	—
Wendy L. Yarno	12,536	248,970	3,156	191,885	—	—

(1)	The amounts listed in this column represent the (i) difference between the exercise price of unvested options and the per share closing price of Common Stock on June 3, 2016, which was $60.80, multiplied by (ii) the number of “in-the-money” unvested options.
(2)	The amounts listed in this column represent the number of unvested shares subject to the RSU award multiplied by the per share closing price of Common Stock on June 3, 2016, which was $60.80.
(3)	The amounts listed in this column represent the number of unvested shares subject to the PSU award multiplied by the per share closing price of Common Stock on June 3, 2016, which was $60.80.

CHANGE OF CONTROL SEVERANCE BENEFITS AGREEMENTS

The removal of the Board and its replacement with the Sanofi Nominees will trigger a change in control under the Company’s Change of Control Severance Benefits Agreements with each of the executive officer participants, unless the Board approves the Sanofi Nominees. Under these Change of Control Severance Benefits Agreements, the executive officer participants may be entitled to certain benefits in the event of certain qualifying terminations in connection with a change of control.

The table below identifies the potential payments that each of Medivation’s executive officer participants would have received (1) in the event of a change of control (consisting solely of the acceleration of equity awards vesting) or (2) in the event of a termination without cause or by the named executive officer for good reason in connection with a change of control (consisting of the acceleration of equity awards vesting, cash severance payments and continuation of benefits as discussed above in this Consent Revocation Statement under “Executive Compensation – Potential Payments Upon Termination or Change of Control”). The figures below assume that the change of control or termination each occurred on June 3, 2016. All of the potential payments and benefits listed in the table below are payments or benefits that would have been made pursuant to the terms of the Change of Control Severance Benefits Agreements, and with respect to stock option, RSU, PSU and SAR vesting acceleration, pursuant to the terms of the Company’s Amended 2004 Plan. For purposes of the below table, we have assumed that none of the potential payments and benefits would be subject to the excise tax imposed by Section 4999 of the Code and therefore reduced in accordance with the terms of the Change of Control Severance Benefits Agreements.

Name	Total in Connection with Change in Control Without Termination of Employment ($)(1)	Lump Sum Cash Severance Payment ($) (2)	Continuation of Benefits ($) (3)	Total in Connection with Change in Control With Termination of Employment ($)
David T. Hung	19,277,501	1,820,000	77,645	21,175,146
Jennifer Jarrett	5,364,824	747,450	11,443	6,123,717
Mohammad Hirmand, M.D.	3,074,725	625,350	34,479	3,734,554
Marion McCourt	4,823,586	862,500	49,875	5,735,961
Andrew Powell	3,476,054	699,300	49,875	4,225,229

(1)	The amounts listed in this column represent the sum of the values of the unvested in-the-money Medivation stock options, RSUs and PSUs held by the executive officer participant as set forth under “Acceleration of Equity Awards” above.
(2)	The amounts listed in this column do not include the payment of accrued salary that would be due upon termination of employment in connection with a change of control.
(3)	Represents the value of the continuation of the Amended 2004 Plan current employee benefits, including medical, dental, and vision insurance for the full term set forth under the Change of Control Severance Benefits Agreements described above, assuming in each case that the named executive officer elects to receive the benefits. Under these agreements, payments of premiums for continued health insurance coverage under COBRA would continue for the full term set forth under the applicable Change of Control Severance Benefits Agreements unless the named executive officer earlier secures health benefits through a subsequent employer or the date the named executive officer and his or her dependents are no longer eligible for COBRA benefits.

For more information, see the sections entitled “Executive Compensation—Severance and Change of Control Benefits” and “Executive Compensation—Potential Payments Upon Termination or Change of Control” in this Consent Revocation Statement.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

Except as described in this Annex I, Annex II or the Consent Revocation Statement, none of the participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of the Company’s subsidiaries, (ii) owns any securities of the Company of record not beneficially, (iii) has purchased or sold any of such securities within the past two years or (iv) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. No part of the purchase price or market value of any of the Company’s securities owned by any participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. Except as disclosed in this Annex I or the Consent Revocation Statement, none of the participants’ associates beneficially owns, directly or indirectly, any of the Company’s securities. Other than as disclosed in this Annex I or the Consent Revocation Statement, neither the Company nor any of the participants has any substantial interests, direct or indirect, by security holding or otherwise, in any matter to be acted upon pursuant to this Consent Revocation Statement or is or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies. Other than as set forth in this Annex I or the Consent Revocation Statement, none of the Company, the participants or any of their affiliates has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of the Company’s subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

Other than as set forth in this Annex I or the Consent Revocation Statement, none of the Company, any of the participants or any of their affiliates has any arrangements or understandings with any person with respect to any future employment by the Company or the Company’s affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Other than as set forth in this Annex I or the Consent Revocation Statement, there are no material legal proceedings in which any of the directors or executive officers of the Company is a party adverse to the Company or any of its subsidiaries, or proceedings in which such directors or executive officers have a material interest adverse to the Company or any of its subsidiaries. Other than as set forth in this Annex I or the Consent Revocation Statement, none of the Company or any of the other participants has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Each of the Company’s directors and executive officers is entitled to indemnification under Medivation’s Restated Certificate of Incorporation and the Medivation Bylaws and has an indemnification agreement with the Company.

WE URGE STOCKHOLDERS TO REJECT THE SANOFI CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN CONSENT REVOCATION CARD AS PROMPTLY AS POSSIBLE.

ANNEX II

RECENT TRANSACTION HISTORY OF PARTICIPANTS

IN THIS CONSENT REVOCATION SOLICITATION

The following is a list of all acquisitions and dispositions of the securities of the Company made during the last two years by persons who may be deemed participants in the Company’s solicitation of revocations of consent. Such transactions are not open market purchases or sales unless otherwise described.

Acquisitions and Dispositions of Medivation Securities

Number of Shares
Participant	Acquired	Disposed	Date	Description
David T. Hung		5,085	3/4/16	Sell to Cover
	49,620		2/18/16	RSU Award/Issuance
	61,870		2/18/16	PSU Award Issuance
	205,500		2/29/16	Stock Option Grant
		6,350	2/4/16	Sell to Cover
		10,950	12/3/15	Sell to Cover
		201,782	3/2/15	Open Market Sale
		38,218	2/26/15	Open Market Sale
	228,000		2/17/15	Stock Option Grant
	42,000		2/9/15	RSU Award/Issuance
		6,380	2/4/15	Sell to Cover
		200,000	1/20/15	Open Market Sale
		10,840	12/3/14	Sell to Cover
		9,432	11/3/14	Gift
		20	10/16/14	Gift

Kim D. Blickenstaff	3,156		6/16/15	RSU Award/Issuance
	6,284		6/16/15	Stock Option Grant
	50,000		2/27/15	Open Market Purchase
	4,500		6/27/14	RSU Award/Issuance
	9,584		6/27/14	Stock Option Grant

Kathryn E. Falberg	3,156		6/16/15	RSU Award/Issuance
	6,284		6/16/15	Stock Option Grant
	4,500		6/27/14	RSU Award/Issuance
	9,584		6/27/14	Stock Option Grant

Michael L. King	6,118		12/4/15	RSU Award/Issuance
	12,235		12/4/15	Stock Option Grant

C. Patrick Machado	75,000		1/19/16	Same Day Sale/Option Exercise
		75,000	1/19/16	Same Day Sale/Option Exercise
	71,980		9/25/15	Same Day Sale/Option Exercise
		71,980	9/25/15	Same Day Sale/Option Exercise
	3,156		6/16/15	RSU Award/Issuance
	6,284		6/16/15	Stock Option Grant
	72,000		6/4/15	Same Day Sale/Option Exercise
		72,000	6/4/15	Same Day Sale/Option Exercise
	72,000		2/10/15	Same Day Sale/Option Exercise
		72,000	2/10/15	Same Day Sale/Option Exercise
	72,000		1/27/15	Same Day Sale/Option Exercise
		72,000	1/27/15	Same Day Sale/Option Exercise
		3,160	12/3/14	Sell to Cover
	4,500		6/27/14	RSU Award/Issuance
	9,584		6/27/14	Stock Option Grant

II-1

Number of Shares
Participant	Acquired	Disposed	Date	Description

Dawn Svoronos		6,000	3/14/16	Open Market Sale
		6,200	9/8/15	Open Market Sale
	3,156		6/16/15	RSU Award/Issuance
	6,284		6/16/15	Stock Option Grant
		6,700	3/2/15	Open Market Sale
	7,364		10/15/14	RSU Award/Issuance
	11,046		10/15/14	Stock Option Grant
	4,500		6/27/14	RSU Award/Issuance
	9,584		6/27/14	Stock Option Grant

W. Anthony Vernon	15,000		12/14/15	Open Market Purchase
		13,704	12/14/15	Gift
	3,156		6/16/15	RSU Award/Issuance
	6,284		6/16/15	Stock Option Grant
	4,500		6/27/14	RSU Award/Issuance
	9,584		6/27/14	Stock Option Grant

Wendy L. Yarno	3,156		6/16/15	RSU Award/Issuance
	6,284		6/16/15	Stock Option Grant
	4,500		6/27/14	RSU Award/Issuance
	9,584		6/27/14	Stock Option Grant

Jennifer Jarrett	29,971		4/7/16	RSU Award/Issuance
	29,971		4/7/16	PSU Award/Issuance
	119,885		4/8/16	Stock Option Grant

Mohammad Hirmand	560		4/6/16	RSU Award/Issuance
	1,120		4/8/16	Stock Option Grant
	337		3/31/16	ESPP Purchase
		1,525	3/4/16	Sell to Cover
	9,300		2/18/16	RSU Award/Issuance
	11,580		2/18/16	PSU Award/Issuance
	38,530		2/29/16	Stock Option Grant
		1,075	12/3/15	Sell to Cover
		232	11/9/15	Sell to Cover
	178		9/30/15	ESPP Purchase
	1,190		9/29/15	RSU Award/Issuance
	2,380		9/30/15	Stock Option Grant
	6,780		2/23/15	RSU Award/Issuance
	13,560		3/2/15	Stock Option Grant
	276		3/31/15	ESPP Purchase
		562	11/11/14	ESPP Sell
	3,460		10/31/14	Stock Option Grant
	1,730		10/16/14	RSU Award/Issuance
	562		9/30/14	ESPP Purchase

Marion McCourt	80,905		2/16/16	Stock Option Grant
	40,453		2/3/16	RSU Award/Issuance

Andrew Powell	1,165		3/31/16	ESPP Purchase
	38,530		2/29/16	Stock Option Grant
	9,300		2/18/16	RSU Award/Issuance
	11,580		2/18/16	PSU Award/Issuance
	40,860		6/1/15	Stock Option Grant
	20,430		5/27/15	RSU Award/Issuance
	100		4/7/15	Open Market Purchase
	100		3/20/15	Open Market Purchase

II-2

Important!

1.	Regardless of how many shares you own, your consent revocation is very important. Please sign, date and mail the enclosed GREEN Consent Revocation Card, or submit your GREEN Consent Revocation Card shares via facsimile (in which case, please be sure to fax both sides of the GREEN Consent Revocation Card). WE STRONGLY RECOMMEND THAT YOU REJECT EACH OF SANOFI’S PROPOSED CONSENT ACTIONS.

We urge you NOT to sign any WHITE consent card sent to you by Sanofi.

2.	Even if you have sent a WHITE consent card to Sanofi, you have every legal right to change your vote. You may revoke that consent, and revoke your consent as recommended by your board by signing, dating and mailing the enclosed GREEN Consent Revocation Card in the enclosed pre-paid return envelope.

3.	If your shares are held in the name of a bank, broker or other nominee, please follow the GREEN instruction form provided by your bank, broker or nominee.

If you have any questions on the consent revocation, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Call Toll-Free: (800) 322-2885

or

Call Collect: (212) 929-5500

Email: Medivation@mackenziepartners.com

Preliminary Copy — Subject to Completion

CONSENT REVOCATION CARD—GREEN

CONSENT REVOCATION

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF

MEDIVATION, INC.

The undersigned, a record holder of shares of common stock, par value $0.01 per share (“Common Stock”), of Medivation, Inc. (the “Company”), acting with respect to all shares of Common Stock held by the undersigned at the close of business on June 1, 2016, hereby acts as follows concerning the proposals of Sanofi set forth below.

IF NO DIRECTION IS MADE, BY SIGNING AND DATING THIS CONSENT REVOCATION CARD THE UNDERSIGNED WILL BE TREATED AS HAVING REVOKED ITS CONSENT WITH RESPECT TO PROPOSALS 1, 2, 3 AND 4, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO ITS REVOKE CONSENT TO THE REMOVAL OF ANY DIRECTOR, OR THE ELECTION OF ANY DIRECTOR, WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED.

WHEN MARKING BOXES, “YES, REVOKE MY CONSENT” AND “ABSTAIN” WILL HAVE THE EFFECT OF REVOKING A PRIOR CONSENT.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES ON ALL PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

BY EXECUTING THE CONSENT REVOCATION CARD, THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON JUNE 1, 2016.

PLEASE REVIEW THE CONSENT REVOCATION STATEMENT

AND REVOKE YOUR CONSENT TODAY IN ONE OF TWO WAYS:

1.	Revoke by Mail – Please complete, sign, date and return the GREEN Consent Revocation Card in the postpaid envelope provided, or mail to: Medivation, Inc., c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016

OR

2.	Revoke by Fax – If you do not wish to revoke your consent by mail, you may do so via Fax: 646-439-9201, but if you choose that method, please be sure to fax both sides of the GREEN Consent Revocation Card.

▼ TO REVOKE YOUR CONSENT BY MAIL PLEASE DETACH CONSENT REVOCATION CARD HERE AND SIGN.

DATE AND RETURN IN THE POSTAGE – PAID ENVELOPE PROVIDED ▼

IF NO BOX IS MARKED FOR A PROPOSAL, THE UNDERSIGNED WILL BE TREATED AS HAVING REVOKED ITS CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE TREATED AS HAVING REVOKED ITS CONSENT TO THE REMOVAL OF ANY DIRECTOR, OR THE ELECTION OF ANY DIRECTOR, WHOSE NAME IS WRITTEN IN THE SPACE PROVIDED. THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES IN ALL PROPOSALS BELOW.

☒	PLEASE MARK YOUR CHOICE

AS IN THIS EXAMPLE

PROPOSAL 1:	That any changes to the amended and restated bylaws of the Company filed with the Securities and Exchange Commission on February 13, 2015 (the “Medivation Bylaws”) be repealed;

☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT	☐ ABSTAIN

PROPOSAL 2:	That Section 17(a) of Article IV of the Medivation Bylaws be amended to expressly provide that any vacancies on the Board of Directors of Medivation (the “Board”) may be filled by the stockholders of the Company and those vacancies on the Board resulting from a removal of directors by the stockholders shall be filled exclusively by the stockholders

☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT	☐ ABSTAIN

PROPOSAL 3:	That each of the eight (8) directors of the Company, Kim D. Blickenstaff, Kathryn E. Falberg, David T. Hung, Michael L. King, C. Patrick Machado, Dawn Svoronos, W. Anthony Vernon and Wendy L. Yarno and each person, if any, nominated, appointed or elected by the Board prior to the effectiveness of the written consent solicitation to become a member of the Board at any future time or upon any event, be and hereby is removed.

☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT	☐ ABSTAIN

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #3, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE REMOVED IN THE FOLLOWING SPACE (NOTE THAT STRIKING A NOMINEE’S NAME FROM THE ABOVE PROPOSAL, WITHOUT MORE, WILL NOT BE TREATED AS A UNREVOKED CONSENT OR ABSTENTION FROM SUCH DIRECTOR’S REMOVAL):

PROPOSAL 4:	That each of the following eight (8) individuals be elected to serve as a director of the Company: Michael E. Campbell, Barbara Deptula, Wendy E. Lane, Ronald S. Rolfe, Steven J. Shulman, Charles P. Slacik, James L. Tyree and David A. Wilson.

☐ YES, REVOKE MY CONSENT	☐ NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #4, BUT NOT ALL OF THEM, CHECK THE “YES REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NUMBER(S) OF THE CANDIDATE(S) YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

PLEASE MARK, SIGN, DATE AND MAIL TODAY IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:                     , 2016

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Name and Title or Authority (if applicable):

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.